     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 3, 1999
                        DEFINITIVE INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

             INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

    Check the appropriate box:
    / /  Preliminary Information Statement
    / / Confidential, For Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
    /X/  Definitive Information Statement

                   CELLULAR COMMUNICATIONS INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/X/  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
     (1) Title of each class of securities to which transaction applies:
        Common Stock, par value $0.01 per share ("Common Stock"), of Cellular Communications International, Inc.
     (2) Aggregate number of securities to which transaction applies:
        9,720,361 shares of Common Stock. Such number assumes the issuance prior to the consummation of the Merger (as defined herein) of 3,929,940 shares of Common Stock upon the exercise of outstanding options and other rights and securities exercisable into shares of Common Stock.
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $80 per share of Common Stock.
     (4) Proposed maximum aggregate value of the transaction:
        Estimated solely for purposes of this filing, the proposed maximum aggregate value of the transaction is $777,628,880.
     (5) Total fee paid:
        $155,525.78*

        * The filing fee calculation assumes the purchase of 9,720,361 shares of Common Stock at a price of $80 per Share in cash, without interest. The amount of the filing fee calculated in accordance with Regulation 240.0-11 of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction. The filing fee with respect to the securities to which this transaction applies is offset in its entirety by the amount previously paid pursuant to the December 17, 1998 Schedule 14D-1 filing.

/X/  Fee paid previously with preliminary materials.

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
        $286,665.61.
     (2) Form, Schedule or Registration Statement No.:
        Schedule 14D-1.
     (3) Filing Party:
        Olivetti S.p.A., Mannesmann AG and Kensington Acquisition Sub, Inc.
     (4) Date Filed:
        December 17, 1998.

                                     [LOGO]

                                 March 3, 1999

Dear Stockholder:

    You are cordially invited to attend a Special Meeting of the Stockholders (the "Special Meeting") of Cellular Communications International, Inc. (the "Company") to be held on Wednesday, March 24, 1999, at 9:00 a.m., local time, at Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, 47(th) Floor, New York, New York 10022. As described in the enclosed Information Statement, the Special Meeting will be held for the purpose of approving and adopting an Agreement and Plan of Merger, dated as of December 11, 1998 (the "Merger Agreement"), by and between Kensington Acquisition Sub, Inc., a Delaware corporation ("Purchaser"), and the Company, providing for, among other things, the merger of Purchaser with and into the Company (the "Merger").

    As you know, the Merger is the second and final step in the acquisition of the Company by Olivetti S.p.A. and Mannesmann AG. The first step was a tender offer (the "Offer") pursuant to which Purchaser acquired 12,079,305 shares (including shares required to be delivered in accordance with guaranteed delivery procedures) of common stock, par value $.01 per share ("Common Stock") (representing approximately 55.4% of the Common Stock on a fully diluted basis or 67.6% of the outstanding Common Stock) for $80 per share in cash. Upon consummation of the Merger, each share of Common Stock will be converted into the right to receive $80 per share in cash.

    The Company's Board of Directors has approved the Merger Agreement and the transactions contemplated thereby, determined that the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company and has recommended that the stockholders of the Company vote their shares "for" approval and adoption of the Merger Agreement and the transactions contemplated thereby.

    As a result of completion of the Offer, Purchaser owns and has the right to vote at the Special Meeting sufficient shares to approve the Merger Agreement without the affirmative vote of any other stockholder, thereby assuring the approval of the Merger Agreement. If the Merger is consummated, holders of shares of Common Stock who do not vote in favor of approval and adoption of the Merger Agreement and who otherwise comply with the requirements of Section 262 of the Delaware General Corporation Law will be entitled to receive such consideration as may be determined to be due under such provisions.

    The accompanying Information Statement explains in detail the terms of the Merger. Although you are not being asked for a proxy and are requested not to send a proxy, please read the Information Statement carefully. As soon as practicable after the effectiveness of the Merger, we will send you instructions for surrendering your certificates for Common Stock and a letter of transmittal to be used for this purpose. You should not submit your stock certificates for exchange until you have received the instructions and the letter of transmittal.

                                          Very truly yours,

                                              [SIGNATURE]
                                          Marco De Benedetti

                                          [SIGNATURE]
                                          Dr. Kurt J. Kinzius

                                          Co-Chairmen of the Board of Directors

                                          Cellular Communications International,
                                          Inc.

                                     [LOGO]

                 NOTICE OF SPECIAL MEETING OF THE STOCKHOLDERS

To the Stockholders:

    A Special Meeting of Stockholders (the "Special Meeting") of Cellular Communications International, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, March 24, 1999, at 9:00 a.m., local time, at Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, 47(th) Floor, New York, New York 10022, for the following purposes:

        1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of December 11, 1998 (the "Merger Agreement"), by and between Kensington Acquisition Sub, Inc. ("Purchaser") and the Company. A copy of the Merger Agreement is attached to the Information Statement as Exhibit A. As more fully described in the Information Statement, the Merger Agreement provides that (i) Purchaser will be merged with and into the Company (the "Merger") and the Company will be the surviving corporation, and (ii) each issued and outstanding share of Common Stock, par value $.01 per share ("Common Stock"), including the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of December 19, 1990, by and between the Company and Continental Stock Transfer and Trust Company, as rights agent (the "Rights" and, together with the Common Stock, "Shares"), of the Company (other than Shares owned by Purchaser or any subsidiary of Purchaser, held by the Company as treasury stock, or held by stockholders, if any, of the Company who properly perfect appraisal rights under the Delaware General Corporation Law (the "DGCL")), will be converted, upon the consummation of the Merger, into the right to receive $80 per Share, net to the seller in cash without interest thereon.

        2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

    The Board of Directors of the Company has fixed the close of business on March 1, 1999 as the record date (the "Record Date") for the determination of the Company's stockholders entitled to notice of and to vote at the Special Meeting. Only holders of Shares of record at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

    If the Merger is consummated, holders of Shares who do not vote in favor of approval and adoption of the Merger Agreement and who otherwise comply with the requirements of Section 262 of the DGCL will be entitled to receive such consideration as may be determined to be due under such provisions. See Exhibit D to the Information Statement for the text of Section 262 of the DGCL and "The Merger-- Certain Legal Matters; Regulatory Approvals--Appraisal Rights" in the Information Statement for a description of the procedures to be followed to exercise such rights.

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING.

                                          By Order of the Board of Directors,

                                              [SIGNATURE]

                                          Marco De Benedetti

                                          [SIGNATURE]

                                          Dr. Kurt J. Kinzius

                                          Co-Chairmen of the Board of Directors

                                          Cellular Communications International,
                                          Inc.

March 3, 1999
New York, New York

                                     [LOGO]
                             INFORMATION STATEMENT

                        Special Meeting of Stockholders
                           To Be Held March 24, 1999

                     WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY

    This Information Statement ("Information Statement") is furnished to the holders of shares of common stock, par value $.01 per share ("Common Stock"), including the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of December 19, 1990, by and between the Company and Continental Stock Transfer and Trust Company (the "Rights" and, together with the Common Stock, "Shares"), of Cellular Communications International, Inc., a Delaware corporation (the "Company") (the holders of record of Shares being hereinafter referred to as the "Stockholders"), in connection with the Special Meeting of Stockholders to be held on Wednesday, March 24, 1999, at 9:00 a.m., local time, at Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, 47(th) Floor, New York, New York 10022, and at any adjournments or postponements thereof (the "Special Meeting"). The Board of Directors of the Company (the "Board of Directors") has fixed the close of business on March 1, 1999 as the record date (the "Record Date") for determining the Stockholders entitled to notice of and to vote at the Special Meeting. At the Special Meeting, the Stockholders will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of December 11, 1998 (the "Merger Agreement"), by and between Kensington Acquisition Sub, Inc., a Delaware corporation ("Purchaser"), and the Company, providing for, among other things, the merger of Purchaser with and into the Company (the "Merger"). Immediately following the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation"). A copy of the Merger Agreement is attached to this Information Statement as Exhibit A. If the Merger Agreement is approved and the Merger is consummated, each outstanding Share (other than Shares owned by Purchaser or any subsidiary of Purchaser, held by the Company as treasury stock, or held by Stockholders, if any, who properly perfect appraisal rights under the Delaware General Corporation Law (the "DGCL")) will be converted into the right to receive $80 per Share in cash without interest thereon. As a result of completion of a tender offer (the "Offer") pursuant to which Purchaser acquired 12,079,305 Shares (including Shares required to be delivered in accordance with guaranteed delivery procedures), Purchaser owns and has the right to vote at the Special Meeting sufficient Shares to approve the Merger Agreement without the affirmative vote of any other Stockholder, thereby assuring the approval of the Merger Agreement.

    The Board of Directors has approved the Merger Agreement and the transactions contemplated thereby, has determined that the Offer and the Merger are fair to, and in the best interests of, the Stockholders and has recommended that the Stockholders vote their Shares "for" approval and adoption of the Merger Agreement and the transactions contemplated thereby.

    IF THE MERGER IS CONSUMMATED, HOLDERS OF SHARES WHO DO NOT VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND WHO OTHERWISE COMPLY WITH THE REQUIREMENTS OF SECTION 262 OF THE DGCL WILL BE ENTITLED TO RECEIVE SUCH CONSIDERATION AS MAY BE DETERMINED TO BE DUE UNDER SUCH PROVISIONS. SEE EXHIBIT D TO THIS INFORMATION STATEMENT FOR THE TEXT OF SECTION 262 OF THE DGCL AND "THE MERGER--CERTAIN LEGAL MATTERS; REGULATORY APPROVALS--APPRAISAL RIGHTS" IN THIS INFORMATION STATEMENT FOR A DESCRIPTION OF THE PROCEDURES TO BE FOLLOWED TO EXERCISE SUCH RIGHTS.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS INFORMATION STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS INFORMATION STATEMENT SHALL NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

    This Information Statement and the accompanying Notice of Special Meeting are first being mailed to Stockholders on or about March 3, 1999.
                            ------------------------

              The date of this Information Statement is March 3, 1999.

                               TABLE OF CONTENTS

The Special Meeting....................................................................          1
The Merger.............................................................................          5
The Merger Agreement...................................................................         14
Certain Federal Income Tax Considerations..............................................         20
Selected Consolidated Financial Information of the Company.............................         21
Price Range of Shares; Dividends.......................................................         23
Security Ownership of Certain Beneficial Owners and Management.........................         24
Other Matters..........................................................................         26
Additional Information.................................................................         26
Independent Public Accountants.........................................................         26
Incorporation of Certain Documents by Reference........................................         27

                                    EXHIBITS

Exhibit A  Agreement and Plan of Merger.
Exhibit B  Stockholders Agreement.
Exhibit C  Option Agreement.
Exhibit D  Section 262 of the Delaware General Corporation Law.
Exhibit E  Opinion of Wasserstein Perella & Co., Inc.

                              THE SPECIAL MEETING

    This Information Statement is being furnished to the Stockholders in connection with the Special Meeting to be held at 9:00 a.m., local time, on Wednesday, March 24, 1999 at Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, 47(th) Floor, New York, New York 10022, and any adjournments or postponements thereof.

PARTIES TO THE MERGER.

    CERTAIN INFORMATION CONCERNING THE COMPANY. The Company is a Delaware corporation with its principal executive office located at 110 East 59th Street, New York, New York 10022. The Company's primary asset is an approximate 14.667% interest in Omnitel Sistemi Radiocellulari Italiani S.p.A. ("OSR"), a strategic joint venture which holds a 70% interest in Omnitel Pronto Italia S.p.A. ("Omnitel"). The Company, through its 14.667% interest in OSR, holds an approximate 10.267% interest in Omnitel. Omnitel is Italy's second leading mobile operator with over 5.0 million subscribers.

    CERTAIN INFORMATION CONCERNING PURCHASER, OLIVETTI AND
MANNESMANN. Purchaser is a newly incorporated Delaware corporation organized solely to effect the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are c/o Olivetti S.p.A., Via Jervis 77, 10015 Ivrea, Turin, Italy and c/o Mannesmann AG, Mannesmannufer 2, 40213 Dusseldorf, Germany. Purchaser is owned as to 50% of its outstanding capital stock by Olivetti S.p.A., a limited liability company organized under the laws of Italy ("Olivetti"), and as to 50% of its outstanding capital stock by Mannesmann AG, a limited liability company organized under the laws of Germany ("Mannesmann"). Except for Purchaser's purchase of Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in significant activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

    On February 24, 1999, Olivetti and Mannesmann entered into a share purchase agreement pursuant to which, among other things, Olivetti will sell to Mannesmann all of Olivetti's shares of capital stock of Purchaser, subject to the satisfaction of certain conditions. Upon consummation of this transaction, Mannesmann will own 100% of the capital stock of Purchaser. Pursuant to the agreement, Olivetti has undertaken to cause its appointed designees to resign from the Board of Directors as of the closing date of the transactions contemplated by the agreement.

    Mannesmann operates in four sectors: Telecommunications, Engineering, Automotive and Tubes and Trading and generated sales of around DM 39 billion in 1997. The group is one of the leading alternative telecommunication operators in the recently liberalized European market. The principal offices of Mannesmann are located at Mannesmannufer 2, 40213 Dusseldorf, Germany. The telephone number of Mannesmann at such location is 49 211 820 2427.

    The Olivetti Group is a leading international player operating through subsidiaries and affiliates in the telecommunications and information technology sectors. In telecommunications, Olivetti operates in both wireless and wireline markets through Omnitel and the fixed line operator Infostrada S.p.A., respectively. In the information technology sector, Olivetti wholly owns Olivetti Lexikon, which specializes in information technology products for the office and consumer markets. It also has an 18.5% ownership interest in Wang Global, a United States publicly traded company. The principal offices of Olivetti are located at Via Jervis 77, 10015 Ivrea, Turin, Italy. The telephone number of Olivetti at such location is 39 0125 5200.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING.

    At the Special Meeting, Stockholders will meet to:

        1. Consider and vote upon a proposal to approve and adopt the Merger Agreement. A copy of the Merger Agreement is attached to this Information Statement as Exhibit A. As more fully described below, the Merger Agreement provides that: Purchaser will be merged with and into the Company, the separate corporate existence of Purchaser will cease with the Company continuing as the Surviving Corporation, and (ii) each issued and outstanding Share (other than Shares owned by

    Purchaser or any subsidiary of Purchaser, held by the Company as treasury stock, or held by Stockholders, if any, who properly perfect appraisal rights under the DGCL), will be converted, upon the consummation of the Merger, into the right to receive $80 per Share, net to the seller in cash without interest thereon (the "Merger Consideration").

        2. Transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

    The Board of Directors has approved the Merger Agreement and the transactions contemplated thereby, has determined that the Offer and the Merger are fair to, and in the best interests of, the Stockholders and has recommended that the Stockholders vote their Shares "for" approval and adoption of the Merger Agreement and the transaction contemplated thereby.

    The Merger is the second and final step in the acquisition of the Company by Olivetti and Mannesmann. The first step was the Offer pursuant to which Purchaser acquired 12,079,305 Shares (representing approximately 55.4% of the Shares on a fully diluted basis or 67.6% of the outstanding Shares and including Shares that are required to be delivered in accordance with guaranteed delivery procedures) for $80 per Share, net to the seller in cash. As a result of completion of the Offer, Purchaser owns and has the right to vote at the Special Meeting sufficient Shares to approve the Merger Agreement without the affirmative vote of any other Stockholder, thereby assuring the approval of the Merger Agreement. Upon consummation of the Merger, each Share (other than Shares owned by Purchaser or any subsidiary of Purchaser, held by the Company as treasury stock, or held by Stockholders, if any, who properly perfect appraisal rights under the DGCL) will be converted into the right to receive the Merger Consideration.

    IF THE MERGER IS CONSUMMATED, STOCKHOLDERS WHO DO NOT VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND WHO OTHERWISE COMPLY WITH THE REQUIREMENTS OF SECTION 262 OF THE DGCL WILL BE ENTITLED TO RECEIVE SUCH CONSIDERATION AS MAY BE DETERMINED TO BE DUE UNDER SUCH PROVISIONS. SEE EXHIBIT D TO THIS INFORMATION STATEMENT FOR THE TEXT OF SECTION 262 OF THE DGCL AND "THE MERGER--CERTAIN LEGAL MATTERS; REGULATORY APPROVALS--APPRAISAL RIGHTS" BELOW FOR A DESCRIPTION OF THE PROCEDURES TO BE FOLLOWED TO EXERCISE SUCH RIGHTS.

DATE, PLACE AND TIME.

    The Special Meeting will be held at Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, 47(th) Floor, New York, New York 10022, on Wednesday, March 24, 1999, commencing at 9:00 a.m., local time.

EFFECTIVE TIME OF THE MERGER.

    Subject to the provisions of the Merger Agreement, Purchaser and the Company shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware, as provided in the DGCL, a Certificate of Merger (the later of the time of such filing or the time specified in the Certificate of Merger being the "Effective Time"). Assuming all conditions to the Merger are satisfied or waived prior thereto, it is anticipated that the Effective Time will occur as soon as practicable after the Special Meeting.

RECORD DATE AND VOTING.

    The Board of Directors has fixed the close of business on March 1, 1999 as the Record Date for the determination of Stockholders entitled to notice of and to vote at the Special Meeting. Only holders of record at the close of business on the Record Date will be entitled to vote at the Special Meeting. At the close of business on the Record Date, there were 17,869,726 Shares outstanding and entitled to vote at the Special Meeting, held by approximately 167 Stockholders of record.

    Each Share is entitled to one vote. The presence, in person or by proxy, of the holders of record of a majority of the outstanding Shares will be necessary to constitute a quorum for the transaction of business at the Special Meeting. Purchaser intends to have all of its Shares present at the Special Meeting, which will satisfy the quorum requirements under the DGCL and the Bylaws of the Company for the Special Meeting. Abstentions (including broker non-votes) also will be included in the calculation of the number of votes represented at the Special Meeting for purposes of determining whether a quorum has been achieved.

    Stockholders should not forward any Share certificates. If the Merger is consummated, Share certificates should be delivered in accordance with instructions set forth in a letter of transmittal, which will be sent to Stockholders by IBJ Whitehall Bank & Trust Company, in its capacity as the exchange agent for the Merger (the "Exchange Agent"), as soon as reasonably practicable after the Effective Time. See "Surrender and Payment for Shares" below.

VOTE REQUIRED.

    The affirmative vote of holders of a majority of the outstanding Shares entitled to vote at the Special Meeting is required to approve and adopt the Merger Agreement. Because the required vote is based upon the total number of outstanding Shares and not the number of Shares voted at the Special Meeting, the failure by the holder of any such Shares to vote in person at the Special Meeting or the abstention from voting by any holder of such Shares (including broker non-votes) will have the same effect as a vote cast "against" the approval and adoption of the Merger Agreement.

    NOTWITHSTANDING THE FOREGOING, AS A RESULT OF THE CONSUMMATION OF THE OFFER, PURCHASER OWNS SUFFICIENT SHARES TO APPROVE AND ADOPT THE MERGER AGREEMENT WITHOUT THE VOTE OF ANY OTHER STOCKHOLDER. ACCORDINGLY, THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT IS ASSURED.

    The obligations of the Company and Purchaser to consummate the Merger are subject, among other things, to the condition that Stockholders approve and adopt the Merger Agreement. See "The Merger Agreement--The Merger."

    Stockholders are entitled to exercise dissenters' rights under the DGCL as a result of the Merger. See "Certain Legal Matters; Regulatory
Approvals--Appraisal Rights" and Exhibit D hereto.

SURRENDER AND PAYMENT FOR SHARES.

    As soon as reasonably practicable after the consummation of the Merger, the Exchange Agent will mail to each holder of a certificate, which immediately prior to such time represented outstanding Shares (the "Certificates"), (i) a form of letter of transmittal specifying that delivery will be effected, and risk of loss and title to such Certificate will pass, only upon proper delivery of such Certificate to the Exchange Agent and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. For a Stockholder validly to surrender Shares pursuant to the Merger, a Certificate for surrendered Shares, together with a properly completed and duly executed letter of transmittal and any other required documents, must be received by the Exchange Agent at one of its addresses set forth on the letter of transmittal or such Shares must be delivered pursuant to the procedure for book-entry transfer set forth below. Until surrendered, such Certificates will represent solely the right to receive the Merger Consideration with respect to each of the Shares represented thereby. If payment is to be made to a person other than the person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Purchaser or the Exchange Agent that such tax has been paid or is not applicable. In no event will the holder of any surrendered Certificate be entitled to receive interest on any of the Merger Consideration. Neither the Exchange Agent nor the Surviving Corporation will be liable to a

Stockholder for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    Pursuant to the Merger Agreement, any portion of the funds made available to the Exchange Agent for the payment of Merger Consideration which remains unclaimed by the holders of Shares for one year after the consummation of the Merger will be delivered to the Surviving Corporation upon demand of the Surviving Corporation, and any former Stockholders will thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration for the Shares.

    At the Effective Time, the stock transfer books of the Company will be closed, and no transfer of Shares or any shares of capital stock will thereafter be made. Subject to any applicable abandoned property, escheat or similar laws, if, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they will be canceled and exchanged as described in the preceding paragraphs.

BOOK-ENTRY TRANSFER.

    The Exchange Agent will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Merger. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Exchange Agent's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must, in any case, be transmitted to, and received by, the Exchange Agent at one of its addresses set forth on the letter of transmittal, or the surrendering Stockholder must comply with the guaranteed delivery procedure described in the letter of transmittal. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

                                   THE MERGER

BACKGROUND OF THE OFFER AND THE MERGER.

    Management of the Company, Olivetti and Mannesmann have been acquainted with one another for a number of years and have had, from time to time, discussions concerning the respective businesses and strategies of their companies.

    In 1988, the Company's former parent, Cellular Communications, Inc. ("CCI"), began seeking joint venture opportunities to pursue wireless communications businesses outside of the United States. In 1990, the Company became one of the organizers and a party to OSR with, inter alia, Olivetti, Bell Atlantic International Inc. ("Bell Atlantic"), Telia International AB ("Telia") and an affiliate of Lehman Brothers.

    In connection with CCI entering into an agreement with AirTouch Communications, Inc. ("AirTouch") in 1990, the capital stock of the Company was distributed to the stockholders of CCI in 1991. Since that time, the Company has been an independent, publicly traded entity.

    In February 1994, OSR entered into an agreement with Pronto Italia, S.p.A. ("Pronto") to form Omnitel as their combined applicant for the second Global System for Mobile Communications ("GSM") license in Italy. GSM is the digital technology for cellular telephone systems that most European countries have agreed to adopt as a common standard. In March 1994, the Italian Government announced that Omnitel was selected by the Italian Government as the licensee of Italy's second GSM cellular telephone license (the "License").

    Currently, the Company holds a 14.667% interest in OSR, which holds a 70% interest in Omnitel. The Company, through its 14.667% interest in OSR, holds an approximate 10.267% interest in Omnitel. The other current joint venturers in OSR are OliMan Holding BV ("OliMan"), a joint venture currently owned 50.1% by Olivetti and 49.9% by Mannesmann, Bell Atlantic and an affiliate of Lehman Brothers (collectively, the "OSR Corporate Partners"). Pronto, which holds a 30% interest in Omnitel, consists of AirTouch, Mannesmann and several smaller partners.

    Although in prior years, the Company pursued opportunities in countries other than Italy, the value of the Company's interest in OSR, and thus indirect interest in Omnitel, has come now to represent substantially all of the value of the Company.

    Recognizing the Company is a minority, indirect stockholder in Omnitel, and that it could not control Omnitel's cash flows and, in particular, Omnitel's payment of dividends, and cognizant of the contractual terms of the OSR Joint Venture Agreement (as defined herein), the Company has always been alert to opportunities to maximize the value of its Omnitel investment. In that connection, the Company has from time to time conducted discussions with other participants in the OSR and the Pronto consortia seeking to elicit any interest they might have in a transaction. These discussions have occurred over a period of years and as recently as the past several months, but had not resulted in any proposal or offer to purchase the Company or its interest in OSR. In addition, persons outside of OSR and the Pronto consortia had not contacted the Company regarding its shareholdings in Omnitel.

    Commencing in early 1995, management of the Company and Olivetti held discussions concerning a strategic business combination between the two companies. The discussions terminated in the summer of 1995.

    In the first half of 1998, the Company had discussions with Telia (formerly "Swedish Telecom"), including discussions about a potential transaction between Telia and the Company in which the Company would acquire Telia's OSR stake for either Company stock or a combination of Company stock, debt and cash. These discussions were part of a series of various meetings for different purposes that the Company had with Telia over a period of five years. Despite these recent meetings, Telia ultimately entered into a transaction in which it sold its interest in OSR to OliMan, which was announced on April 14, 1998.

    In February 1997, senior executives of the Company met with senior executives of Mannesmann, and had a broad based discussion regarding their respective interests in European telecommunications. A similar such discussion occurred in January 1998, including executives of Olivetti as well as Mannesmann.

    In April 1998, Dr. Kurt Kinzius, Managing Director of Mannesmann Eurokom GmbH, met with Mr. Ginsberg of the Company and discussed a potential transaction between the Company and OliMan, which sought to increase its stake in Omnitel.

    On July 6, 1998, Dr. Kinzius telephoned Mr. Ginsberg to arrange for a meeting. A meeting took place on July 10 among Mr. Ginsberg, Dr. Kinzius and Evan Newmark of Goldman Sachs & Co., acting on behalf of OliMan, in connection with a possible transaction with the Company. At that meeting, various structures for a transaction were considered and at the conclusion of this meeting the attendees agreed to evaluate various alternatives for structuring a transaction. On August 11, 1998, there was another meeting between the Company and OliMan in London, England. The parties discussed various proposals for structuring a transaction, but no satisfactory result could be reached.

    On August 24, 1998, senior executives of the Company had a meeting with senior executives of Bell Atlantic to discuss a possible transaction involving the Company. This meeting was one of a series of meetings between senior executives of the two companies in which possible transactions were discussed, over the course of the past five years. However, shortly after the meeting, Bell Atlantic's representatives communicated that they were not interested in pursuing any transaction with the Company.

    From time to time, senior executives of AirTouch have had informal discussions concerning the Company's interest in OSR and possible transactions with the Company. These discussions did not result in an extension of an offer by AirTouch.

    At a November meeting of OSR and Omnitel in Milan, Italy, representatives of Olivetti and Mannesmann, including Dr. Kinzius and Marco De Benedetti, an executive officer responsible for telecom strategy at Olivetti, approached Mr. Ginsberg to meet again about a possible transaction involving the Company.

    On November 30, 1998, representatives of Olivetti and Mannesmann and Goldman, Sachs & Co. met with representatives of the Company and Wasserstein Perella & Co., Inc. ("Wasserstein Perella"). Detailed negotiations then ensued between representatives of Olivetti and Mannesmann, including Goldman, Sachs & Co. and legal counsel, Willkie Farr & Gallagher and Dorsey & Whitney, and representatives of the Company, including Wasserstein Perella and Skadden, Arps, Slate, Meagher & Flom LLP. Simultaneously, representatives of Olivetti and Mannesmann conducted their due diligence investigations of the Company. The negotiations culminated in agreement on the terms of the Merger Agreement, the Stockholders Agreement, the Option Agreement and the Guarantee (as defined in the Merger Agreement). Pursuant to the terms of the Merger Agreement, on December 17, 1998 Purchaser commenced the Offer at a price of $65.75 per Share in cash without interest thereon. On January 19, 1999, Purchaser increased the Offer to $80 per Share in cash without interest thereon.

    As of the expiration of the Offer on February 1, 1999, 12,079,305 Shares were tendered (representing approximately 55.4% of the Shares on a fully diluted basis or 67.6% of the outstanding Shares and including Shares that are required to be delivered in accordance with guaranteed delivery procedures). On February 2, 1999, the Company accepted the tender of such Shares. In accordance with the terms of the Merger Agreement, effective as of February 2, 1999, Sidney R. Knafel, Del Mintz and Warren Potash resigned as, and Marco De Benedetti, Dr. Frank Esser, Dr. Kurt J. Kinzius and Luciano La Noce were appointed as, members of the Board of Directors. On February 2, 1999, the Company consummated an offer to purchase (accompanied by a related solicitation of consents regarding certain covenant amendments) all of the Company's outstanding 9 1/2% Senior Discount Notes due 2005 (the "Senior Notes") and purchased all of the outstanding Senior Notes.

OPINION OF THE COMPANY'S FINANCIAL ADVISOR; INFORMATION CONCERNING THE FINANCIAL
  ADVISOR.

    Wasserstein Perella was retained, pursuant to the terms of a letter agreement, dated December 4, 1998 (the "Wasserstein Perella Letter Agreement"), as financial advisor to the Company in connection with any proposed business combination involving the Company and another party, including a merger of the Company, the acquisition of 50% or more of the Company's outstanding capital stock, the acquisition of all or a substantial portion of the assets of the Company or similar transactions (a "Business Combination"). Pursuant to the terms of the Wasserstein Perella Letter Agreement, the Company agreed to pay and has paid Wasserstein Perella a fee of $2.0 million upon the execution of a definitive agreement to effect a Wasserstein Transaction (as defined in the Wasserstein Perella Letter Agreement). Pursuant to the terms of the Wasserstein Perella Letter Agreement, an aggregate fee equal to $8.0 million (including the $2.0 million previously paid) is payable to Wasserstein Perella, contingent upon the consummation a Business Combination. The Company also agreed to pay Wasserstein Perella additional fees in such amounts as will be customary given the nature of the services provided, including reimbursement on a monthly basis for Wasserstein Perella's travel and other reasonable out-of-pocket expenses (including fees, disbursements and other charges of counsel to be retained by Wasserstein Perella and of other consultants and advisors retained with the Company's consent) as well as any sales or similar taxes.

    Wasserstein Perella provided to the Company an opinion to the effect that the consideration proposed to be paid in the Offer and the Merger is fair to Stockholders from a financial point of view. Wasserstein Perella has, in the past, provided financial advisory and financing services to the Company and has received fees for the rendering of such services. In the ordinary course of business, Wasserstein Perella may actively trade the securities of the Company for its account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

    The full text of Wasserstein Perella's opinion dated December 11, 1998, which sets forth assumptions made, matters considered and limits on the review undertaken by Wasserstein Perella, is attached hereto as Exhibit E. The summary of the Wasserstein Perella opinion set forth in this Information Statement is qualified in its entirety by reference to the full text of the Wasserstein Perella opinion attached hereto attached as Exhibit E. Stockholders are urged to read the Wasserstein Perella opinion in its entirety. The Wasserstein Perella opinion is addressed to the Board of Directors, is directed only to the fairness to Stockholders from a financial point of view of the consideration to be paid in the Offer and the Merger, does not address the merits of the underlying decision of the Company to engage in the transactions contemplated by the Merger Agreement and does not constitute a recommendation as to how Stockholders should vote at the Special Meeting.

    The Company also retained Donaldson, Lufkin & Jenrette ("DLJ"), pursuant to the terms of a letter agreement, dated December 4, 1998 (the "DLJ Letter Agreement"), as financial advisor to the Company in connection with a Business Combination with the Parent. Pursuant to the terms of the DLJ Letter Agreement, DLJ undertook to study and evaluate the Company and its business prospects, identify and analyze the financial alternatives available to the Company, develop the strategy and tactics to be used in evaluating these alternatives in the market, provide analysis and advice in connection with a Business Combination, as directed by the Company, assist in the negotiation of a definitive agreement with the Company and provide such other financial advisory services as the Company may request and agree upon in writing with DLJ.

    As compensation for the services provided by DLJ, the Company agreed to pay DLJ a fee of $100,000 upon execution of a definitive agreement to effect a DLJ Transaction (as defined in the DLJ Letter Agreement). Additional cash compensation in an amount equal to $1,500,000 payable in cash will be payable to DLJ at consummation of a Business Combination. The Company also agreed to reimburse DLJ promptly for all out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by DLJ in connection with its engagement, whether or not a Business Combination is consummated. In addition, if at any time prior to 12 months after the termination of DLJ's engagement with the Company a transaction other than a DLJ Transaction is consummated, for which, under the DLJ Letter Agreement, DLJ is entitled to compensation, DLJ and the Company will in good faith mutually agree upon acceptable compensation for DLJ, taking into account, among other things, the results obtained and the custom and practice of investment bankers of international standing acting in similar transactions.

    In connection with Olivetti's tender offer for all the outstanding shares of capital stock of Telecom Italia S.p.A., Olivetti has retained DLJ as a financial advisor.

ACCOUNTING TREATMENT OF THE MERGER.

    The Merger will be accounted for under the "purchase" method of accounting whereby the purchase price will be allocated based on the fair values of assets acquired and liabilities assumed.

REASONS FOR THE BOARD OF DIRECTORS' RECOMMENDATIONS.

    Prior to entering into the Merger Agreement, the Board of Directors and the Company's senior management reviewed Omnitel's strategic position in the Italian cellular telephone industry, the near and longer term prospects for that industry, the consolidation trends within that industry and the strategic alternatives available to the Company, all with a view to maximizing stockholder value. In conducting its review, the Board of Directors considered the Company's indirect, minority interest in Omnitel, the relationship among the other parties that have interests in Omnitel, the consequences of various transaction structures and the terms of the OSR Joint Venture Agreement and the License. The Company also considered Omnitel's results of operations for the fiscal year ended December 31, 1997 as well as for the fiscal quarter ended September 30, 1998. The Board of Directors also considered the recent trading prices of the Common Stock. In light of the Board of Directors' review of Omnitel's competitive position, recent operating results, the Company's stock price, anticipated trends in the industry in which Omnitel competes, structural considerations and the price per Share being offered by Purchaser, the Board of Directors determined that it would be in the best interest of the Stockholders to approve the Merger Agreement, the Option Agreement, the Stockholders Agreement and the Guarantee (collectively, the "Transaction Agreements"). In approving the Transaction Agreements and the transactions contemplated thereby and recommending that all holders of Shares tender their Shares pursuant to the Offer, the Board of Directors considered a number of factors including:

    (i) the terms of the Merger Agreement, the Stockholders Agreement executed by certain Stockholders in connection therewith, including provisions allowing the Stockholders' Shares to be voted in favor of a competing offer if the Merger Agreement were terminated by the Company in accordance with its terms to allow the Company to enter into an agreement with any such competing bidder, the Option Agreement and the Guarantee;

    (ii) the trading price of shares of the Common Stock, and the expected trading prices for the foreseeable future;

    (iii) the contractual terms of the OSR Joint Venture Agreement and of the License; the fact that the Company's interest in OSR is a minority interest with only an indirect interest in Omnitel and limited governance rights;

    (iv) Omnitel's competitive position and current business and regulatory trends in the Italian cellular telephone industry and the European cellular telephone industry, including Omnitel's rapid growth in the past and the Company's view of Omnitel's future;

    (v) a range of other possible buyers of the Company that are not currently affiliated with either OSR or Pronto, ultimately concluding that it was unlikely that any such buyer would be forthcoming given the existing configuration of Omnitel;

    (vi) Wasserstein Perella's opinion that the Merger Consideration to be received by the Stockholders, other than Stockholders who are affiliates of the Company, is fair to such Stockholders from a financial point of view, as well as a presentation by Wasserstein Perella of various financial analyses relating to the Merger, including among other things a review of the Company's historical, financial and stock market performance; a review of selected stock trading data for selected companies that have European cellular telephone operations; and a number of discounted cash flow analyses at various discount rates and terminal values based on Omnitel's projections for its future performance;

    (vii) the Company's understanding of the Mannesmann, Olivetti and Bell Atlantic relationship, which the Company believes would effectively reduce competition among them for an acquisition of the Company;

    (viii) the tax impact of a sale of the Company's interest in Omnitel as compared with a sale of the Company pursuant to the structure contemplated by the Merger Agreement; and

    (ix) the fact that Olivetti and Mannesmann have executed a Guarantee regarding the financial obligations of Purchaser under the Merger Agreement including its ability to purchase the Shares pursuant to the Offer and the Merger.

    The Board of Directors did not assign relative weight to the above factors or determine that any factor was of particular importance. Rather, the Board of Directors viewed its position and recommendations as being based on the totality of the information presented to and considered by it.

FINANCING OF THE MERGER.

    Purchaser estimates that the total amount of funds required to purchase the number of Shares that are outstanding pursuant to the Offer and the Merger, and to pay fees and expenses related to the Offer and the Merger, will be approximately $1.75 billion. Purchaser plans to obtain all funds needed for the Merger through capital contributions from Olivetti and Mannesmann. Olivetti and Mannesmann will provide such funds from working capital.

CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

    GENERAL. Except as described herein, based on information provided by the Company, none of the Company, Purchaser, Olivetti or Mannesmann is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Merger or otherwise or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by Purchaser pursuant to the Merger or otherwise. Should any such approval or other action be required, Purchaser presently contemplates that such approval or other action will be sought, except as described below under "State Antitakeover Statutes."

    RULE 13E-3. The Securities and Exchange Commission (the "Commission") has adopted Rule 13e-3 under the Securities Exchange Act of 1934, as amended ("Exchange Act"), which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger would be effected within one (1) year following consummation of the Offer and, in the Merger, Stockholders would receive the same price per Share as paid in the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority Stockholders in such a transaction, be filed with the Commission and disclosed to minority Stockholders prior to consummation of the transaction.

    APPRAISAL RIGHTS. Stockholders who do not vote in favor of the Merger may, under certain circumstances and by following the procedures prescribed by
Section 262 of the DGCL ("Section 262"), exercise appraisal rights and receive cash for their Shares.

    If a Stockholder exercises appraisal rights in connection with the Merger under Section 262, any Shares with respect to which such rights have been exercised and perfected will not be converted into the Merger Consideration but instead will be converted into the right to receive such consideration as may be determined by the Delaware Court of Chancery (the "Court") to be due with respect to such Shares pursuant to the laws of the State of Delaware.

    The following summary of the provisions of Section 262 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this Information Statement as Exhibit D and incorporated herein by reference.

    Stockholders as of the Record Date who hold their Shares continuously through the Effective Time, who follow the procedures in Section 262 with respect to appraisal of their Shares and who have not voted in favor of the Merger, will be entitled to have their Shares appraised by the Court and to receive payment of the fair value of such Shares as of the Effective Time, as described below.

    If a proposed merger for which appraisal rights are provided under Section 262 is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders, who was such on the record date for such meeting, that appraisal rights are available and must provide each such stockholder with a copy of
Section 262. This Information Statement is being sent by personal delivery or by mail on or about March 3, 1999 to all Stockholders of record on March 1, 1999, the Record Date, and constitutes notice of the appraisal rights available to such holders under Section 262. As indicated above, a copy of the full text of
Section 262 is attached hereto as Exhibit D. A Stockholder electing to demand appraisal of his or her Shares must do so by a separate written demand as provided in Section 262 prior to the taking of the vote on the Merger at the Special Meeting. A vote against the Merger will not constitute a demand for appraisal. Voting in favor of the approval and adoption of the Merger Agreement will constitute a waiver of the Stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the Stockholder. A Stockholder who elects to exercise appraisal rights should mail or deliver, before the taking of the vote on the Merger, his or her separate written demand to Cellular Communications International, Inc., 331 West 57th Street, Box 259, New York, New York 10019. The demand should specify the holder's name and mailing address, the number of Shares owned and that such holder is demanding appraisal of his or her Shares. Only a holder of record of Shares (or such holder's duly appointed representative) is entitled to assert appraisal rights for the Shares registered in that holder's name.

    Within ten days after the Effective Time, the Company must notify each Stockholder who has complied with Section 262 and has not voted in favor of the Merger of the date that the Merger became effective.

    Within 120 days after the Effective Time, any Stockholder who has continuously held his or her Shares through the Effective Time, has made a valid written demand and has not voted in favor of approval and adoption of the Merger Agreement and the Merger may file a petition in the Court demanding a determination of the value of his or her Shares, and (ii) upon written request, receive from the Company a statement setting forth the aggregate number of Shares not voted in favor of approval and adoption of the Merger Agreement and the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares. Such statement must be mailed to the Stockholder within the later of ten days after the written request therefor has been received by the Company or within ten days after expiration of the period for delivery of demands for appraisal.

    If a petition for an appraisal is timely filed, at a hearing on such petition, the Court will determine the Stockholders who have become entitled to appraisal rights and will determine the "fair value" of the Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such "fair value," the Court is required to take into account all relevant factors and in determining the fair rate of interest, the Court may consider the rate of interest which the surviving corporation would have had to pay to borrow money during the pendency of the proceeding. The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application by a Stockholder, the Court may also order that all or a portion of the expenses incurred by any Stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal.

    Any Stockholder who has duly demanded appraisal rights under Section 262 will not, after the Effective Time, be entitled to vote the Shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on such Shares (except dividends or other distributions payable to Stockholders of record as of a date prior to the Effective Time).

    If any holder of Shares who demands appraisal rights under Section 262 effectively withdraws or loses his or her right to appraisal, the Shares of such holder will be converted into a right to receive the Merger Consideration as provided in the Merger Agreement. A holder will effectively lose such holder's right to appraisal if such holder votes in favor of approval and adoption of the Merger Agreement and the Merger, or if no petition for appraisal is filed within 120 days after the Effective Time, or if the holder delivers to the Company a written withdrawal of such holder's demand for an appraisal and an acceptance of the Merger Consideration, except that any such attempt to withdraw made more than 60 days after the Effective Time requires the written approval of the Company. A Stockholder may also lose such holder's right to appraisal if such holder fails to comply with the Court's direction to submit the Certificates representing such Shares to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings.

    LITIGATION. Following the announcement of the proposed acquisition of the Company by Purchaser, three putative class actions on behalf of Stockholders were filed in the Delaware Court of Chancery.

    PHYLLIS FREIMAN V. SIDNEY R. KNAFEL, ET AL. On December 28, 1998, Phyllis Freiman, individually and on behalf of all other holders of Common Stock and their successors in interest, filed a purported class action complaint in the Court against the Company and each of the Company's directors. The complaint alleges, among other things, that the defendants breached their fiduciary duties to the Company and the Stockholders by (i) entering into the Merger Agreement for unfair and inadequate consideration, (ii) failing to disclose in the Solicitation/Recommendation Statement on Schedule 14D-9, filed with the Commission on December 17, 1998, as amended (the "Schedule 14D-9"), or Schedule 14D-1 material information regarding the Company's projected earnings and/or prospects, (iii) omitting from the Schedule 14D-9 certain information regarding financial advisor Wasserstein Perella, (iv) agreeing to certain termination provisions in the Merger Agreement, and (v) by entering into the Stockholders Agreement with Olivetti and Mannesmann. The plaintiff seeks as relief, among other things, (i) an order from the Court (A) preliminarily and permanently enjoining the defendants from proceeding with, consummating, or closing the proposed Merger and related transactions, or (B) rescinding the proposed Merger and related transactions in the event that it is consummated and awarding rescissory damages, (ii) compensatory monetary damages and interest, and (iii) attorneys' fees and expenses.

    FLORENCE MARCUS V. WILLIAM B. GINSBERG, ET AL. On December 30, 1998, Florence Marcus, individually and on behalf of all other holders of Common Stock, filed a purported class action complaint in the Court against the Company and each of the Company's directors. The complaint alleges, among other things, that the defendants breached their fiduciary duties to the Company and the Stockholders by (i) entering into the Merger Agreement for unfair consideration, (ii) failing to disclose in the Schedule 14D-9 or Schedule 14D-1 material information regarding the Company's projected earnings and/or prospects, (iii) omitting from the Schedule 14D-9 certain information regarding financial advisor Wasserstein Perella, (iv) agreeing to certain termination provisions in the Merger Agreement, and (v) entering into the Stockholders Agreement with Olivetti and Mannesmann. The plaintiff seeks as relief, among other things, (i) an order from the Court (A) enjoining the defendants from proceeding with the Merger Agreement, and (B) rescinding, to the extent already implemented, the Merger Agreement or any of the terms thereof, and (ii) unspecified monetary damages and attorneys' fees and expenses.

    ELLEN KLEIN V. SIDNEY R. KNAFEL, ET AL. On January 22, 1999, Ellen Klein, individually and on behalf of all other holders of Common Stock and their successors in interest, filed a purported class action complaint in the Court against the Company and each of the Company's directors. The complaint alleges, among other things, that the defendants breached their fiduciary duties to the Company and the Stockholders by (i) entering into the Merger Agreement for unfair and inadequate consideration, (ii) failing to disclose in the Schedule 14D-9 or Schedule 14D-1 material information regarding the Company's projected earnings and/or prospects, (iii) omitting from the Schedule 14D-9 certain information regarding financial advisor Wasserstein Perella, (iv) agreeing to certain termination provisions in the Merger Agreement, and (v) by entering into the Stockholders Agreement with Olivetti and Mannesmann. The plaintiff seeks as relief, among other things, (i) an order from the Court (A) preliminarily and permanently enjoining the defendants from proceeding with, consummating, or closing the proposed Merger and related transactions, or (B) rescinding the proposed Merger and related transactions in the event that it is consummated and awarding rescissory damages, (ii) compensatory monetary damages and interest, and (iii) attorneys' fees and expenses.

    STATE ANTITAKEOVER STATUTES. Section 203 of the DGCL, in general, prohibits a Delaware corporation, such as the Company, from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of the outstanding voting stock of the subject corporation) for a period of three years following the date that such person became an Interested Stockholder unless, prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The provisions of Section 203 of the DGCL are not applicable to any of the transactions contemplated by the Merger Agreement, because the Merger Agreement and the transactions contemplated thereby were approved by the Board of Directors prior to the execution thereof.

    Purchaser does not believe that the antitakeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Merger, and, except as set forth above with respect to Section 203 of the DGCL, Purchaser has not attempted to comply with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Merger, and nothing herein or any action taken in connection with the Merger is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser may be delayed in consummating the Merger.

    ANTITRUST. The Offer and the Merger are subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. Pursuant to the requirements of the HSR Act, Olivetti, Mannesmann and Purchaser filed their Notification and Report Forms with respect to the Offer and the Merger with the

DOJ and the FTC on December 23, 1998. Early termination of the waiting period under the HSR Act with respect to the Offer and the Merger was granted effective as of January 5, 1999.

INTERESTS OF CERTAIN PERSONS IN THE MERGER.

    Mr. Marco De Benedetti, Dr. Frank Esser, Dr. Kurt J. Kinzius and Mr. Luciano La Noce have each served as a director or officer of the Company since February 2, 1999 and also serve in various capacities as directors, officers or employees of Purchaser, Olivetti and/or Mannesmann.

    CIR S.p.A. ("CIR") beneficially owns $3,000,000 aggregate principal amount of 6% Convertible Subordinated Notes due 2005 (the "Convertible Notes") issued by the Company. CIR is a majority owned subsidiary of Compagnia Finanziaria De Benedetti S.p.A. ("COFIDE"). Mr. Marco De Benedetti, a Co-Chairman of the Board of Directors of the Company, director, Co-President and Co-Secretary of Kensington Acquisition Sub, Inc. and an executive officer responsible for telecom strategy at Olivetti, is a member of the Board of Directors of COFIDE. The Convertible Notes owned by CIR are convertible into 75,100 Shares, which represent approximately .41% of the outstanding Shares, assuming conversion of all the Convertible Notes beneficially owned by CIR.

CERTAIN EFFECTS OF THE CONSUMMATION OF THE MERGER.

    Upon consummation of the Merger, Purchaser will delist the Shares, terminate the registration of the Shares under the Exchange Act and terminate the duty of the Company to file reports under the Exchange Act. Once the Shares are not listed on the Nasdaq National Market or any other national exchange, the Shares will no longer constitute "margin securities" under the rules of the Federal Reserve Board, with the result, among others, that lenders may no longer extend credit on collateral of the Shares.

    In addition, at the Effective Time, each outstanding Share will be converted into the right to receive the Merger Consideration and the holders of Shares immediately before the consummation of the Merger will possess no further interest in, or rights as stockholders of, the Company.

                              THE MERGER AGREEMENT

    The following is a summary of certain provisions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit A and is incorporated herein by reference.

    THE OFFER. The Merger Agreement provides that Purchaser will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, Purchaser will purchase all Shares validly tendered pursuant to the Offer. On February 2, 1999, Purchaser accepted the tender of 12,079,305 Shares pursuant to the Offer.

    THE MERGER. Following the consummation of the Offer, the Merger Agreement provides that, subject to the terms and conditions thereof, at the Effective Time Purchaser shall be merged with and into the Company and, as a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the Surviving Corporation.

    The respective obligations of Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the Closing Date (as defined in the Merger Agreement) of each of the following conditions, unless such failure of any such conditions is a result of a breach of either party's material obligations under the Merger Agreement: (i) Purchaser shall have made, or caused to be made, the Offer and shall have purchased, or caused to be purchased, Shares pursuant to the Offer, (ii) the Merger and the Merger Agreement shall have been approved and adopted by the requisite vote of the Stockholders, if required by the DGCL, and (iii) no statute, rule, regulation, judgment, writ, decree, order or injunction shall have been enacted, promulgated, entered or enforced by any governmental authority which has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger.

    At the Effective Time (i) each issued and outstanding Share (other than Shares that are owned by the Company or any of its subsidiaries, any Shares owned by Purchaser or any of its subsidiaries or any Shares which are held by Stockholders who properly perfect their dissenters rights under the DGCL) will be canceled and converted into the right to receive the Merger Consideration, without interest, upon the surrender of the Certificate formerly representing such Share in accordance with the Merger Agreement and (ii) each issued and outstanding share of the common stock, par value $.01 per share, of Purchaser will be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

    THE BOARD OF DIRECTORS. The Merger Agreement provides that promptly upon the purchase by Purchaser of any Shares pursuant to the Offer, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors as will give Purchaser representation on the Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors appointed or elected by Purchaser pursuant to the Merger Agreement and including directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any of its affiliates (including Shares that are accepted for payment pursuant to the Offer, but excluding Shares held by the Company and excluding beneficial ownership by virtue of the Option Agreement (as defined below)) bears to the number of Shares outstanding. The Company will, upon request by Purchaser, promptly increase the size of the Board of Directors or use its best efforts to secure the resignations of such number of its incumbent directors as is necessary to enable Purchaser's designees to be elected to the Board of Directors, provided that (i) in the event that Purchaser's designees are appointed or elected to the Board of Directors, until the Effective Time the Board of Directors will have at least one director who is a director as of the date of the execution of the Merger Agreement and who is neither an officer of the Company nor a designee, Stockholder, affiliate or associate (within the meaning of the Federal securities laws) of Purchaser (one or more of such directors, the "Independent Directors") and

(ii) if no Independent Directors remain, the other directors will designate one person to fill one of the vacancies who is neither an officer of the Company nor a designee, Stockholder, affiliate or associate of Purchaser, such person so designated being deemed an Independent Director.

    STOCKHOLDERS' MEETING. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of the Merger Agreement. The Merger Agreement provides that the Company will, if required by applicable law in order to consummate the Merger, prepare and file with the Commission a preliminary and definitive proxy or information statement (the "Proxy Statement") relating to the Merger and the Merger Agreement and use its best efforts (i) to obtain and furnish the information required to be included by the Commission in the Proxy Statement and, after consultation with Purchaser, to respond promptly to any comments made by the Commission with respect to the preliminary Proxy Statement and cause the definitive Proxy Statement to be mailed to its Stockholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Purchaser and its counsel and (ii) to obtain the necessary approvals of the Merger and the Merger Agreement by its Stockholders. Having acquired a majority of the outstanding Shares in the Offer, Purchaser has sufficient voting power to approve the Merger, even if no other Stockholder votes in favor of the Merger. The Company has agreed to include in the Proxy Statement the recommendation of the Board of Directors that Stockholders vote in favor of the approval of the Merger and the adoption of the Merger Agreement unless the Board of Directors, after consultation with outside legal counsel to the Company, determines that to do so would likely breach the fiduciary duties of the Board of Directors under applicable law. This Information Statement constitutes the Proxy Statement referred to above.

    The Merger Agreement provides that in the event that Purchaser or any subsidiary of Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, Purchaser and the Company will, at the request of Purchaser and subject to the terms of the Merger Agreement, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of Stockholders, in accordance with DGCL.

    OPTIONS. Pursuant to the Merger Agreement, at the Effective Time, the Company will take all actions necessary to provide that each then outstanding option to purchase shares of Common Stock (the "Options") granted under any of the Company's stock option plans (the "Option Plans"), whether or not then exercisable or vested, shall be canceled and in consideration therefor will receive an amount in cash equal to the product of (A) the difference between the Merger Consideration and the per share exercise price of such Option and (B) the number of Shares subject to such Option (such amount, the "Option Price"). The Company will obtain all necessary consents or releases from holders of the Options to effect the foregoing. Upon receipt of the Option Price, the Option will be canceled. The surrender of an Option to the Company will be deemed a release of any and all rights a holder had or may have had in respect of such Option. Except as may be otherwise agreed to by Purchaser and the Company and to the extent permitted by the Option Plans, the Company (i) shall cause the Option Plans to terminate as of the Effective Time and shall provide for the payment of any benefit due under such Option Plans in cash; (ii) shall cause the provisions in any other plan, program or arrangement, which currently provides or previously provided for the issuance or grant by the Company of any interest in respect of the capital stock of the Company, or for payments based on the value of the capital stock of the Company, to terminate as of the Effective Time and shall provide for the payment of any benefit due under such plans in cash and
(iii) shall take all actions necessary to ensure that following the Effective Time no holder of Options or any participant in the Option Plans or any other stock plan shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof, and to terminate all such plans. Purchaser has agreed to provide the Company as promptly as practicable following the consummation of the Merger the funds necessary to satisfy such obligations regarding the Options under the Merger Agreement.

    DEBT TENDER OFFER. Pursuant to the Merger Agreement, upon the request of Purchaser, the Company commenced an offer to purchase (the "Debt Offer to Purchase") (accompanied by a related solicitation of consents regarding certain covenant amendments) all of the Senior Notes. On February 2, 1999, the Company consummated the Debt Offer to Purchase and purchased all of the outstanding Senior Notes.

    INDEMNIFICATION AND INSURANCE. The Company shall, to the fullest extent permitted under the DGCL and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, Purchaser and the Surviving Corporation shall jointly and severally, to the fullest extent permitted under DGCL, indemnify, defend and hold harmless, the present and former officers, directors, employees and agents of the Company against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, including without limitation, liabilities arising out of the Merger. The Merger Agreement also provides that the Surviving Corporation will maintain or obtain directors' and officers' liability insurance ("D&O Insurance") for a period of not less than three years after the Effective Time, provided, however, that if the aggregate annual premiums for such D&O Insurance at any time exceeds 150% of the per annum rate of premium currently paid by the Company for such insurance as in effect on the date of the Merger Agreement, then Purchaser will cause the Company (or the Surviving Corporation if after the Effective Time) to provide the maximum coverage then available at an annual premium equal to 150% of such rate.

STOCKHOLDERS AGREEMENT.

    The following is a summary of certain portions of the Stockholders Agreement, dated as of December 11, 1998, among Purchaser, the Company and certain Stockholders (the "Stockholders Agreement") and is qualified in its entirety by reference to the Stockholders Agreement, a copy of which is attached hereto as Exhibit B and is incorporated herein by reference.

    As a condition and inducement to Purchaser entering into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, Purchaser entered into the Stockholders Agreement with the Company and certain Stockholders, pursuant to which such Stockholders agreed to tender pursuant to the Offer all Shares owned by them, as well as any Shares acquired by them after the date of the Stockholders Agreement.

    In addition, the Stockholders subject to the Stockholders Agreement have agreed that, at any meeting of the Stockholders, or in connection with any written consent of the Stockholders, they will vote (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the Merger and the terms thereof and each of the other actions contemplated by the Merger Agreement and the Stockholders Agreement;
(ii) against any action or agreement that would (a) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of such Stockholder under the Stockholders Agreement or (b) impede, interfere with, delay, postpone or adversely affect the Merger or the transactions contemplated thereby or by the Stockholders Agreement; and (iii) except as otherwise agreed to in writing in advance by Purchaser, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement and the Stockholders Agreement): (a) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries; (b) any sale, lease or transfer of a material amount of the assets or business of the Company or its subsidiaries, or any reorganization, restructuring, recapitalization, special dividend, dissolution, liquidation or winding up of the Company or its subsidiaries; (c) any change in the present capitalization of the Company, including any proposal to sell any equity interest in the Company or any of its subsidiaries or any amendment of the Company's Certificate of Incorporation or Bylaws; (d) any change in the majority of the Board of Directors; (e) any other change in the Company's corporate structure or business; and (f) any other action which is intended or could reasonably be expected to impede, interfere with, delay, postpone, discourage or affect the Merger, the transactions contemplated by the Merger Agreement or the Stockholder Agreement or the contemplated economic benefits of any of the foregoing. Each Stockholder subject to the Stockholders Agreement has granted to and appoints Purchaser such Stockholder's proxy and attorney-in-fact to vote the Shares owned by such Stockholder in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the Merger and the terms thereof and each of the other actions contemplated by the Merger Agreement and the Stockholders Agreement.

    The Stockholders subject to the Stockholders Agreement have agreed that until the earlier of the Effective Time and the termination of the Merger Agreement, they will not, directly or indirectly, (i) transfer any or all Shares owned by them, (ii) except with respect to Purchaser, grant any proxies or powers of attorney, deposit any Shares owned by them into a voting trust or enter into a voting agreement, understanding or arrangement with respect to such Shares, or (iii) take any action that would make any representation or warranty of such Stockholder contained in the Stockholders Agreement untrue or incorrect or would result in a breach by such Stockholder of its obligations under the Stockholders Agreement or a breach by the Company of its obligations under the Merger Agreement. However, Stockholders subject to the Stockholders Agreement may transfer Shares to an affiliate of such Stockholder, any member of such Stockholder's immediate family, a trust for the benefit of family members of such Stockholders, or any charitable organizations (as defined in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code")).

OPTION AGREEMENT.

    The following is a summary of certain portions of the Option Agreement, dated as of December 11, 1998, between Purchaser and the Company (the "Option Agreement") and is qualified in its entirety by reference to the Option Agreement, a copy of which is attached hereto as Exhibit C and is incorporated herein by reference.

    As a condition and inducement to Purchaser's entering into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, Purchaser and the Company entered into the Option Agreement, pursuant to which, among another things, the Company granted Purchaser an irrevocable option to purchase up to 4,338,133 newly issued Shares (the "Company Option") at a purchase price per Share of $65.75 (the "Exercise Price"), provided, however, that in no event shall the number of Shares for which the Company Option is exercisable exceed 19.9% of the Company's issued and outstanding shares of Common Stock. The Option Agreement will terminate, and the Company Option will expire, on the earliest of (i) the Effective Time and (ii) to the extent that Purchaser has given no notice of its intention to exercise all or any part of the Company Option, six (6) months after any termination of the Merger Agreement pursuant to Section 8.1(b), (f)(ii), (g), (h) or (i) thereof and at the time of termination of the Merger Agreement pursuant to Section 8.1(a), (c), (d), (e) or
(f)(i) thereof.

    Purchaser (or its designee) may exercise the Company Option, in whole or in part, if, on or after the date of the Option Agreement: (a) any corporation, partnership, individual, trust, unincorporated association, or other entity or "person" (as defined in Section 13(d)(3) of the Exchange Act), other than Purchaser or any of its affiliates (a "Third Party"): (i) commences or announces an intention to commence a tender offer or exchange offer for any shares of Common Stock, the consummation of which would result in beneficial ownership by such Third Party (together with all such Third Party's affiliates and associates) of 15% or more of the then outstanding voting equity of the Company (either on a primary or a fully diluted basis); or (ii) acquires beneficial ownership of shares of Common Stock which, when aggregated with any Shares already owned by such Third Party, its affiliates and associates, would result in the aggregate beneficial ownership by such Third Party, its affiliates and associates of 15% or more of the then outstanding voting equity of the Company (either on a primary or a fully diluted basis); provided, however, that "Third Party" for purposes of this clause (ii) shall not include any corporation, partnership, person, other entity or group which beneficially owns more than 15% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis) as of the date of the Option Agreement and that does not, after the date of the Option Agreement, increase such ownership percentage by more than an additional 1% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis); or (b) any of the events described in Sections 8.1(g) (so long as following the date of the Option Agreement but prior to any termination there shall have been a proposal, inquiry or expression of interest in connection with a Takeover Proposal (as defined in the Merger Agreement)), 8.1(h) or 8.1(i) of the Merger Agreement that would allow Purchaser to terminate the Merger Agreement has occurred (but without the necessity of Purchaser having terminated the Merger Agreement).

    At any time that Purchaser is entitled to exercise the Company Option, Purchaser may elect, in its sole discretion, to sell the Company Option to the Company in lieu of exercising the Company Option. The Company shall be required to purchase the Company Option from Purchaser on the third business day after Purchaser gives the Company written notice of such election for a cash price (payable by certified or official bank check in same day funds to Purchaser or its designee) equal to the product of the number of Shares then covered by the Company Option multiplied by the excess over the Exercise Price of the greater of (x) the closing price of a share of Common Stock on the Nasdaq National Market on the last trading day prior to the date of such notice and (y) the highest price per share of Common Stock paid or proposed to be paid to any holder thereof by any person in any Takeover Proposal.

    Notwithstanding any other provision of the Option Agreement, in no event shall Purchaser's Total Profit (as defined below) exceed $14 million and, if it otherwise would exceed such amount, Purchaser, at its sole election, shall either (a) reduce the number of Shares subject to the Company Option, (b) deliver to the Company for cancellation Shares previously purchased by Purchaser, (c) pay cash to the Company, or (d) any combination thereof, so that Purchaser's actually realized Total Profit shall not exceed $14 million after taking into account the foregoing actions. As used herein, the term "Total Profit" means the aggregate amount (before taxes) of the following: (i) (x) the net cash amounts received by Purchaser pursuant to the sale of Shares (or any other securities into which such Shares are converted or exchanged) to any unaffiliated party, less (y) Purchaser's purchase price of such Shares, and (ii) any Notional Total Profit (as defined below). As used herein, the term "Notional Total Profit" with respect to the total number of Shares as to which Purchaser could propose to exercise the Company Option shall be the Total Profit determined as of the date of such proposal assuming that the Company Option were fully exercised on such date for such number of Shares and assuming that such Shares, together with all other Shares held by Purchaser and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

THE OSR JOINT VENTURE AGREEMENT.

    Pursuant to a joint venture agreement, originally executed in May 1990 and amended on November 24, 1993 and February 23, 1994 (the "OSR Joint Venture Agreement"), if more than fifty (50) percent of the shares of voting securities of a co-venturer (the "Selling Co-Venturer") are transferred to a third party (or parties) that is not an affiliate of the Selling Co-Venturer (an "OSR Change in Control"), each co-venturer (a "Buying Co-Venturer") shall have the non-assignable right to purchase all or a pro rata portion (based upon the total number of shares owned by co-venturers exercising such right to purchase) of the Selling Co-Venturer's shares of OSR stock at a price indicated by the Selling Co-Venturer. In the event a Buying Co-Venturer objects to the price so indicated, it shall be settled by arbitration. The acquisition of control of any parent company of a co-venturer which owns or operates substantial other businesses or entities in addition to the venture is not deemed to constitute an OSR Change in Control. Mannesmann, Olivetti and Purchaser believe that the consummation of the Offer did not result in an OSR Change in Control.

    Pursuant to the OSR Joint Venture Agreement, a co-venturer may, without the consent of the other co-venturers, transfer its OSR stock to its affiliates, other co-venturers or the affiliates of other co-venturers. A co-venturer may not, however, sell, assign, transfer, pledge, encumber or otherwise dispose of any of its OSR stock to a party who is not an affiliate, a co-venturer or an affiliate of a co-venturer, without prior written consent of all the other co-venturers. All transfers of OSR stock other than to affiliates, other co-venturers or affiliates of other co-venturers are subject to a right of first refusal by the other co-venturers. If more than one co-venturer exercises the right of first refusal, each of the co-venturers may purchase a pro rata portion of such OSR stock (based upon the total number of shares owned by all co-venturers exercising the right of first refusal). Such rights of first refusal may be exercised at the price indicated by the transferring co-venturer in a notice that must be sent by the transferring co-venturer to the remaining co-venturers prior to effecting a transfer that gives rise to a right of first refusal.

    Pursuant to the OSR Joint Venture Agreement, if a co-venturer willfully fails to make required capital contributions, the other co-venturers shall have the non-assignable option to purchase such co-venturer's OSR stock for a cash price equal to the paid-in-capital represented by such stock. Pursuant to the OSR Joint Venture Agreement, the following may also give rise to the granting of a non-assignable option to purchase a co-venturer's OSR stock at the cash price equal to the paid-in-capital represented by such stock: (i) the failure by a co-venturer to perform any material obligation under the OSR Joint Venture Agreement; (ii) the filing of a bankruptcy petition by a co-venturer, or (iii) a willful violation or breach by a co-venturer of any of the covenants in the OSR Joint Venture Agreement. If the non-assignable option to purchase a defaulting co-venturer's OSR stock were triggered and the defaulting party refused to sell its OSR stock, thereby breaching the relevant provisions of the OSR Joint Venture Agreement, under Italian law, the Company may face difficulty in becoming the record owner of the OSR stock and could thus be forced to bring an action for damages against the co-venturer refusing to comply with such provisions.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following is a general summary of certain U.S. federal income tax consequences of the Merger relevant to a Stockholder whose Shares are converted to cash in the Merger (a "Holder"). The discussion is based on the Code, regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The following does not address the U.S. federal income tax consequences to all categories of Holders that may be subject to special rules (e.g., Holders who acquired their Shares pursuant to the exercise of employee stock options or other compensation arrangements with the Company, Holders who perfect their appraisal rights under the DGCL, foreign Holders, insurance companies, tax-exempt organizations, dealers in securities and persons who have acquired the Shares as part of a straddle, hedge, conversion transaction or other integrated investment), nor does it address the federal income tax consequences to persons who do not hold the Shares as "capital assets" within the meaning of
Section 1221 of the Code (generally, property held for investment). Holders should consult their own tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of the Merger.

    The receipt of cash for Shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. In general, a Holder who receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the Holder's adjusted tax basis in the Shares surrendered for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss if the Holder has held the Shares for more than one (1) year at the time of the consummation of the Merger. Under recently adopted amendments to the Code, capital gains recognized by an individual investor (or an estate or certain trusts) upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum tax rate of 20% or, in the case of a Share that has been held for one year or less, will be subject to tax at ordinary income rates. Certain limitations apply to the use of capital losses.

    If the holder of an Option would have realized compensation income upon its exercise, the amount of cash received by such holder will likewise constitute compensation income.

    A Holder who does not sell Shares in the Merger and who exercises his or her appraisal rights with respect to such Shares will recognize capital gain or loss (and may recognize an amount of interest income) attributable to any payment received pursuant to the exercise of such rights based upon the principles described above. See "Certain Legal Matters; Regulatory Approvals--Appraisal Rights."

    The federal income tax discussion set forth above is included for general information only and is not intended to be a substitute for careful tax planning. Moreover, the discussion is based upon present law and it is impossible to predict the effect, if any, that future legislation could have on the tax consequences of the Merger. Holders are urged to consult their own tax advisors with respect to the specific tax consequences of the Merger to them, including the application and effect of the alternative minimum tax, and state, local and foreign tax laws.

           SELECTED CONSOLIDATED FINANCIAL INFORMATION OF THE COMPANY

    Set forth below is certain consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 1997 and December 31, 1996 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, each as filed with the Commission pursuant to the Exchange Act.

    More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports, documents and financial information may be inspected and copies may be obtained from the Commission in the manner set forth below under "Additional Information."

                  CELLULAR COMMUNICATIONS INTERNATIONAL, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                             (UNAUDITED)                YEAR ENDED DECEMBER 31,
                                                       ------------------------  -------------------------------------
                                                          1998         1997         1997         1996         1995
                                                       -----------  -----------  -----------  -----------  -----------

                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Equity in net income (loss) of Omnitel.............  $    30,435  $    (7,628) $    (5,521) $   (29,850) $   (14,636)
  General and administrative expenses................        1,787        2,473        2,997        3,397        3,805
  Write-off of investments in joint venture..........           --           --           --           --          602
  Write-off of deferred costs........................           --           --           --           --        1,167
Depreciation expense.................................            1           14           15           25           28
  Amortization of Investments in joint ventures......          519          518          691          691          537
                                                       -----------  -----------  -----------  -----------  -----------
                                                             2,307        3,005        3,703        4,113        6,139
                                                       -----------  -----------  -----------  -----------  -----------
Operating income (loss)..............................       28,128      (10,633)      (9,224)     (33,963)     (20,775)

Other income (expense):
  Interest income and other, net.....................        4,064        3,307        4,500        5,125        1,963
  Interest expense...................................      (19,675)     (19,644)     (26,625)     (23,330)      (7,230)
  Foreign currency translation losses................      (13,693)          --           --           --           --
  Cellular Comm., Inc. fees in connection with
    the bank loan....................................           --           --           --           --         (101)
  Gain on sale of investment in joint venture........           --           --           --           --       38,901
Income (loss) before income taxes and extraordinary
  item...............................................       (1,176)     (26,970)     (31,349)     (52,168)      12,758
Income tax benefit (provision).......................           --           --           --  $     1,200  $    (5,943)
                                                       -----------  -----------  -----------  -----------  -----------
Income (loss) before extraordinary item..............       (1,176)     (26,970)     (31,349)     (50,968)       6,815
Loss from early extinguishment of debt...............      (44,924)          --           --           --       (1,474)
                                                       -----------  -----------  -----------  -----------  -----------
Net income (loss)....................................  $   (46,100) $   (26,970) $   (31,349) $   (50,968) $     5,341
                                                       -----------  -----------  -----------  -----------  -----------
                                                       -----------  -----------  -----------  -----------  -----------
Net income (loss) per common share:
  Income (loss) before extraordinary item............  $      (.07) $     (1.67) $     (1.94) $     (3.23) $      (.45)
  Extraordinary item.................................        (2.72)          --           --           --         (.10)
                                                       -----------  -----------  -----------  -----------  -----------
Net income (loss)....................................  $     (2.79) $     (1.67) $     (1.94) $     (3.23) $       .35
                                                       -----------  -----------  -----------  -----------  -----------
                                                       -----------  -----------  -----------  -----------  -----------
Net income (loss) per common share-assuming dilution:
  Income (loss) before extraordinary item............  $      (.07) $     (1.67) $     (1.94) $     (3.23) $       .38
  Extraordinary item.................................        (2.72)          --           --           --         (.08)
                                                       -----------  -----------  -----------  -----------  -----------
Net income (loss)....................................  $     (2.79) $     (1.67) $     (1.94) $     (3.23) $       .30
                                                       -----------  -----------  -----------  -----------  -----------
                                                       -----------  -----------  -----------  -----------  -----------
BALANCE SHEET DATA:
  Total Assets.......................................  $   169,407  $   138,133  $   140,714  $   146,307  $   175,290
  Total Liabilities..................................      270,124      192,743      199,483      174,868      154,123
  Total Stockholders' Equity (Deficiency)............     (100,717)     (54,610)     (58,769)     (28,561)      21,167

                        PRICE RANGE OF SHARES; DIVIDENDS

    The Shares are traded on the Nasdaq National Market under the symbol "CCIL". The following table sets forth, for each of the fiscal quarters indicated, the high and low reported closing sales price per Share on the Nasdaq National Market after giving effect to the 3-for-2 stock split by way of stock dividend paid on April 4, 1998.

                                                                                                   COMMON STOCK
                                                                                               --------------------
                                                                                                 HIGH        LOW
                                                                                               ---------  ---------
Fiscal Year Ended December 31, 1997
First Quarter................................................................................  $   21.83  $   17.83
Second Quarter...............................................................................      22.83      16.08
Third Quarter................................................................................      27.67      21.67
Fourth Quarter...............................................................................      31.67      26.08
Fiscal Year Ended December 31, 1998
First Quarter................................................................................  $   45.33  $   30.58
Second Quarter...............................................................................      52.50      40.50
Third Quarter................................................................................      62.50      49.94
Fourth Quarter...............................................................................      68.00     44.375
Fiscal Year Ending December 31, 1999
First Quarter (through March 2, 1999)........................................................  $   80.56  $   65.75

    On December 10, 1998, the last full trading day prior to the public announcement of the execution of the Merger Agreement by the Company and Kensington, the closing price for the Shares, as reported on the Nasdaq National Market, was $62 per Share. The Merger Consideration represents an approximate 29% premium over the reported closing sale price on December 10, 1998. On March 2, 1999, the most recent date for which prices were available prior to printing this Information Statement, the closing price of the Shares, as reported on the Nasdaq National Market, was $78.50 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

    The Company did not declare or pay any cash dividends during any of the periods indicated in the above table. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Purchaser and Purchaser does not intend to consent to any such declaration or payment.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 1, 1999, by (i) each executive officer and director of the Company, (ii) all current directors and executive officers of the Company as a group, and (iii) each person who is known by the Company to beneficially own 5% or more of Common Stock. Unless otherwise indicated in the footnotes, Common Stock is owned directly, and the indicated person has sole voting and investment power.

                                                                    AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                                              -----------------------------------------------------
                                                                               PRESENTLY               PERCENTAGE
                          NAME OF                                             EXERCISABLE             BENEFICIALLY
                      BENEFICIAL OWNER                        COMPANY STOCK   OPTIONS(1)     TOTAL        OWNED
------------------------------------------------------------  --------------  -----------  ---------  -------------
William B. Ginsberg.........................................        --           720,724     720,724         3.88%
Richard J. Lubasch..........................................        --           137,986     137,986            *
Stanton N. Williams.........................................        --           134,890     134,890            *
Marco DeBenedetti(2)........................................        --            --          --           --
Gregg Gorelick..............................................        --            64,403      64,403            *
Alan J. Patricof............................................        --            50,733      50,733            *
Dr. Frank Esser.............................................        --            --          --           --
Dr. Kurt J. Kinzius.........................................        --            --          --           --
Luciano La Noce.............................................        --            --          --           --
All directors and executive officers as a group (8
  persons)..................................................        --         1,108,736   1,108,736         5.84%
Kensington Acquisition Sub, Inc.............................    12,079,305        --       12,079,305       67.60%
  c/o Olivetti S.p.A.
  Via Lorenteggio 257
  20152 Milan, Italy and
  c/o Mannesmann AG
  Mannesmannufer 2
  40213 Dusseldorf, Germany
Olivetti S.p.A.(3)..........................................
  Via Lorenteggio 257
  20152 Milan, Italy
Mannesmann AG(3)............................................
  Mannesmannufer 2
  40213 Dusseldorf, Germany
Massachusetts Financial Services Company(4).................     1,938,040        --       1,938,040        10.85%
  MFS Series Trust VII--
  MFS Capital Opportunities Fund
  500 Boylston Street
  Boston, MA 02116
Janus Capital Corporation(5)................................     1,616,919        --       1,616,919         9.05%
  Thomas H. Bailey
  Janus Worldwide Fund
  100 Fillmore Street
  Denver, CO 80206
FMR Corp.(6)................................................     1,297,700        --       1,297,700         7.28%
  82 Devonshire Street
  Boston, MA 02109
Fidelity International Limited(6)...........................
  Pembroke Hall
  42 Crow Lane
  Hamilton, Bermuda

------------------------

   * Less than one percent

(1) Includes Common Stock purchasable upon the exercise of options which are exercisable or become so in the next 60 days.

(2) CIR beneficially owns $3,000,000 aggregate principal amount of the Convertible Notes issued by the Company. CIR is a majority owned subsidiary of COFIDE. Mr. Marco De Benedetti is a member of the Board of Directors of COFIDE. The Convertible Notes owned by CIR are convertible into 75,100 Shares, which represent approximately .41% of the outstanding Shares, assuming conversion of all the Convertible Notes beneficially owned by CIR. Mr. DeBenedetti disclaims "beneficial ownership," within the meaning of Rule 13d-3 under the Exchange Act, of the Shares owned by CIR.

(3) Represents Common Stock held by the Purchaser.

(4) Based solely upon Schedule 13-G, Amendment No. 3, filed with the Commission on February 11, 1999, by Massachusetts Financial Services Company ("MFS"). The 1,938,040 shares of Common Stock includes 1,263,417 shares of Common Stock beneficially owned by MFS Series Trust VII--MFS Capital Opportunities Fund and 674,623 shares of Common Stock beneficially owned by certain non-reporting entities.

(5) Based solely upon Schedule 13-G, filed with the Commission on February 12, 1999, by Janus Capital Corporation.

(6) Based solely upon Schedule 13-D, Amendment No. 5, filed with the Securities FMR Corp. and Schedule 13-D, Amendment No. 5, filed with the Commission on December 11, 1998, by Fidelity International Limited. FMR Corp. and Fidelity International Limited have each filed a Schedule 13-D in which they have aggregated their holdings on a voluntary basis, although each has stated its view that the two entities are not acting as a "group" for purposes of
    Section 13(d) under the Exchange Act, and that they are not otherwise required to attribute to each other the beneficial ownership of securities beneficially owned by the other.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters that may properly be, or which are likely to be, brought before the Special Meeting.

                             ADDITIONAL INFORMATION

    The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Stockholders and filed with the Commission.

    Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the internet at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company and Purchaser which have been filed via the Commission's EDGAR System.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The financial statements of the Company at and for the three years ended December 31, 1997, incorporated into this Information Statement by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, have been incorporated in reliance on the report of Ernst & Young LLP, independent public accountants, also incorporated by reference herein. A representative of Ernst & Young will NOT be at the Special Meeting.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference.

        1. The Annual Report of the Company on Form 10-K for its fiscal year ended December 31, 1997;

        2. The Quarterly Report of the Company on Form 10-Q for the three month period ended September 30, 1998; and

        3. The Company's Current Reports on Form 8-K, dated December 11, 1998 (filed December 14, 1998), December 18, 1998 (filed December 18, 1998), January 6, 1999 (filed January 8, 1999), January 19, 1999 (filed January 20,
    1999) and February 2, 1999 (filed February 4, 1999).

    In addition, all reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained in this Information Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Information Statement except as so modified or superseded.

    The Company will provide, without charge, to each person who receives this Information Statement, upon the written or oral request of such person, a copy of such documents incorporated herein by reference (not including exhibits to such information unless the exhibits themselves are specifically incorporated by reference). Requests for documents should be made as specified above.

                                          By Order of the Board of Directors

                                              [SIGNATURE]

                                          Marco De Benedetti

                                          [SIGNATURE]

                                          Dr. Kurt J. Kinzius

                                          Co-Chairmen of the Board of Directors

                                          Cellular Communications International,
                                          Inc.

                                                                       EXHIBIT A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  CELLULAR COMMUNICATIONS INTERNATIONAL, INC.
                                      AND
                        KENSINGTON ACQUISITION SUB, INC.

                    ----------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                    ----------------------------------------

                         DATED AS OF DECEMBER 11, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                            -----------
                                              ARTICLE I. THE TENDER OFFER

SECTION 1.1.        The Offer.............................................................................           1
SECTION 1.2.        Company Action........................................................................           3
SECTION 1.3.        Directors.............................................................................           4

                                                ARTICLE II. THE MERGER

SECTION 2.1.        The Merger............................................................................           5
SECTION 2.2.        Effective Time........................................................................           5
SECTION 2.3.        Closing...............................................................................           5
SECTION 2.4.        Effect of the Merger..................................................................           5
SECTION 2.5.        Subsequent Actions....................................................................           6
SECTION 2.6.        Certificate of Incorporation; By-Laws; Directors and Officers.........................           6
SECTION 2.7.        Stockholders' Meeting.................................................................           6
SECTION 2.8.        Merger Without Meeting of Stockholders................................................           7
SECTION 2.9.        Conversion of Securities..............................................................           7
SECTION 2.10.       Dissenting Shares.....................................................................           7
SECTION 2.11.       Surrender of Shares; Stock Transfer Books.............................................           8
SECTION 2.12.       Stock Plans...........................................................................           9

                             ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

SECTION 3.1.        Corporate Organization................................................................           9
SECTION 3.2.        Authority Relative to this Agreement..................................................           9
SECTION 3.3.        No Conflict; Required Filings and Consents............................................          10
SECTION 3.4.        Financing Arrangements................................................................          10
SECTION 3.5.        No Prior Activities...................................................................          10
SECTION 3.6.        Brokers...............................................................................          10
SECTION 3.7.        Proxy Statement.......................................................................          10

                               ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.1.        Organization and Qualification; Subsidiaries..........................................          11
SECTION 4.2.        Capitalization........................................................................          11
SECTION 4.3.        Authority Relative to this Agreement; Company Action..................................          12
SECTION 4.4.        No Conflict; Required Filings and Consents............................................          12
SECTION 4.5.        SEC Filings; Financial Statements.....................................................          13
SECTION 4.6.        Undisclosed Liabilities...............................................................          13
SECTION 4.7.        Absence of Certain Changes or Events..................................................          14
SECTION 4.8.        Litigation............................................................................          14
SECTION 4.9.        Employee Benefit Plans................................................................          14
SECTION 4.10.       Proxy Statement.......................................................................          15
SECTION 4.11.       Brokers...............................................................................          15
SECTION 4.12.       Conduct of Business; Licenses and Permits.............................................          16
SECTION 4.13.       Compliance with Law...................................................................          16
SECTION 4.14.       Taxes.................................................................................          17
SECTION 4.15.       Intellectual Property.................................................................          18
SECTION 4.16.       Employment Matters....................................................................          19
SECTION 4.17.       Vote Required.........................................................................          20
SECTION 4.18.       Environmental Matters.................................................................          20
SECTION 4.19.       Real Property.........................................................................          20

                                                                                                               PAGE
                                                                                                            -----------
SECTION 4.20.       Title and Condition of Properties.....................................................          20
SECTION 4.21.       Contracts.............................................................................          21
SECTION 4.22.       Potential Conflicts of Interest.......................................................          21
SECTION 4.23.       Insurance.............................................................................          21
SECTION 4.24.       Opinion of Financial Advisor..........................................................          21
SECTION 4.25.       Investment Company....................................................................          22
SECTION 4.26.       Full Disclosure.......................................................................          22

                                   ARTICLE V. CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1.        Acquisition Proposals.................................................................          22
SECTION 5.2.        Conduct of Business by the Company Pending the Merger.................................          22
SECTION 5.3.        No Solicitation; Board Recommendation.................................................          24

                                           ARTICLE VI. ADDITIONAL AGREEMENTS

SECTION 6.1.        Proxy Statement.......................................................................          25
SECTION 6.2.        Meeting of Stockholders of the Company................................................          25
SECTION 6.3.        Additional Agreements.................................................................          25
SECTION 6.4.        Notification of Certain Matters.......................................................          26
SECTION 6.5.        Access to Information.................................................................          26
SECTION 6.6.        Public Announcements..................................................................          26
SECTION 6.7.        Best Efforts; Cooperation.............................................................          26
SECTION 6.8.        Agreement to Defend and Indemnify.....................................................          27
SECTION 6.9.        Debt Offer............................................................................          27
SECTION 6.10.       Qualified Electing Fund Documentation.................................................          28
SECTION 6.11.       Omnitel Agreement.....................................................................          28

                                           ARTICLE VII. CONDITIONS OF MERGER

SECTION 7.1.        Offer.................................................................................          29
SECTION 7.2.        Stockholder Approval..................................................................          29
SECTION 7.3.        No Challenge..........................................................................          29

                                    ARTICLE VIII. TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1.        Termination...........................................................................          29
SECTION 8.2.        Effect of Termination.................................................................          30

                                            ARTICLE IX. GENERAL PROVISIONS

SECTION 9.1.        Non-Survival of Representations, Warranties and Agreements............................          31
SECTION 9.2.        Notices...............................................................................          31
SECTION 9.3.        Expenses..............................................................................          32
SECTION 9.4.        Certain Definitions...................................................................          32
SECTION 9.5.        Headings..............................................................................          32
SECTION 9.6.        Severability..........................................................................          32
SECTION 9.7.        Entire Agreement; No Third-Party Beneficiaries........................................          32
SECTION 9.8.        Assignment............................................................................          32
SECTION 9.9.        Governing Law.........................................................................          33
SECTION 9.10.       Amendment.............................................................................          33
SECTION 9.11.       Waiver................................................................................          33
SECTION 9.12.       Counterparts..........................................................................          33

ANNEX I                   Conditions to the Offer

Exhibit A                 Option Agreement
Exhibit B                 Stockholders Agreement

SCHEDULES

    Schedule 4.1          Equity Interests
    Schedule 4.2          Capitalization
    Schedule 4.4          No Conflict; Required Filings and Consents
    Schedule 4.6          Liabilities
    Schedule 4.7          Conduct of Business; Certain Changes or Events
    Schedule 4.8          Litigation
    Schedule 4.9          Employment Plans
    Schedule 4.12         Licenses and Permits
    Schedule 4.13         Compliance with Law
    Schedule 4.14         Net Operating Loss and Credit
    Schedule 4.15         Intellectual Property
    Schedule 4.18         Environmental Matters
    Schedule 4.21         Contracts
    Schedule 4.22         Potential Conflicts of Interest
    Schedule 5.2          Conduct of Business
    Schedule 6.8          D & O Insurance
    Schedule 6.9          Debt Offer

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of December 11, 1998 (the "Agreement"), between Cellular Communications International, Inc., a Delaware corporation (the "Company"), and Kensington Acquisition Sub, Inc., a Delaware corporation (the "Purchaser").

                              W I T N E S S E T H

    WHEREAS, the Boards of Directors of each of the Company and the Purchaser have determined that it is in the best interests of their respective stockholders for the Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein; and

    WHEREAS, in furtherance thereof, it is proposed that the Purchaser will make a cash tender offer (the "Offer") to acquire all shares (the "Shares") of the issued and outstanding common stock, par value $.01 per share, of the Company ("Company Common Stock"), including the associated Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of December 19, 1990, between the Company and Continental Stock Transfer Trust Company (the "Rights Agreement"), for $65.75 per Share (the "Offer Price"), or such higher price as may be paid in the Offer, in each case net to the seller in cash;

    WHEREAS, also in furtherance of such acquisition, the Boards of Directors of the Company and the Purchaser have each approved the merger (the "Merger") of the Purchaser with and into the Company following the Offer in accordance with the General Corporation Law of the State of Delaware ("Delaware Law") and upon the terms and subject to the conditions set forth herein;

    WHEREAS, the Board of Directors of the Company (the "Board of Directors") has unanimously approved this Agreement and has resolved to recommend acceptance of the Offer and the Merger to the holders of the Shares;

    WHEREAS, as a condition and inducement to the Purchaser to enter into this Agreement and to incur the obligations set forth herein, concurrently with the execution and delivery of this Agreement, the Purchaser and the Company are entering into an Option Agreement in the form of Exhibit A hereto (the "Option Agreement"), pursuant to which, among other things, the Company has granted the Purchaser an option to purchase certain newly-issued shares of Company Common Stock subject to certain conditions; and

    WHEREAS, as a condition and inducement to the Purchaser to enter into this Agreement, the Board of Directors has approved the terms of a Stockholders Agreement in the form of Exhibit B hereto (the "Stockholders Agreement") to be entered into by the Purchaser, the Company, and the directors, officers and certain stockholders of the Company concurrently with the execution of this Agreement, pursuant to which each such Person (as defined below) has agreed to vote its Shares for approval of the Merger and this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company and the Purchaser hereby agree as follows:

                                   ARTICLE I.

                                THE TENDER OFFER

    SECTION 1.1.  The Offer.

    (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 hereof and none of the events set forth in Annex I hereto shall have occurred and be existing, the Purchaser or a direct or indirect subsidiary thereof shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"),) the Offer as promptly as practicable, but in no event later than five business days following the execution of this Agreement. The obligation of the Purchaser to accept for payment any Shares tendered shall be subject to the satisfaction of only those conditions set forth in Annex I. The Purchaser expressly reserves the right to waive any such condition or to increase the Offer Price. The Offer Price shall be net to the seller in cash. The Company agrees that no Shares held by the Company will be tendered pursuant to the Offer.

    (b) Without the prior written consent of the Company, the Purchaser shall not (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought, (iii) amend or waive satisfaction of the Minimum Condition (as defined in Annex I) or (iv) impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares; provided, however, that if on the initial scheduled expiration date of the Offer (the "Expiration Date") which shall be twenty (20) business days after the date the Offer is commenced, all conditions to the Offer shall not have been satisfied or waived, the Purchaser may, from time to time, in its sole discretion, extend the expiration date (any such extension to be for ten (10) business days or less); provided, however, that the expiration date of the Offer may not be extended beyond May 15, 1999. The Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and purchase, as soon as practicable after the expiration of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer; provided, however, that the Purchaser may (i) extend the Expiration Date (including as it may be extended) for up to ten (10) business days in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), and
(ii) if, immediately prior to the Expiration Date (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the outstanding Shares, the Purchaser may extend the Offer for a period not to exceed fifteen (15) business days, notwithstanding that all conditions to the Offer are satisfied as of such Expiration Date; provided, however, that during any such extension of the Offer, the Purchaser irrevocably waives all of the conditions to the Offer set forth in Annex I (other than the Minimum Condition (as defined in Annex I)). It is agreed that the conditions to the Offer set forth in Annex I are for the benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition or, except with respect to the Minimum Condition, may be waived by the Purchaser, in whole or in part at any time and from time to time, in its sole discretion.

    (c) The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") having only the conditions set forth in Annex I hereto. On the date the Offer is commenced, the Purchaser shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, and including the exhibits thereto, the "Schedule 14D-1"). The Schedule 14D-1 will contain (including as an exhibit) or incorporate by reference the Offer to Purchase and forms of the related letter of transmittal and summary advertisement (which documents, together with any supplements or amendments thereto, and any other SEC schedule or form which is filed in connection with the Offer and related transactions, are referred to collectively herein as the "Offer Documents"). The Offer Documents will comply in all material respects with the provisions of applicable Federal securities laws and, on the date filed with the SEC and on the date first published, mailed or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Purchaser with respect to information furnished by the Company to the Purchaser, in writing, expressly for inclusion in the Offer Documents. The information supplied by the Company to the Purchaser, in writing, expressly for inclusion in the Schedule 14D-1 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (d) The Purchaser agrees to take all steps necessary to cause the Schedule 14D-1 to be filed with the SEC and the Offer Documents to be disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on any Offer Documents before they are filed with the SEC. Each of the Purchaser and the Company agrees promptly (i) to correct any information provided by it for use in the Schedule 14D-1 or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect and (ii) to supplement the information provided by it specifically for use in the Schedule 14D-1 or the Offer Documents to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Purchaser further agrees to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. In addition, the Purchaser agrees to provide the Company and its counsel with any comments, whether written or oral, that the Purchaser or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-1 promptly after the receipt of such comments.

    (e) The Purchaser shall have available on a timely basis the funds necessary to accept for payment, and pay for, any Shares that the Purchaser becomes obligated to pay for pursuant to the Offer or pursuant to Article II hereof.

    SECTION 1.2.  Company Action.

    (a) The Company hereby approves of and consents to the Offer and represents and warrants that:

        (i) the Board of Directors, at a meeting duly called and held on December 10, 1998, at which a majority of the Directors were present: duly and unanimously approved and adopted this Agreement, the Option Agreement, the Stockholders Agreement and the transactions contemplated hereby and thereby, including the Offer and the Merger, resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares pursuant to the Offer and approve this Agreement and the transactions contemplated hereby, including the Merger; and determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the holders of Shares; provided, however, that prior to the purchase by the Purchaser of Shares pursuant to the Offer, the Company may modify, withdraw or change such recommendation to the extent that the Board of Directors determines, after consultation with outside legal counsel to the Company, that the failure to so withdraw, modify or change such recommendation would likely breach the fiduciary duties of the Board of Directors under applicable laws;

        (ii) with respect to the Rights Agreement, the Company has duly amended the Rights Agreement to provide that (A) neither this Agreement nor any of the transactions contemplated hereby, including the Offer and the Merger, will result in the occurrence of a "Distribution Date" (as such term is defined in the Rights Agreement) or otherwise cause the Rights to become exercisable by the holders thereof, and (B) the Rights shall automatically on and as of the Effective Time (as defined below) be void and of no further force or effect; and

        (iii) Wasserstein Perella & Co., Inc. ("Wasserstein Perella") has delivered to the Board of Directors its written opinion that as of the date hereof the consideration to be received by the stockholders of the Company pursuant to each of the Offer and the Merger is fair to the stockholders of the Company from a financial point of view. The Company has been authorized by Wasserstein Perella to permit the inclusion of such fairness opinion (or a reference thereto) in the Offer Documents and in the Schedule 14D-9 referred to below. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Board of Directors described in this
    Section 1.2(a).

    (b) The Company shall file with the SEC, no later than the fifth business day following the public announcement of this Agreement, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any and all amendments or supplements thereto, and including the exhibits thereto, the "Schedule 14D-9"). The Schedule 14D-9 will comply in all material respects with the provisions of all applicable law, including Federal securities law and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information furnished by the Purchaser, in writing, expressly for inclusion in the Schedule 14D-9. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable Federal securities laws. The Company shall mail, or cause to be mailed, such
Schedule 14D-9 to the stockholders of the Company at the same time the Offer Documents are first mailed to the stockholders of the Company together with such Offer Documents. The Schedule 14D-9 and the Offer Documents shall contain the recommendations of the Board of Directors described in Section 1.2(a) hereof. The Company agrees promptly to correct the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect (and the Purchaser, with respect to written information supplied by it specifically for use in the Schedule 14D-9, shall promptly notify the Company of any required corrections of such information and cooperate with the Company with respect to correcting such information) and to supplement the information contained in the
Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the stockholders of the Company, in each case as and to the extent required by applicable law, including Federal securities laws. The Purchaser and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide the Purchaser and its counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

    (c) In connection with the Offer, the Company, promptly upon execution of this Agreement, shall furnish or cause to be furnished to the Purchaser mailing labels containing the names and addresses of all record holders of Shares, non-objecting beneficial owner lists and security position listings of Shares held in stock depositories, each as of a recent date, and shall promptly furnish the Purchaser with such additional information (including, but not limited to, updated lists and computer files containing the names of stockholders and their addresses, mailing labels and security position listings) and such other information and assistance as the Purchaser or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares.

    SECTION 1.3.  Directors.

    (a) Promptly upon the purchase by the Purchaser of any Shares pursuant to the Offer, and from time to time thereafter as Shares are acquired by the Purchaser, the Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, representation on the Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser or any affiliate of the Purchaser (including for purposes of this Section 1.3 such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company and excluding Shares beneficially owned by the Purchaser by virtue of the Option Agreement) bears to the number of Shares outstanding. At such times, the Company will also cause each committee of the Board of Directors to include Persons designated by the Purchaser constituting at least the same percentage of each such committee or board as the Purchaser's designees are of the Board of Directors. The Company shall, upon request by the Purchaser, promptly increase the size of the Board of Directors or exercise its best efforts to secure the resignations of such number of incumbent directors as is necessary to enable the Purchaser's designees to be elected to the Board of Directors in accordance with the terms of this Section 1.3 and shall cause the Purchaser's designees to be so elected; provided, however, that, in the event that the Purchaser's designees are appointed or elected to the Board of Directors, until the Effective Time (as defined below) the Board of Directors shall have at least one director who is a director on the date hereof and who is neither an officer of the Company nor a designee, stockholder, affiliate or associate (within the meaning of the Federal securities laws) of the Purchaser (one or more of such directors, the "Independent Directors"); provided, further, that if no Independent Directors remain, the other directors shall designate one Person to fill one of the vacancies who shall not be either an officer of the Company or a designee, stockholder, affiliate or associate of the Purchaser, and such Person shall be deemed to be an Independent Director for purposes of this Agreement.

    (b) Subject to applicable law, the Company shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section
1.3 and shall include in the Schedule 14D-9 mailed to stockholders promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if the Purchaser has not theretofore designated directors) such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3. The Purchaser will supply the Company and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Notwithstanding anything in this Agreement to the contrary, in the event that the Purchaser's designees are elected to the Board of Directors, after the acceptance for payment and purchase of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (i) amend or terminate this Agreement on behalf of the Company, (ii) exercise or waive any of the Company's rights or remedies hereunder, (iii) extend the time for performance of the Purchaser's obligations hereunder or (iv) take any other action by the Company in connection with this Agreement required to be taken by the Board of Directors.

                                  ARTICLE II.

                                   THE MERGER

    SECTION 2.1. The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and Delaware Law, the Purchaser shall be merged with and into the Company, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger hereinafter sometimes is referred to as the "Surviving Corporation."

    SECTION 2.2. Effective Time. The parties hereto shall cause a Certificate of Merger to be executed and filed on the Closing Date (as defined below) (or on such other date as the Purchaser and the Company may agree) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law. The Merger shall become effective on the date on which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

    SECTION 2.3. Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the third business day after satisfaction or waiver of all of the conditions set forth in Article VII hereof (the "Closing Date"), at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York, unless another date or place is agreed to in writing by the parties hereto.

    SECTION 2.4. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

    SECTION 2.5. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, businesses, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Purchaser, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, businesses, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

    SECTION 2.6.  Certificate of Incorporation; By-Laws; Directors and Officers.

    (a) Unless otherwise determined by the Purchaser before the Effective Time, at the Effective Time the Certificate of Incorporation of the Purchaser, as in effect immediately before the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

    (b) The By-Laws of the Purchaser, as in effect immediately before the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

    (c) The directors of the Purchaser immediately before the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

    SECTION 2.7.  Stockholders' Meeting.

    (a) If required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

        (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as promptly as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement;

        (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its best efforts
    (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as defined below) and, after consultation with the Purchaser, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "Proxy Statement"), to be mailed to its stockholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with the Purchaser and its counsel and (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

        (iii) notwithstanding the provisions of Section 2.7(a)(ii)(y), unless the Board of Directors, after consultation with outside legal counsel to the Company, determines that to do so would likely breach the fiduciary duties of the Board of Directors under applicable law, include in the Proxy Statement the recommendation of the Board of Directors that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

    (b) The Purchaser shall vote, or cause to be voted, all of the Shares then owned by it or any of its subsidiaries and affiliates in favor of the approval of the Merger and the adoption of this Agreement.

    SECTION 2.8.  Merger Without Meeting of Stockholders.  Notwithstanding
Section 2.7 hereof, in the event that the Purchaser or any subsidiary of the Purchaser shall acquire at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, the parties hereto shall, at the request of the Purchaser and subject to Article VII hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of Delaware Law.

    SECTION 2.9. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Company or the holder of any of the following securities:

    (a) Each Share issued and outstanding immediately before the Effective Time (other than any Shares to be cancelled pursuant to Section 2.9(b) and any Dissenting Shares (as defined in Section 2.10(a)) shall be cancelled and extinguished and be converted into the right to receive the Offer Price in cash payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such Share in the manner provided in Section 2.11 hereof. All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.11 hereof, without interest.

    (b) Each Share held in the treasury of the Company and each Share owned by the Purchaser or any direct or indirect wholly owned subsidiary of the Purchaser immediately before the Effective Time shall be cancelled and extinguished and no payment or other consideration shall be made with respect thereto.

    (c) Each share of common stock, par value $.01 per share, of the Purchaser issued and outstanding immediately before the Effective Time shall thereafter represent one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

    SECTION 2.10.  Dissenting Shares.

    (a) Notwithstanding any provision of this Agreement to the contrary, any Shares held by a holder who has demanded and perfected his demand for appraisal of his Shares in accordance with Delaware Law (including but not limited to Section 262 thereof) and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal ("Dissenting Shares"), shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 2.9, but the holder thereof shall be entitled to only such rights as are granted by Delaware Law.

    (b) Notwithstanding the provisions of Section 2.7(a), if any holder of Shares who demands appraisal of his Shares under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.9(a), without interest thereon, upon surrender of the certificate or certificates representing such Shares pursuant to Section 2.11 hereof.

    (c) The Company shall give the Purchaser (i) prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served pursuant to Delaware Law received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of the Purchaser, settle or offer to settle any such demands.

    SECTION 2.11. Surrender of Shares; Stock Transfer Books.

    (a) Before the Effective Time, the Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of Shares in connection with the Merger (the "Exchange Agent") to receive the funds necessary to make the payments contemplated by Section 2.9. At the Effective Time, the Purchaser shall deposit, or cause to be deposited, in trust with the Exchange Agent for the benefit of holders of Shares the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to
Section 2.9.

    (b) Each holder of certificates representing any Shares cancelled upon the Merger, which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose Shares were converted pursuant to Section 2.9(a), may thereafter surrender such Certificate or Certificates to the Exchange Agent, as agent for such holder, to effect the surrender of such Certificate or Certificates on such holder's behalf for a period ending one year after the Effective Time. The Purchaser agrees that promptly after the Effective Time it shall cause the distribution to holders of record of Shares as of the Effective Time of appropriate materials to facilitate such surrender. Upon the surrender of Certificates, the Purchaser shall cause the Exchange Agent to pay the holder of such Certificates in exchange therefor cash in an amount equal to the Merger Consideration multiplied by the number of Shares represented by such Certificate. Until so surrendered, each Certificate (other than Certificates representing Dissenting Shares and Certificates representing Shares held by the Purchaser or any direct or indirect wholly owned subsidiary of the Purchaser or in the treasury of the Company) shall represent solely the right to receive the aggregate Merger Consideration relating thereto.

    (c) If payment of the Merger Consideration in respect of cancelled Shares is to be made to a Person other than the Person in whose name a surrendered Certificate or instrument is registered, it shall be a condition to such payment that the Certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate or instrument surrendered or shall have established to the satisfaction of the Purchaser or the Exchange Agent that such tax either has been paid or is not applicable.

    (d) At the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of Shares or any shares of capital stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II. No interest shall accrue or be paid on any cash payable upon the surrender of a Certificate or Certificates which immediately before the Effective Time represented outstanding Shares.

    (e) Promptly following the date which is one year after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any cash (including any interest received with respect thereto), Certificates and other documents in its possession relating to the transactions contemplated hereby, which had been made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (f) The Merger Consideration paid in the Merger shall be net to the holder of Shares in cash, subject to reduction only for any applicable Federal backup withholding or, as set forth in Section 2.8(c), stock transfer taxes payable by such holder.

    SECTION 2.12. Stock Plans.

    (a) The Company shall take all actions necessary to provide that, at the Effective Time, (i) each then outstanding option to purchase shares of Company Common Stock (the "Options") granted under any of the Company's stock option plans referred to in Section 4.2 hereof, each as amended (collectively, the "Option Plans"), whether or not then exercisable or vested, shall be cancelled and (ii) in consideration of such cancellation, such holders of Options shall receive for each Share subject to such Option an amount (subject to any applicable withholding tax) in cash equal to the product of (A) the excess, if any, of the Offer Price over the per share exercise price of such Option and (B) the number of Shares subject to such Option (such amount being herein referred to as the "Option Price"); provided, however, that the Company shall obtain all necessary consents or releases from holders of Options to effect the foregoing. Upon receipt of the Option Price, the Option shall be cancelled. The surrender of an Option to the Company shall be deemed a release of any and all rights the holder had or may have had in respect of such Option. As promptly as practicable following the consummation of the Merger, the Purchaser shall provide the Company with the funds necessary to satisfy its obligations under this Section 2.12(a).

    (b) Except as provided herein or as otherwise agreed to by the parties and to the extent permitted by the Option Plans, (i) the Company shall cause the Option Plans to terminate as of the Effective Time and shall provide for the payment of any benefit due under such Option Plans in cash; (ii) the Company shall cause the provisions in any other plan, program or arrangement, which currently provides or previously provided for the issuance or grant by the Company of any interest in respect of the capital stock of the Company, or for payments based on the value of the capital stock of the Company (each such other plan being referred to as an "Other Stock Plan") to terminate as of the Effective Time and shall provide for the payment of any benefit due under such plans in cash; and (iii) the Company shall take all action necessary to ensure that following the Effective Time no holder of Options or any participant in the Option Plans or in any Other Stock Plan shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof, and to terminate all such plans. The Purchaser shall assure that the Company has the funds necessary to meet its obligations under this
Section 2.12(b).

                                  ARTICLE III.
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

    The Purchaser represents and warrants to the Company as follows:

    SECTION 3.1. Corporate Organization. The Purchaser is a corporation duly organized under the laws of the State of Delaware. The Purchaser has the requisite corporate power and authority and any necessary governmental approvals to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a material adverse effect on the Purchaser or on the ability of the Purchaser to consummate any of the transactions contemplated by this Agreement or to perform its obligations under this Agreement.

    SECTION 3.2. Authority Relative to this Agreement. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the Merger and the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser and no other proceeding is necessary for the execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the

Purchaser and, assuming due and valid authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

    SECTION 3.3. No Conflict; Required Filings and Consents.

    (a) The execution and delivery of this Agreement by the Purchaser do not, and the performance of this Agreement by the Purchaser will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to the Purchaser or by which any of its property is bound or affected, (ii) violate or conflict with the Certificate of Incorporation or By-Laws of the Purchaser, or (iii) result in a violation or breach of or constitute a default under (with or without due notice or lapse of time, or both), or give to others any rights of termination or cancellation of, or result in the creation of a Lien on any of the property or assets of the Purchaser pursuant to, any contract, instrument, permit, license or franchise to which the Purchaser is a party or by which the Purchaser or any of its property is bound or affected.

    (b) Except for applicable requirements, if any, of the Exchange Act, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and filing and recordation of appropriate merger documents as required by Delaware Law, the Purchaser is not required to submit any notice, report or other filing with any court, arbitrable tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic or foreign (a "Governmental Authority"), in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No waiver, consent, approval or authorization of any Governmental Authority is required to be obtained or made by the Purchaser in connection with its execution, delivery or performance of this Agreement.

    SECTION 3.4. Financing Arrangements. At the Expiration Date, the Purchaser will have funds available to it sufficient to purchase the Shares in accordance with the terms of this Agreement.

    SECTION 3.5. No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, the Purchaser has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever, or entered into any agreements or arrangements with any Person or entity.

    SECTION 3.6. Brokers. Except as to Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Purchaser.

    SECTION 3.7. Proxy Statement. None of the information supplied by the Purchaser, the stockholders of the Purchaser or their respective officers, directors, representatives, agents or employees (the "Purchaser Information"), in writing, expressly for inclusion in the Proxy Statement, if any, or in any amendments thereof or supplements thereto, will, on the date the Proxy Statement is mailed to stockholders and at the time of the meeting of stockholders, if any, to be held in connection with the Merger, contain any untrue statement of a material fact or contain or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Purchaser does not make any representation or warranty with respect to any information that has been supplied by the Company or its accountants, counsel or other authorized representatives for use in any of the foregoing documents.

                                  ARTICLE IV.
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as set forth on the Disclosure Schedule delivered to the Purchaser prior to the execution of this Agreement (the "Disclosure Schedule"), the Company hereby represents and warrants to the Purchaser as follows:

    SECTION 4.1. Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and any necessary governmental approvals to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not have a Material Adverse Effect (as defined below). Except as disclosed on Schedule 4.1 of the Disclosure Schedule, the Company does not own any Subsidiaries and does not otherwise have an equity interest in any other Person. The Subsidiaries listed on Schedule 4.1 do not have any assets, obligations or liabilities of any type or kind and will be dissolved prior to December 31, 1998. The term "Subsidiary" means any corporation or other legal entity of which the Company (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the capital stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. The term "Material Adverse Effect" means any change in or effect on the business of the Company that is not a result of the business operations of Omnitel (as defined below) or of general changes in the economy or the industries in which the Company operates or results from regulatory changes generally applicable to cellular operators in Europe or Italy (including, without limitation, the issuance of a fourth Italian cellular license or rules with respect to interconnections or pricing for incoming calls) or a result of this Agreement that is or could reasonably be expected to be materially adverse to (x) the business, operations, properties (including intangible properties), condition (financial or otherwise), results of operations, assets, liabilities, regulatory status or prospects of the Company or (y) the ability of the Company to consummate any transactions contemplated by this Agreement or the Option Agreement or to perform its obligations under this Agreement or the Option Agreement.

    SECTION 4.2. Capitalization. The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock and 2,500,000 shares of Preferred Stock, $.01 par value per share ("Company Preferred Stock"), 1,000,000 shares of which have been designated "Series A Preferred Stock". As of November 30, 1998, (i) 16,715,306 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding, (ii) 2,274,140 shares of Company Common Stock were reserved for issuance in connection with the exercise of outstanding options under the Option Plans, (iii) 651,091 shares of Company Common Stock were reserved for issuance in connection with the exercise of currently outstanding warrants ("Warrants") and (iv) 2,159,129 shares of Company Common Stock were reserved for issuance in connection with the conversion of currently outstanding Voting Debt (as defined below). All of the issued and outstanding shares of the Company's capital stock are, and all Shares which may be issued pursuant to the exercise or conversion of outstanding Options, Warrants and Voting Debt will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive or similar rights. Except as disclosed on Schedule 4.2 of the Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company issued and outstanding. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company. Except as disclosed on Schedule 4.2 of the Disclosure Schedule, as of the date hereof there are no, and as of the Expiration Date there will be no, other options, warrants, puts, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued, unissued or treasury shares of the capital stock or any other interest in the ownership or earnings of the Company or other security of the Company obligating the Company to issue or sell any shares of capital stock or Voting Debt of, or other equity interests in, the Company. Except as disclosed on
Schedule 4.2 of the Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

    SECTION 4.3. Authority Relative to this Agreement; Company Action.

    (a) The Company has the necessary corporate power and authority to enter into this Agreement, the Option Agreement and the Stockholders Agreement and, subject to obtaining any necessary stockholder approval of the Merger, to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, the Option Agreement and the Stockholders Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval, if necessary, of the Merger by the Company's stockholders in accordance with Delaware Law. Each of this Agreement, the Option Agreement and the Stockholders Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, each of this Agreement and the Stockholders Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

    (b) The Company has taken all action which may be necessary under the Rights Agreement, so that (i) the execution of this Agreement, the Option Agreement and the Stockholders Agreement and any amendments hereto and thereto by the parties hereto and thereto and the consummation of the transactions contemplated hereby and thereby shall not cause (A) the Purchaser to become an Acquiring Person (as defined in the Rights Agreement) or (B) a Distribution Date, a Stock Acquisition Date or a Triggering Event (as such terms are defined in the Rights Agreement) to occur, irrespective of the number of Shares acquired pursuant to the Offer or exercise of the option granted under the Option Agreement, and (ii) the Rights (as defined in the Rights Agreement) shall expire upon the acceptance of Shares for payment pursuant to the Offer.

    (c) The Board of Directors has approved this Agreement, the Option Agreement, the Stockholders Agreement and the transactions contemplated hereby and thereby (including but not limited to the Offer, the Merger and the matters provided for in the Option Agreement) so as to render inapplicable hereto and thereto the limitation on business combinations contained in (i) Section 203 of Delaware Law (or any similar provision) and (ii) Article Ninth of the Restated Certificate of Incorporation of the Company. As a result, the only vote of holders of any class or series of the capital stock of the Company required to adopt this Agreement and the transactions contemplated hereby, including the Merger, is the affirmative vote of a majority of the outstanding Shares, and if
Section 253 of Delaware Law is applicable to the Merger, no such vote will be required. Neither Section 203 of Delaware Law nor any other state takeover or control share statute or similar statute or regulation applies or purports to apply to the Offer, the Merger or any of the transactions contemplated hereby or thereby.

    SECTION 4.4. No Conflict; Required Filings and Consents.

    (a) Except as disclosed on Schedule 4.4 of the Disclosure Schedule, to the Company's knowledge, the execution and delivery of this Agreement, the Option Agreement and the Stockholders Agreement by the Company do not, and the performance of this Agreement, the Option Agreement and the Stockholders Agreement by the Company will not, (i) conflict with or violate any law, order, writ, injunction, decree, statute, rule or regulation, court order or judgment applicable to the Company or by which its property is bound or affected, (ii) violate or conflict with the Restated Certificate of Incorporation or By-Laws of the Company, or (iii) result in a violation or breach of, constitute a default under (with or without due notice or lapse of time or both), give to others any rights of termination or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company pursuant to, any contract, instrument, permit, license or franchise to which the Company is a party or by which the Company or its property is bound or affected, excluding from the foregoing clauses (i) and
(iii) such violations, breaches or defaults which, in the aggregate, would not have a Material Adverse Effect. For purposes of this Agreement, "to the knowledge of the Company" or "to the Company's knowledge" shall be limited to the knowledge of a current director or officer of the Company.

    (b) Except for applicable requirements of the Exchange Act, the pre-merger notification requirements of the HSR Act, and the filing and recordation of appropriate merger or other documents as required by Delaware Law, or "blue sky" laws of various states, the Company is not required to submit any notice, report, permit, authorization or other filing with any Governmental Authority in connection with the execution, delivery or performance of this Agreement. No waiver, consent, approval or authorization of any Governmental Authority is required to be obtained or made by the Company in connection with its execution, delivery or performance of this Agreement, the Option Agreement or the Stockholders Agreement.

    SECTION 4.5. SEC Filings; Financial Statements.

    (a) The Company has filed all forms, reports and documents required to be filed with the SEC since January 1, 1997 (as such documents have been amended since the time of their filing, collectively, the "SEC Reports"). As of their respective dates, or, if amended, as of the date of the last such amendment, the SEC Reports, including without limitation, any financial statements or schedules included therein (i) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has heretofore furnished or made available to the Purchaser a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to executed agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

    (b) The consolidated financial statements of the Company contained in the SEC Reports (the "Financial Statements") have been prepared from, and are in accordance with the books and records of the Company, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Company and the consolidated results of operation, cash flows and changes in financial position of the Company as of and for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

    SECTION 4.6. Undisclosed Liabilities.

    (a) Except (a) as disclosed in the Financial Statements and (b) for liabilities and obligations (i) incurred in the ordinary course of business and consistent with past practice since September 30, 1998, (ii) pursuant to the terms of this Agreement, or (iii) as disclosed on Schedule 4.6 of the Disclosure Schedule, the Company has no material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected in, reserved against or otherwise described in the balance sheet of the Company included in the Financial Statements (including the notes thereto) or which would have a Material Adverse Effect.

    SECTION 4.7. Absence of Certain Changes or Events.

    Since December 31, 1997, except as disclosed on Schedule 4.7 of the Disclosure Schedule or in the SEC Reports filed prior to the date hereof, the Company has conducted its business only in the ordinary and usual course in accordance with past practice, and:

    (a) there have not occurred any events or changes (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that have had, or are reasonably likely in the future to have, individually or in the aggregate, a Material Adverse Effect; and

    (b) the Company has not taken any action which would have been prohibited under Section 5.2 hereof.

    SECTION 4.8. Litigation. Except as disclosed in the SEC Reports filed prior to the date hereof, or as disclosed on Schedule 4.8 of the Disclosure Schedule, there are no claims, actions, suits, proceedings (including, without limitation, arbitration proceedings) or other alternative dispute resolution proceedings, or investigations pending or, to the knowledge of the Company, threatened against the Company, or any properties or rights of the Company, before any Governmental Authority that, either individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect or prevent or delay the consummation of the Offer or the Merger. As of the date hereof, the Company is not subject to any outstanding court order, judgment, injunction or decree.

    SECTION 4.9. Employee Benefit Plans.

    (a) Schedule 4.9(a) of the Disclosure Schedule sets forth: (i) all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other material employee benefit arrangements or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options, hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, maintained by the Company or to which the Company is obligated to contribute thereunder for current or former employees or directors of the Company (the "Employee Benefit Plans"). Neither the Company nor any trade or business (whether or not incorporated) which is or has ever been under control or treated as a single employer with the Company under Section 414(b), (c), (m), or (o) of the Internal Revenue Code of 1986, as amended (the "Code") ("ERISA Affiliate") has ever maintained, contributed to or been obligated to contribute to an "employee pension plan", as defined in Section 3(2) of ERISA.

    (b) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Employee Benefit Plans or by law to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Effective Time which are not yet due will have been paid or accrued on or prior to the Effective Time.

    (c) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans and Pension Plans, have been delivered or made available to the Purchaser by the Company: (i) all plans and related trust documents, and amendments thereto; (ii) the most recent Forms 5500; (iii) the last Internal Revenue Service determination letter; (iv) summary plan descriptions; (v) the most recent actuarial report relating to the Employee Benefit Plans and the Pension Plans; and (vi) written descriptions of all non-written agreements relating to the Employee Benefit Plans.

    (d) There are no pending actions, claims or lawsuits which have been asserted or instituted against the Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Employee Benefit Plans with respect to the operation of such plans (other than routine benefit claims), nor does the Company have knowledge of facts which could form a valid basis for any such claim or lawsuit.

    (e) The Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations, and neither the Company, any Subsidiary of the Company nor any "party in interest" or "disqualified Person" with respect to the Employee Benefit Plans has engaged in a "prohibited transaction" within the meaning of Section 406 of ERISA or 4975 of the Code. No fiduciary to any Employee Benefit Plan has any current liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan.

    (f) None of the Employee Benefit Plans provide retiree life or retiree health benefits except as may be required under Section 4980B of the Code or
Section 601 of ERISA and at the expense of the participant or the participant's beneficiary. The Company and the ERISA Affiliates have at all times complied with the notice and health care continuation requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA.

    (g) Except as disclosed on Schedule 4.9(g) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee or director (current, former or retired) of the Company, (ii) increase any benefits otherwise payable under any Employee Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any benefits under any Employee Benefit Plan or (iv) constitute a "change in control" or similar event under any Employee Benefit Plan. Except as disclosed on Schedule 4.9(g) of the Disclosure Schedule, no payment under any Employee Benefit Plan will fail to be deductible by reason of Section 280G of the Code.

    (h) Except as disclosed on Schedule 4.9(h) of the Disclosure Schedule, no stock or other security issued by the Company or any Affiliate of the Company forms or has formed a material part of the assets of any Employee Benefit Plan.

    (i) There has been no "mass layoff" or "plant closing" as defined by the Worker Adjustment and Retraining Notification Act or any similar state or local "plant closing" law with respect to the current or former employees of the Company.

    SECTION 4.10. Proxy Statement. The Proxy Statement, if any (or any amendment thereof or supplement thereto), to be sent to the stockholders of the Company in connection with the Special Meeting or the information statement, if any, to be sent to such stockholders, as appropriate, will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. The Proxy Statement will not, at the time the Proxy Statement is mailed to stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the meeting of the Company's stockholders held for approval of the Merger which has become false or misleading, except that no representation or warranty is being made by the Company with respect to any information expressly concerning the Purchaser, Mannesmann AG ("Mannesmann") or Olivetti S.p.A. ("Olivetti"), which has been supplied by such entities or which the Purchaser has had a prior opportunity to review.

    SECTION 4.11. Brokers. Except as to Wasserstein Perella and Donaldson Lufkin & Jenrette Securities Corporation ("DLJ"), no broker, finder or investment banker or other financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to the Purchaser true and complete information concerning the financial arrangements between the Company and Wasserstein Perella and DLJ pursuant to which such firms would be entitled to any payment as a result of the transactions contemplated by this Agreement.

    SECTION 4.12.  Conduct of Business; Licenses and Permits.

    (a) Except as disclosed in the SEC Reports filed prior to the date hereof, the business of the Company (which shall be deemed to exclude the operations of Omnitel Sistemi Radiocellulari Italiani S.p.A. and Omnitel Pronto Italia S.p.A. (collectively, "Omnitel")) is not being conducted in default or violation of (with or without due notice or lapse of time or both) any term, condition or provision of (i) its Restated Certificate of Incorporation or By-Laws, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or agreement of any kind to which the Company is a party or by which the Company or any of its properties or assets may be bound (each, a "Company Agreement"), or (iii) any Federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company, and no notice, charge, claim, action or assertion has been received by the Company or has been filed, commenced or, to the Company's knowledge, threatened against the Company alleging any such violation except, with respect to the foregoing clauses (ii) and (iii), defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect. To the Company's knowledge, no other party to any Company Agreement is in default or violation in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or violation. The Company has delivered to the Purchaser or its representatives true and complete originals or copies of all the Company Agreements.

    (b) Schedule 4.12 of the Disclosure Schedule sets forth a true and complete list of all licenses, permits, franchises, authorizations and approvals issued or granted to the Company by any Governmental Authority (the "Licenses and Permits"), and all pending applications therefor. Such list contains a summary description of each such item and, where applicable, specifies the date issued, granted or applied for, the expiration date and the current status thereof. Each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Company's knowledge, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect. To the Company's knowledge, the Licenses and Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of the Company's business (which shall be deemed to exclude the operations of Omnitel) in the manner now conducted and as proposed to be conducted, and none of the operations of the Company are being conducted in a manner that violates in any material respect any of the terms or conditions under which any License and Permit was granted. Except as disclosed on Schedule 4.12 of the Disclosure Schedule, no such License and Permit will be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

    SECTION 4.13. Compliance with Law. Except as disclosed on Schedule 4.8 (as applicable) and Schedule 4.13 of the Disclosure Schedule, the operations of the Company (which shall be deemed to exclude the operations of Omnitel) have been conducted in accordance with all applicable laws, regulations, orders and other requirements of all Governmental Authorities having jurisdiction over the Company and its assets, properties and operations. Except as disclosed on
Schedule 4.8 (as applicable) and Schedule 4.13 of the Disclosure Schedule, the Company has not received notice of any violation of any such law, regulation, order or other legal requirement, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Authority. The Company has no knowledge of any proposed change in any such laws, rules or regulations (other than laws of general applicability) that would materially and adversely affect the transactions contemplated by this Agreement or would have a Material Adverse Effect. To the Company's knowledge, neither the Company nor any director, officer, agent, employee or other Person associated with or acting on behalf of the Company has: used any funds for any unlawful contribution, gift, entertainment or other unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

    SECTION 4.14. Taxes. Except as disclosed on Schedule 4.14 of the Disclosure
Schedule:

    (a) Except as would not, either individually or in the aggregate, have a Material Adverse Effect: (i) the Company has timely filed with the appropriate Tax Authority (as defined below) all Tax Returns (as defined below) required to be filed by or with respect to the Company, and such Tax Returns are true, correct and complete in all material respects; (ii) all Taxes (as defined below) due and payable by the Company with respect to the taxable years or other taxable periods ending on or prior to the Effective Time have been, or on or prior to the Effective Time will be, paid or adequately disclosed and fully provided for; (iii) no Audits (as defined below) are pending or, to the Company's knowledge, threatened with regard to any Taxes or Tax Returns of the Company, and there are no outstanding deficiencies or assessments asserted or proposed; (iv) no issue has been raised by any Taxing Authority in any Audit of the Company that if raised with respect to any other period not so audited could be expected to result in a proposed deficiency of any period not so audited; (v) there are no outstanding agreements, consents or waivers extending the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company, and the Company is not a party to any agreement providing for the allocation or sharing of Taxes; (vi) no powers of attorney with respect to Taxes of the Company have been executed that will be outstanding as of the Effective Time; (vii) there are no Liens for Taxes upon any of the assets of the Company, except for Liens for Taxes not yet due and payable for which adequate reserves have been established on the Company's balance sheet at September 30, 1998 included in the Company's Quarterly Report on Form 10-Q filed with the SEC prior to the date hereof (the "Balance Sheet") in accordance with GAAP and
(viii) the Company has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and has, within the time and in the manner prescribed by law, withheld and paid over to the proper Tax Authorities all amounts required to be so withheld and paid over under applicable laws.

    (b) The Company has not filed a consent to the application of Section 341(f) of the Code.

    (c) The Company is not and has not been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

    (d) No indebtedness of the Company is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code.

    (e) The Company has not entered into any agreements that would result in the disallowance of any tax deductions pursuant to Section 280G of the Code.

    (f) Subject to the Purchaser's consent under Section 6.10 of this Agreement, the Company has made or will by the Effective Time make, a valid "qualified electing fund" election ("QEF Election"), pursuant to Section 1295 of the Code with respect to all stock which it owns, or is considered to own, in any corporation which meets the definition of "passive foreign investment company" ("PFIC") set forth in Section 1297 of the Code. Such QEF Election or elections are, or will be, effective for all periods in which the Company is considered to own the stock to which the election relates. Any PFIC is, or will be, a qualified electing fund with respect to the Company for all taxable years that the Company has held the PFIC stock.

    (g) The Company has not made any change in accounting methods or received a ruling from any taxing authority, other than with respect to a PFIC, likely to have a material adverse effect on the Company.

    (h) The deductibility of compensation paid by the Company will not be limited by Section 162(m) of the Code.

    (i) All transactions that could give rise to an understatement of the federal income tax liability of the Company within the meaning of Section 6662(d) of the Code are adequately disclosed on Tax Returns in accordance with
Section 6662(d)(2)(B) of the Code and the taxpayer reasonably believed that the tax treatment of such item was more likely than not to be the proper treatment.

    (j) No excess loss accounts or deferred intercompany gains as defined in the consolidated return regulations promulgated under the Code exist with respect to the Company.

    (k) For purposes of this Agreement, "Taxes" means any Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority; "Tax Authority" means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes; and "Audit" means any audit, assessment or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

    (l) For purposes of this Agreement, "Tax Return" means any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.

    SECTION 4.15. Intellectual Property. Schedule 4.15 of the Disclosure Schedule contains a true and complete list of all (i) patents and patent applications, (ii) trademark and service mark registrations and applications,
(iii) Computer Software (as defined below), (iv) copyright registrations and applications, (v) material unregistered trademarks, service marks and copyrights, and (vi) Internet domain names used or held for use in connection with the business of the Company, together with all licenses related to the foregoing.

    (a) For purposes of this Agreement, "Computer Software" means (i) any and all computer programs and applications consisting of sets of statements and instructions to be used directly or indirectly in computer software or firmware whether in source code or object code form, (ii) databases and compilations, including without limitation any and all data and collections of data, whether machine readable or otherwise, (iii) all versions of the foregoing including, without limitation, all screen displays and designs thereof, and all component modules of source code or object code or natural language code therefor, and whether recorded on papers, magnetic media or other electronic or non-electronic device, (iv) all descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, (v) all documentation including, without limitation, all technical and user manuals and training materials relating to the foregoing, and all Internet domain names and content contained on all World Wide Web sites of the Company or any Subsidiary; provided, however, that "Computer Software" shall not include (x) "shrink-wrap" or other similar off-the-shelf software generally available or (y) software provided to, or used to provide services to the Company by NTL Incorporated ("NTL"), Corecomm Limited ("Corecomm") or Cellular Communications of Puerto Rico, Inc. ("CCPR").

    (b) Except as disclosed on Schedule 4.15 of the Disclosure Schedule, the Company is the sole and exclusive owner of all patents, patent applications, patent rights, copyrights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and all goodwill of the business associated therewith, trade secrets, registrations for and applications for registration of trademarks, service marks and copyrights, technology and know-how, Computer Software other than off-the-shelf applications, and other confidential or proprietary rights and information and all technical and user manuals and documentation made or used in connection with any of the foregoing, used or held for use anywhere in the world in connection with the business of the Company (which shall be deemed to exclude the operations of Omnitel) as currently conducted (collectively, the "Intellectual Property"), free and clear of all Liens. The Liens disclosed on Schedule 4.15 of the Disclosure Schedule do not materially detract from the value of the Intellectual Property subject thereto and do not materially impair the operations of the Company.

    (c) Except disclosed on Schedule 4.15 of the Disclosure Schedule, all grants, registrations and applications for Intellectual Property that are used in the business of the Company as currently conducted (i) are valid, subsisting, in proper form and enforceable, and have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions, and (ii) have not lapsed, expired or been abandoned, and no application or registration therefor is the subject of any legal or governmental proceeding before any governmental, registration or other authority in any jurisdiction.

    (d) The Company owns or has the valid right to use all of the material Intellectual Property used by it or held for use by it in connection with its business (which shall be deemed to exclude the operations of Omnitel). To the Company's knowledge, there are no conflicts with or infringements of any Intellectual Property by any third party. The business of the Company (which shall be deemed to exclude the operations of Omnitel) as currently conducted does not conflict with or infringe in any way on any proprietary right of any third party. There is no claim, suit, action or proceeding pending or, to the Company's knowledge, threatened against the Company (i) alleging any such conflict or infringement with any third party's proprietary rights, or (ii) challenging the ownership, use, validity or enforceability of the Intellectual Property.

    (e) The Computer Software used by the Company in the conduct of its business (which shall be deemed to exclude the operations of Omnitel) was either: (i) developed by employees of the Company within the scope of their employment; (ii) developed on behalf of the Company by a third party, and all ownership rights therein have been assigned or otherwise transferred to or vested in the Company, pursuant to written agreements; or (iii) as disclosed on Schedule 4.15 of the Disclosure Schedule, licensed or acquired from a third party pursuant to a written license, assignment, or other contract which is in full force and effect and of which the Company is not in material breach. Except as disclosed on
Schedule 4.15 of the Disclosure Schedule, (x) no third party has had access to any of the source codes for any of the Computer Software described in clause (i) or (ii) hereof and (y) no act has been done or omitted to be done by the Company to impair or dedicate to the public or entitle any Governmental Authority to hold abandoned any of such Computer Software.

    (f) Except as disclosed on Schedule 4.15 of the Disclosure Schedule, all consents, filings, and authorizations by or with Governmental Authorities or third parties necessary with respect to the consummation of the transactions contemplated by this Agreement as they may affect the Intellectual Property have been obtained.

    (g) The Company has not entered into any material consent, indemnification, forbearance to sue, settlement agreement or cross-licensing arrangement with any Person relating to the Intellectual Property or the intellectual property of any third party other than as may be contained in the license agreements disclosed on Schedule 4.15 of the Disclosure Schedule.

    (h) Except as disclosed on Schedule 4.15 of the Disclosure Schedule, the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property.

    (i) No former or present employees, officers or directors of the Company hold any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property.

    SECTION 4.16. Employment Matters. No employee of the Company has entered into a Company Agreement and the employment of all employees of the Company may be terminated at will. The Company has not experienced any strikes, collective labor grievances, other collective bargaining disputes or claims of unfair labor practices in the last five years. To the Company's knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

    SECTION 4.17. Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock which may be necessary to approve this Agreement and the transactions contemplated hereby, including the Merger.

    SECTION 4.18. Environmental Matters.

    (a) Except as disclosed on Schedule 4.18(a) of the Disclosure Schedule: (i) the Company is and has been in compliance with all applicable laws, statutes, rules, regulations, common law, ordinances, decrees, orders, judgments, permits, licenses, registration and other governmental authorizations or approvals or other legal or regulatory requirements relating to pollution or the protection of human health, natural resources or the environment ("Environmental Laws"), and there are no outstanding allegations by any Person that the Company is not or has not been in compliance with any Environmental Laws, and (ii) the Company currently holds all permits, licenses, registrations and other governmental authorizations or approvals (including without limitation exemptions, waivers, and the like) and financial assurances required under any Environmental Laws for the Company to operate its business.

    (b) Except as disclosed on Schedule 4.18(b) of the Disclosure Schedule, (i) there is no asbestos or asbestos-containing materials in or on any real property, buildings, structures or components thereof currently owned, leased or operated by the Company, and (ii) there are and have been no underground or aboveground storage tanks (whether or not required to be registered under any applicable law), dumps, landfills, lagoons, surface impoundments, sumps, injection wells or other disposal or storage sites or locations in or on any property currently owned, leased or operated by the Company.

    (c) Except as disclosed on Schedule 4.18(c) of the Disclosure Schedule, (i) the Company has not received (x) any communication from any Person stating or alleging that the Company is or may be liable under any Environmental Law (including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and any foreign or state analog thereto) with respect to any actual or alleged environmental contamination, (y) any request for information under any Environmental Law from any Governmental Authority or any other Person with respect to any actual or alleged environmental contamination or (z) notice of any actual or alleged violation of Environmental Law, (ii) none of the Company, any Governmental Authority or any other Person is conducting or has conducted (or is proposing or threatening to conduct) any environmental remediation or investigation which could result in a material liability of the Company under any Environmental Law or otherwise require disclosure in any SEC Report, and (iii) the Company is not subject to any judicial or administrative proceeding alleging a violation or liability under any Environmental Law.

    (d) Except as disclosed on Schedule 4.18(d) of the Disclosure Schedule, to the Company's knowledge, (i) no party to any Company Agreement and no other Person whose ability, in whole or in part, may be attributable to or asserted against the Company, has received any notice, claim, demand or request for information from any Governmental Authority or any other Person with respect to any actual or potential liability under any Environmental Law, and (ii) no event has occurred with respect to the Company or such parties which, with due notice or the lapse of time or both, would give rise to any liability to the Company under any Environmental Law.

    SECTION 4.19. Real Property. The Company occupies space in New York and London pursuant to an agreement with NTL. As of the date hereof, the Company does not own or lease, have an option to purchase or lease or have any interest in any real property.

    SECTION 4.20. Title and Condition of Properties. The Company owns good and marketable title, free and clear of all Liens, to all of the personal property and assets shown on the Balance Sheet or acquired after September 30, 1998, except for (a) assets which have been disposed of to nonaffiliated third parties since September 30, 1998 in the ordinary course of business, (b) Liens reflected in the Balance Sheet, (c) Liens or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present or presently contemplated use of the assets subject thereto or affected thereby, and (d) Liens for current Taxes not yet due and payable. All of the machinery, equipment and other tangible personal property and assets owned or used by the Company are in good condition and repair, except for ordinary wear and tear not caused by neglect, and are usable in the ordinary course of business, except for any matter otherwise covered by this sentence which does not have, individually or in the aggregate, a Material Adverse Effect. The personal property and assets reflected on the Balance Sheet or acquired after September 30, 1998, the rights under the Company Agreements and the Intellectual Property owned or used by the Company under valid licenses, collectively include all assets necessary to provide, produce, sell and license the services and products currently provided, produced, sold and licensed by the Company and to conduct the business of the Company as presently conducted or as currently contemplated to be conducted.

    SECTION 4.21. Contracts. Each Company Agreement is legally valid and binding and in full force and effect, except where failure to be legally valid and binding and in full force and effect would not have a Material Adverse Effect.
Schedule 4.21 of the Disclosure Schedule sets forth a true and complete list of
(i) all material Company Agreements entered into by the Company since December 31, 1997 and all amendments to any Company Agreements included as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and (ii) all non-competition agreements imposing restrictions on the ability of the Company to conduct business in any jurisdiction or territory.

    SECTION 4.22. Potential Conflicts of Interest. Except as disclosed on
Schedule 4.22 of the Disclosure Schedule or in the SEC Reports filed prior to the date hereof, since December 31, 1997, there have been no transactions, agreements, arrangements or understandings between the Company and its affiliates that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act. Except as disclosed on Schedule 4.22 of the Disclosure Schedule, no officer of the Company owns, directly or indirectly, any interest in (excepting not more than 1% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of the Company; and no officer or director of the Company
(i) owns, directly or indirectly, in whole or in part, any Intellectual Property which the Company is using or the use of which is necessary for the business of the Company; (ii) has any claim, charge, action or cause of action against the Company, except for claims for accrued vacation pay and accrued benefits under the Employee Plans; (iii) has made, on behalf of the Company, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer or director of the Company, or, to the Company's knowledge, a relative of any of the foregoing, is a partner or stockholder (except stock holdings solely for investment purposes in securities of publicly held and traded companies); or (iv) owes any money to the Company.

    SECTION 4.23. Insurance. The Company has policies of insurance and bonds of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar to those of the Company. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid by the Company and the Company is otherwise in compliance in all material respects with the terms of such policies and bonds. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

    SECTION 4.24. Opinion of Financial Advisor. The Company has received an opinion from Wasserstein Perella, financial advisor to the Company, to the effect that the consideration to be received in the Offer and the Merger by the holders of the Shares is fair to such holders from a financial point of view, a copy of which opinion has been delivered to the Purchaser.

    SECTION 4.25. Investment Company. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

    SECTION 4.26. Full Disclosure. The Company has not knowingly failed to disclose to the Purchaser any facts material to the Company's business, results of operations, assets, liabilities, financial condition or prospects (in each case excluding those relating to Omnitel). No representation or warranty by the Company in this Agreement and no statement by the Company in any document referred to herein (including the Schedules and Exhibits hereto), contains any untrue statement of a material fact or omits to state any material fact necessary, in order to make the statement made herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE V.

                     CONDUCT OF BUSINESS PENDING THE MERGER

    SECTION 5.1. Acquisition Proposals. The Company will notify the Purchaser immediately, but in any event within 24 hours, if any proposals, inquiries or expressions of interest are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or its representatives, in each case in connection with any Takeover Proposal (as defined below) or the possibility or consideration of making a Takeover Proposal ("Takeover Proposal Interest") indicating, in connection with such notice, the name of the Person indicating such Takeover Proposal Interest and the terms and conditions of any proposals or offers. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Takeover Proposal Interest. The Company agrees that it will take the necessary steps promptly to inform the Persons referred to in the first sentence hereof of the obligations undertaken in this Section 5.1. The Company agrees that it shall keep the Purchaser informed, on a current basis, of the status and terms of any Takeover Proposal Interest. As used in this Agreement, "Takeover Proposal" shall mean any tender or exchange offer involving the Company, any proposal for a merger, consolidation or other business combination involving the Company, any proposal or offer to acquire in any manner a significant equity interest in, or a significant portion of the business or assets of, the Company (other than immaterial or insubstantial assets or inventory in the ordinary course of business or assets held for sale), any proposal or offer with respect to any recapitalization or restructuring with respect to the Company or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to the Company other than pursuant to the transactions to be effected pursuant to this Agreement.

    SECTION 5.2. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, (i) except as expressly contemplated by this Agreement, the Option Agreement or the Stockholders Agreement, or (ii) as disclosed on Schedule 5.2 of the Disclosure Schedule, or (iii) as agreed in writing by the Purchaser, after the date hereof, and prior to the time the directors of the Purchaser have been elected to and shall constitute a majority of the Board of Directors pursuant to Section 1.3 (the "Appointment Date"):

    (a) the business of the Company shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, the Company shall use its best reasonable efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners;

    (b) the Company will not, directly or indirectly, (i) except upon exercise of stock options or other rights to purchase shares of Company Common Stock pursuant to the Option Plans outstanding on the date hereof or upon exercise of outstanding Warrants or conversion of Voting Debt, issue, sell, transfer or pledge or agree to sell, transfer or pledge any treasury stock of the Company beneficially owned by it, (ii) amend its Restated Certificate of Incorporation or Bylaws or similar organizational documents; or (iii) split, combine or reclassify the outstanding Shares;

    (c) the Company shall not: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company, other than shares of Company Common Stock reserved for issuance on the date hereof pursuant to the exercise of Options or Warrants or conversion of Voting Debt outstanding on the date hereof;
(iii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary and usual course of business and consistent with past practice, or incur or modify any indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice; or (iv) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

    (d) the Company shall not: (i) grant any increase in the compensation payable or to become payable by the Company to any of its executive officers;
(ii)(A) adopt any new, or (B) amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under, any existing bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, agreement or arrangement; or (iii) enter into any employment or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company;

    (e) the Company shall not modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

    (f) the Company shall not permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to the Purchaser, except in the ordinary course of business and consistent with past practice;

    (g) the Company shall not (i) incur or assume any long-term debt, or, except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice; (iii) other than ordinary course expense advances, make any loans, advances or capital contributions to, or investments in, any other Person; or (iv) enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets or real estate);

    (h) the Company shall not (i) change any of the accounting methods used by it unless required by GAAP; or (ii) other than related to a QEF Election, make any material Tax election, change any material Tax election already made, adopt any material Tax accounting method, change any material Tax accounting method unless required by GAAP, enter into any closing agreement, settle any material Tax claim or assessment or consent to any material Tax claim or assessment or any waiver of the statute of limitations for any such material claim or assessment;

    (i) the Company shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, or claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company;

    (j) the Company shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

    (k) the Company shall not take, or agree to commit to take, any action that would, or is reasonably likely to, result in any of the conditions to the Merger set forth in Article VII not being satisfied, or would make many representation or warranty of the Company contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

    (l) the Company shall not redeem the Rights or terminate, amend or otherwise modify the Rights Agreement prior to the consummation of the Offer unless required to do so by order of a court of competent jurisdiction; and

    (m) the Company shall not enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

    SECTION 5.3.  No Solicitation; Board Recommendation.

    (a) The Company will not, and will use its best efforts to ensure that its officers, directors, employees, investment bankers, attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encourage, or take any action to facilitate (including by the furnishing of information) the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal, (ii) enter into any agreement with respect to any Takeover Proposal, or (iii) in the event of an unsolicited Takeover Proposal for the Company engage in negotiations or discussions with, or provide any information or data to, any Person (other than the Purchaser, any of its affiliates or representatives and except for information which has been previously publicly disseminated by the Company) relating to any Takeover Proposal; provided, however, that nothing contained in this Section 5.3 or any other provision hereof shall prohibit the Company or the Board of Directors from
(i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or (ii) making such disclosure to the Company's stockholders as, in the good faith judgment of the Board of Directors after receiving advice from outside counsel, the Company deems necessary to comply with its fiduciary duties to the Company's stockholders under applicable law.

    (b) Notwithstanding the foregoing, prior to the acceptance of Shares pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any Person pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such Person concerning a Takeover Proposal (provided that the Company shall not agree to any exclusive right to negotiate with the Company) if
(x) such entity or group has on an unsolicited basis submitted a bona fide written proposal to the Company relating to any such transaction that provides for consideration which the Board of Directors determines in good faith, after receiving advice from a nationally recognized investment banking firm, is more favorable to the Company and its stockholders than the Offer and the Merger (taking into account all relevant factors) and which is not conditioned upon obtaining additional financing not fully committed at such time or, in the view of a nationally recognized investment banking firm, is reasonably likely to be obtained under then existing market conditions, and (y) in the opinion of the Board of Directors, after receiving advice from outside legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations would likely cause the Board of Directors to breach its fiduciary duties to the Company's stockholders under applicable law (a Takeover Proposal which satisfies clauses (x) and (y) being referred to herein as a "Superior Proposal"). The Company shall promptly provide to the Purchaser any nonpublic information regarding the Company provided to any other party which was not previously provided to the Purchaser. If the Company, after consultation with outside legal counsel, believes that a breach of its fiduciary duties to the Company's stockholders would likely occur, the Board of Directors may (subject to this and the following sentences) inform the Company's stockholders that it no longer believes that the Offer and the Merger is advisable and no longer recommends approval (a "Subsequent Determination"), but only at a time that is after the fifth business day following the Purchaser's receipt of written notice advising the Purchaser that the Board of Directors has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation), identifying the Person making such Superior Proposal and stating that it intends to make a Subsequent Determination. Notwithstanding anything herein to the contrary, prior to and including such fifth day the Company may make such public disclosure that is in its view required under the Federal securities laws, as evidenced by an opinion from outside counsel to the Company, a copy of which shall be provided to Purchaser prior to such disclosure. After providing such notice, the Company shall provide a reasonable opportunity to the Purchaser to make such adjustments in the terms and conditions of this Agreement and/or of the Option Agreement as would enable the Company to proceed with its recommendation to its stockholders without a Subsequent Determination. At any time after five business days following notification to the Purchaser of the Company's intent to do so and if the Company has otherwise complied with the terms of this Section 5.3(b), the Board of Directors may terminate this Agreement pursuant to clause (ii) of Section 8.1(f) and enter into an agreement with respect to a Superior Proposal; provided that the Company shall, concurrently with entering into such agreement, pay or cause to be paid to the Purchaser the Termination Fee (as defined in Section 8.2(b) hereof). Notwithstanding any other provision of this Agreement, the Company shall submit this Agreement to its stockholders, whether or not the Board of Directors makes a Subsequent Determination.

    (c) Except as set forth in Section 5.3(b), neither the Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Purchaser, the approval or recommendation by the Board of Directors or any such committee of the Offer, this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal.

                                  ARTICLE VI.

                             ADDITIONAL AGREEMENTS

    SECTION 6.1. Proxy Statement. If required by the Exchange Act, as promptly as practicable after the consummation of the Offer, the Company shall prepare and file with the SEC, and shall use all reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to stockholders, the Proxy Statement. Except as set forth in Section 5.3(b), the Proxy Statement shall contain the recommendation of the Board of Directors in favor of the Merger.

    SECTION 6.2. Meeting of Stockholders of the Company. At the Special Meeting, if any, the Company shall use its best efforts to solicit from stockholders of the Company proxies in favor of the Merger. The Purchaser agrees that it shall vote, or cause to be voted, in favor of the Merger all Shares directly or indirectly beneficially owned by it.

    SECTION 6.3. Additional Agreements. Subject to the terms and conditions herein provided, the Company and the Purchaser will each comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Authority to achieve the satisfaction of the Minimum Condition and all conditions set forth in Annex I hereto and Article VII hereof, and to consummate and make effective the Merger and the other transactions contemplated hereby. Each of the parties hereto agrees to use all reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company and the Purchaser shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

    SECTION 6.4. Notification of Certain Matters. The Company shall give prompt notice to the Purchaser and the Purchaser shall give prompt notice to the Company, of (a) the occurrence, or nonoccurrence, of any event whose occurrence, or nonoccurrence, would be likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (ii) any condition set forth in Annex I hereto to be unsatisfied in any material respect at any time from the date hereof to the date the Purchaser purchases Shares pursuant to the Offer and (b) any material failure of the Company or the Purchaser, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    SECTION 6.5.  Access to Information.

    (a) From the date hereof to the Effective Time, the Company shall, and shall cause its officers, directors, employees, auditors and agents to, afford the officers, employees and agents of the Purchaser reasonable access at all reasonable times to its officers, employees, agents, properties, offices and other facilities and to all books and records, and shall furnish the Purchaser with all financial, operating and other data and information as the Purchaser, through its officers, employees or agents, may reasonably request.

    (b) Unless otherwise required by law and until the Appointment Date, the Purchaser agrees that it shall, and shall cause its affiliates and each of their respective officers, directors, employees, financial advisors and agents (the "Purchaser Representatives"), to hold in strict confidence all data and information obtained by them from the Company (unless such information is or becomes publicly available without the fault of any of the Purchaser Representatives or public disclosure of such information is required by law in the opinion of counsel to the Purchaser) and shall ensure that the Purchaser Representatives do not disclose such information to others without the prior written consent of the Company. Notwithstanding anything herein to the contrary, the terms of the Confidentiality Agreement, dated December 1, 1998 (the "Confidentiality Agreement") executed by the stockholders of Purchaser shall remain in full force and effect.

    (c) In the event of the termination of this Agreement, the Purchaser shall, and shall cause its affiliates to, return (without maintaining any electronic, digital, magnetic or optical representation thereof) promptly every document furnished to them by the Company or any of its representatives in connection with the transactions contemplated hereby and any copies (without maintaining any electronic, digital, magnetic or optical representation thereof) thereof which may have been made, and shall cause the Purchaser Representatives to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made, other than documents filed with the SEC or otherwise publicly available.

    SECTION 6.6. Public Announcements. The Purchaser and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer or the Merger and shall not issue any such press release or make any such public statement before such consultation, except as may be required by law.

    SECTION 6.7. Best Efforts; Cooperation. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and shall use its reasonable best efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary filings under the Exchange Act and the HSR Act. The parties hereto shall cooperate in responding to inquiries from, and making presentations to, regulatory authorities.

    SECTION 6.8.  Agreement to Defend and Indemnify.

    (a) It is understood and agreed that the Company shall, to the fullest extent permitted under Delaware Law and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, the Purchaser and the Surviving Corporation shall jointly and severally, to the fullest extent permitted under Delaware Law, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company ("Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, including without limitation liabilities arising out of this transaction, under the Exchange Act in connection with the Offer or the Merger, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received, and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and further, provided, that neither the Company nor the Surviving Corporation shall be obliged pursuant to this Section 6.8 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. For three years after the Effective Time, the Surviving Corporation shall be required to maintain or obtain officers' and directors' liability insurance covering the Indemnified Parties who are currently covered by the Company's officers and directors liability insurance policy with respect to matters existing or occurring at or prior to the Effective Time on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts; provided, however, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 150% of the per annum rate of premium currently paid by the Company for such insurance on the date of this Agreement, which amount is disclosed on
Schedule 6.8 of the Disclosure Schedule, then the Purchaser shall cause the Company (or the Surviving Corporation if after the Effective Time) to, and the Company (or the Surviving Corporation if after the Effective Time) shall, provide the maximum coverage that shall then be available at an annual premium equal to 150% of such rate. This Section 6.8 shall survive the consummation of the Merger. The Purchaser shall cause the Surviving Corporation to reimburse all expenses, including reasonable attorney's fees and expenses, incurred by any Person to enforce the obligations of the Purchaser and the Surviving Corporation under this Section 6.8. Notwithstanding Section 9.7 hereof, this Section 6.8 is intended to be for the benefit of and to grant third party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

    (b) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.8.

    SECTION 6.9.  Debt Offer.

    (a) The Company shall, within 10 days of receiving any request by the Purchaser to do so, commence an offer to purchase (accompanied by a related solicitation of consents regarding covenant amendments) all of the Company's outstanding 9 1/2% Senior Discount Notes due 2005 (the "Senior Notes") on such customary terms and conditions as are acceptable to the Purchaser and reasonably satisfactory to the Board of Directors (the "Debt Offer"). The Company shall waive any of the conditions to the Debt Offer and make any other changes in the terms and conditions of the Debt Offer as may be requested by the

Purchaser and as are reasonably satisfactory to the Board of Directors, and the Company shall not, without the Purchaser's prior written consent, waive any material condition to the Debt Offer, make any changes to the terms and conditions of the Debt Offer set forth in Schedule 6.9 hereto or make any other material changes in the terms and conditions of the Debt Offer. The Company covenants and agrees that, subject to the terms and conditions of this Agreement, including but not limited to the conditions in the Debt Offer, it will accept for payment and pay for the Senior Notes as soon as reasonably practicable after such conditions to the Debt Offer are satisfied and it is permitted to do so under applicable law, provided that the Company shall use reasonable best efforts to coordinate the timing of any such purchase with the Purchaser in order to obtain the greatest participation in the Debt Offer.

    (b) Promptly following the date of this Agreement, the Company and the Purchaser shall prepare an offer to purchase for the Senior Notes and forms of the related letters of transmittal and summary advertisement, as well as all other information and exhibits (collectively, the "Debt Documents"). All mailings of the Debt Documents to the holders of the Senior Notes in connection with the Debt Offer shall be subject to the prior review, comment and approval of the Purchaser (which approval shall not be unreasonably withheld or delayed). The Company will use its reasonable best efforts to cause the Debt Documents to be mailed to the holders of the Senior Notes as promptly as practicable following receipt of the request from the Purchaser under paragraph (a) above to do so. The Company agrees promptly to correct any information in the Debt Documents that shall be or have become false or misleading in any material respect.

    (c) The Purchaser shall provide to the Company all funds necessary to consummate the Debt Offer on terms reasonably satisfactory to the Board of Directors. No term or condition of such funding shall prevent or restrict the consummation of the Merger.

    (d) In the event that the Debt Offer is commenced but is terminated without consummation, and such failure to consummate is not the result of the Company's breach, the Purchaser will reimburse the Company for any and all expenses and fees incurred by the Company in connection with the Debt Offer.

    SECTION 6.10. Qualified Electing Fund Documentation. The Company has prepared, or caused to be prepared, and has submitted for review to the Purchaser on or prior to the date hereof, Internal Revenue Service Form 8621 and such amended United States Federal income Tax Returns (and other documentation), as required for the Company to make a retroactive "Qualified Electing Fund" election, pursuant to Treasury Regulations Section 1.1295-3T(f), effective for the Company's entire holding period, with respect to the Company's interest in Omnitel. Such documentation shall be prepared in such manner as would fully satisfy the requirements of Treasury Regulations Section 1.1295-3T(g) and the private letter ruling received by the Company dated November 18, 1998. Such documentation shall not be filed with the Internal Revenue Service without the Purchaser's prior written consent, which consent shall not be unreasonably withheld or delayed. The Purchaser will take all actions necessary to file such Forms 862i and such amended Tax Returns, and shall cooperate with the Company in connection therewith.

    SECTION 6.11. Omnitel Agreement. Notwithstanding anything herein to the contrary, (i) it shall not constitute a failure of any condition to the Merger set forth in Article VII of this Agreement nor to the Offer set forth in Annex I of this Agreement, which conditions are for the benefit of the Purchaser, if, and (ii) the Purchaser agrees that it will not terminate or seek to terminate or otherwise impair its performance of this Agreement in any manner as a result of, in either case, any claim, action, suit, proceeding (including, without limitation, arbitration proceeding) or other alternative dispute resolution proceeding or investigation is commenced or threatened against the Company, the Purchaser, Mannesmann, Olivetti or Oliman Holding B.V. arising out of, or relating to, the Joint Venture Agreement, dated as of May 3, 1990, among Ing. C. Olivetti & C., S.p.A., Bell Atlantic International, Inc., CCI Partnership, Inc., Shearson Lehman Hutton Eurocell Italy, Inc. and Swedish Telecomm International AB, as amended November 24, 1993 and February 23, 1994, and in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, other than any of the foregoing brought by or on behalf of the Company.

                                  ARTICLE VII.

                              CONDITIONS OF MERGER

    The respective obligations of each party to effect the Merger shall be subject to the following conditions, provided that the obligation of each party shall not be relieved by the failure of any such conditions if such failure of any such conditions is the proximate result of any breach by such party of any of its material obligations under this Agreement.

    SECTION 7.1. Offer. The Purchaser shall have made, or caused to be made, the Offer and shall have purchased, or caused to be purchased, the Shares pursuant to the Offer; provided, however, that this condition shall be deemed to have been satisfied with respect to the obligation of the Purchaser to effect the Merger if the Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer or of this Agreement.

    SECTION 7.2. Stockholder Approval. The Merger and this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company, if required by Delaware Law.

    SECTION 7.3. No Challenge. No statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any government or governmental, administrative or regulatory authority or by any court of competent jurisdiction, that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger.

                                 ARTICLE VIII.

                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 8.1. Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time before the Effective Time, whether before or after stockholder approval:

    (a) By mutual written consent of the Boards of Directors of the Purchaser and the Company; or

    (b) By the Purchaser if the Offer shall have expired or been terminated without any Shares being purchased thereunder by the Purchaser as a result of the occurrence of any of the events set forth in ANNEX I; or

    (c) By either the Purchaser or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

    (d) By the Purchaser if, without any material breach by the Purchaser of its obligations under this Agreement, the purchase of Shares pursuant to the Offer shall not have occurred on or before May 15, 1999; or

    (e) By the Company if, without any material breach by the Company of its obligations under this Agreement, the purchase of Shares pursuant to the Offer shall not have occurred on or before May 15, 1999; or

    (f) By the Company (i) if there shall be a material breach of any of the Purchaser's representations, warranties or covenants hereunder, which breach cannot be or has not been cured within ten days of the receipt of written notice thereof, or (ii) to allow the Company to enter into an agreement in accordance with Section 5.3(b) with respect to a Superior Proposal which the Board of Directors has determined is more favorable to the stockholders of the Company than the transactions contemplated hereby; provided that it has complied with all provisions thereof, including the notice provision therein, and that it makes simultaneous payment of the Termination Fee, plus any amounts then due as a reimbursement of expenses; or

    (g) By the Purchaser if, prior to the purchase of Shares pursuant to the Offer the Company shall have breached any representation, warranty or covenant or other agreement contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in paragraph (e) or (f) of Annex I hereto and (ii) cannot be or has not been cured within ten days of the receipt of written notice thereof; or

    (h) By the Purchaser, at any time prior to the purchase of the Shares pursuant to the Offer, if (i) the Board of Directors shall withdraw, modify, or change its recommendation or approval in respect of this Agreement or the Offer in a manner adverse to the Purchaser, (ii) the Board of Directors shall have recommended any proposal other than by the Purchaser in respect of a Takeover Proposal, (iii) the Company shall have exercised a right with respect to a Takeover Proposal referenced in Section 5.3(b) and shall, directly or through its representatives, continue discussions with any third party concerning a Takeover Proposal for more than ten business days after the date of receipt of such Takeover Proposal, (iv) a Takeover Proposal that is publicly disclosed shall have been commenced or communicated to the Company which contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) and the Company shall not have rejected such proposal within twenty (20) business days of its receipt or, if sooner, the date its existence first becomes publicly disclosed, or (v) any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than the Purchaser or any of its Subsidiaries or affiliates shall have become the beneficial owner of more than 15% of the outstanding Company Common Stock (either on a primary or a fully diluted basis); PROVIDED, HOWEVER, that this provision shall not apply to any Person that owns more than 15% of the outstanding Shares on the date hereof; or

    (i) by the Purchaser, if the Company or its representatives shall have materially breached the provisions of Section 5.1 or Section 5.3 hereof.

    SECTION 8.2.  Effect of Termination.

    (a) In the event of termination of this Agreement as provided in Section 8.1 hereof, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of the Purchaser or the Company, except (i) as set forth in Sections 6.5 and 9.3 hereof and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement.

    (b) If (i) the Purchaser shall have terminated this Agreement pursuant to
Section 8.1(h) or Section 8.1(i), (ii) the Purchaser shall have terminated this Agreement pursuant to Section 8.1(g), following the date hereof but prior to such termination there shall have been a Takeover Proposal Interest, and within two years of any such termination the Company shall have entered into a definitive agreement with respect to a Takeover Proposal or a Takeover Proposal with respect to the Company shall have been consummated or (iii) the Company shall have terminated this Agreement pursuant to Section 8.1(f)(ii), then in any such case the Company shall pay simultaneously with such termination if pursuant to Section 8.1(f)(ii) and promptly, but in no event later than two business days after the date of such termination or event if pursuant to Section 8.1(h), 8.1(i) or 8.1(g), to the Purchaser a termination fee (the "Termination Fee") of $43 million, which amount shall be payable by wire transfer to such account as the Purchaser may designate in writing to the Company.

                                  ARTICLE IX.

                               GENERAL PROVISIONS

    SECTION 9.1.  Non-Survival of Representations, Warranties and
Agreements. The representations, warranties and agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article II and Section 6.8 shall survive the Effective Time indefinitely and those set forth in Sections 6.5(b), 6.5(c), 8.2 and 9.3 shall survive termination indefinitely.

    SECTION 9.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, (ii) on the first business day following dispatch by an internationally recognized overnight courier service to a domestic addressee,
(iii) on the third business day following dispatch by an internationally recognized overnight courier service to a international addressee and (iv) on the tenth business day after deposit with a national mail service, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

    (a) if to the Purchaser:

        Mannesmann AG
       Am Wallgraben 125
       D-70565 Stuttgart
       Germany
       Attention: Dr. Kurt J. Kinzius
       Facsimile: 49-711-990-2201

        and

        Olivetti S.p.A.
       Via Lorenteggio 257
       20152 Milan
       Italy
       Attention: Marco De Benedetti
       Facsimile: 39-2-4836-6700

        With a copy to:

        Willkie Farr & Gallagher
       787 Seventh Avenue
       New York, New York 10019-6009
       Attention: Neil Novikoff, Esq.
       Facsimile: (212) 728-8111

    (b) if to the Company:

        Cellular Communications International, Inc.
       110 East 59th Street
       New York, New York 10022
       Attention: Richard J. Lubasch, Esq.
       Facsimile: (212) 906-8497

        With a copy to:

        Skadden, Arps, Slate, Meagher & Flom LLP
       919 Third Avenue
       New York, New York 10022
       Attention: Thomas H. Kennedy, Esq.
       Facsimile: (212) 735-2000

    SECTION 9.3. Expenses. Except as expressly set forth in Section 8.2(b), all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

    SECTION 9.4. Certain Definitions. For purposes of this Agreement, the term:

    (a) "affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. For avoidance of doubt, NTL, CCPR and Corecomm shall not be considered affiliates of the Company;

    (b) "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise; and

    (c) "Lien" means any mortgage, pledge, hypothecation, assignment for security purposes, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including without limitation any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing); provided, however, that liens for Taxes not yet due and payable but for which adequate reserves have been established and other statutory liens shall not be Liens for the purposes of this Agreement.

    (d) "Person" means an individual, corporation, partnership, limited liability company, association, trust or any unincorporated organization.

    SECTION 9.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 9.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

    SECTION 9.7. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Option Agreement and the Stockholders Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof and, except as otherwise expressly provided herein, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

    SECTION 9.8. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that the Purchaser may assign all or any of its rights hereunder to any affiliate of the Purchaser provided that no such assignment shall relieve the Purchaser of its obligations hereunder.

    SECTION 9.9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

    SECTION 9.10. Amendment. This Agreement may be amended by the parties hereto by action taken by the Purchaser and by action taken by or on behalf of the Board of Directors at any time before the Effective Time; provided, however, that, after approval, if any, of the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    SECTION 9.11. Waiver. At any time before the Effective Time, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party.

    SECTION 9.12. Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

    IN WITNESS WHEREOF, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                CELLULAR COMMUNICATIONS INTERNATIONAL, INC.

                                By:  /s/ WILLIAM B. GINSBERG
                                     -----------------------------------------
                                     Name: William B. Ginsberg
                                     Title: Chairman of the Board of Directors,
                                            President, Chief Executive Officer

                                KENSINGTON ACQUISITION SUB, INC.

                                By:  /s/ MARCO DE BENEDETTI
                                     -----------------------------------------
                                     Name: Marco De Benedetti
                                     Title: Co-President and Co-Secretary

                                By:  /s/ DR. KURT KINZIUS
                                     -----------------------------------------
                                     Name: Dr. Kurt Kinzius
                                     Title: Co-President and Co-Secretary

                                    ANNEX I

    Conditions to the Offer. Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares and (except as provided in this Agreement) amend or terminate the Offer as to any Shares not then paid for if (i) the condition that there shall be validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which represents at least a majority of the total number of shares of Company Common Stock then outstanding on a fully diluted basis (after giving effect to the conversion or exercise of all outstanding options, warrants and other rights and securities exercisable or convertible into shares of Company Common Stock) shall not have been satisfied (the "Minimum Condition"); (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer; or (iii) at any time after the date of this Agreement and before the time of acceptance of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following conditions exists:

        (a) there shall be threatened or pending in effect an injunction or other order, decree, judgment or ruling by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission of competent jurisdiction or a statute, rule, regulation, executive order or other action shall have been promulgated, enacted, taken or threatened by a Governmental Authority or a governmental, regulatory or administrative agency or commission of competent jurisdiction which in any such case (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger, (ii) prohibits or restricts the ownership or operation by the Purchaser (or any of its affiliates or subsidiaries) of any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole, or compels the Purchaser (or any of its affiliates or subsidiaries) to dispose of or hold separate any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole, (iii) imposes material limitations on the ability of the Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by the Purchaser on all matters properly presented to the stockholders of the Company, (iv) imposes any material limitations on the ability of the Purchaser or any of its affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company; or

        (b) this Agreement shall have been terminated by the Company or the Purchaser in accordance with its terms; or

        (c) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or the over-the-counter market for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States (with the exception of any such occurrence involving Iraq), (iv) any limitation (whether or not mandatory) by any United States Governmental Authority on the extension of credit generally by banks, (v) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans to investment grade securities or (vi) in the case of any of the foregoing existing at the time of the execution of this Agreement, a material acceleration or worsening thereof; or

        (d) (i) the Board of Directors or any committee thereof shall have withdrawn or modified in a manner adverse to the Purchaser its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any Takeover Proposal, or (ii) the Company shall have entered into any agreement with respect to any Superior Proposal in accordance with
    Section 5.3(b) of this Agreement; or

        (e) the representations and warranties of the Company set forth in this Agreement shall not be true and correct in all material respects, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, or (ii) as to all other representations and warranties as of the date of this Agreement and as of the scheduled expiration of the Offer; or

        (f) the Company shall have failed to perform in all material respects any obligation or to comply with any agreement or covenant to be performed or complied with by it under this Agreement; or

        (g) the Purchaser shall have failed to receive a certificate executed by the President or a Vice President of the Company, dated as of the scheduled expiration of the Offer, to the effect that the conditions set forth in paragraphs (e) and (f) of this ANNEX I have not occurred; or

        (h) there shall have occurred any change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any change) that constitutes a Material Adverse Effect; or

        (i) any Person acquires beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act), of at least 15% of the outstanding Company Common Stock.

    The foregoing conditions (other than the Minimum Condition) are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances (including any action or inaction by the Purchaser) giving rise to any such conditions and may be waived by the Purchaser in whole or in part at any time and from time to time, in each case, in the exercise of the good faith judgment of the Purchaser and subject to the terms of this Agreement. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                              TABLE OF DEFINITIONS

Affiliate.......................................................................     9.4(a)
Agreement.......................................................................   Recitals
Appointment Date................................................................        5.2
Audit...........................................................................    4.14(o)
Balance Sheet...................................................................    4.14(f)
Board of Directors..............................................................   Recitals
Certificates....................................................................    2.11(b)
CCPR............................................................................    4.15(a)
Closing.........................................................................        2.3
Closing Date....................................................................        2.3
Code............................................................................     4.9(a)
Company.........................................................................   Recitals
Company Agreement...............................................................    4.12(a)
Company Common Stock............................................................   Recitals
Company Preferred Stock.........................................................       4.2?
Computer Software...............................................................    4.15(a)
Confidentiality Agreement.......................................................     6.5(b)
Control.........................................................................     9.4(b)
Corecomm........................................................................    4.15(a)
Debt Documents..................................................................        6.9
Debt Offer......................................................................        6.9
Delaware Law....................................................................   Recitals
                                                                                    Article
Disclosure Schedule.............................................................         IV
Dissenting Shares...............................................................    2.10(a)
Distribution Date...............................................................  1.2(a)(ii)
Effective Time..................................................................        2.2
Employee Benefit Plans..........................................................     4.9(a)
Environmental Laws..............................................................    4.18(a)
ERISA...........................................................................     4.9(a)
ERISA Affiliate.................................................................     4.9(a)
Exchange Act....................................................................     1.1(a)
Exchange Agent..................................................................    2.11(a)
Expiration Date.................................................................     1.1(b)
Financial Statements............................................................     4.5(b)
GAAP............................................................................     4.5(b)
Governmental Authority..........................................................     3.3(b)
HSR Act.........................................................................     3.3(b)
Indemnified Parties.............................................................     6.8(a)
Independent Directors...........................................................     1.3(a)
Intellectual Property...........................................................    4.15(b)
Licenses and Permits............................................................    4.12(b)
Lien............................................................................     9.4(c)
Mannesmann......................................................................       4.10
Material Adverse Effect.........................................................        4.1
Merger..........................................................................   Recitals
Merger Consideration............................................................     2.9(a)
Minimum Condition...............................................................    Annex 1
Multiemployer Plan..............................................................     4.9(a)

NTL.............................................................................    4.15(a)
Offer...........................................................................   Recitals
Offer Documents.................................................................     1.1(c)
Offer Price.....................................................................   Recitals
Offer to Purchase...............................................................     1.1(c)
Olivetti........................................................................       4.10
Omnitel.........................................................................       4.12
Option Agreement................................................................   Recitals
Option Plans....................................................................    2.12(a)
Option Price....................................................................    2.12(a)
Options.........................................................................    2.12(a)
Other Stock Plan................................................................    2.12(b)
PBGC............................................................................     4.9(e)
Pension Plans...................................................................     4.9(a)
Person..........................................................................     9.4(d)
PFIC............................................................................    4.14(g)
Proxy Statement.................................................................  2.7(a)(ii)
Purchaser.......................................................................   Recitals
Purchaser Information...........................................................        3.7
Purchaser Representatives.......................................................     6.5(b)
QEF Election....................................................................    4.14(g)
Rights..........................................................................   Recitals
Rights Agreement................................................................   Recitals
Schedule 14D-1..................................................................     1.1(c)
Schedule 14D-9..................................................................     1.2(b)
SEC.............................................................................     1.1(b)
SEC Reports.....................................................................     4.5(a)
Securities Act..................................................................     4.5(a)
Senior Notes....................................................................        6.9
Shares..........................................................................   Recitals
Special Meeting.................................................................  2.7(a)(i)
Stockholders Agreement..........................................................   Recitals
Subsequent Determination........................................................     5.3(b)
Subsidiary......................................................................        4.1
Superior Proposal...............................................................     5.3(b)
Surviving Corporation...........................................................        2.1
Takeover Proposal...............................................................        5.1
Takeover Proposal Interest......................................................        5.1
Tax Authority...................................................................    4.14(o)
Tax Return......................................................................    4.14(p)
Taxes...........................................................................    4.14(o)
Termination Fee.................................................................     8.2(b)
Treasury Regulations............................................................    4.14(m)
Voting Debt.....................................................................        4.2
Warrants........................................................................        4.2
Wasserstein Perella.............................................................  1.2(a)(iii)

                                                                       EXHIBIT B

                             STOCKHOLDERS AGREEMENT

    STOCKHOLDERS AGREEMENT (this "Agreement"), dated as of December 11, 1998, by and among Cellular Communications International, Inc., a Delaware corporation (the "Company"), Kensington Acquisition Sub, Inc., a Delaware corporation ("Purchaser"), and the persons listed on Schedule 1 hereto (the "Stockholders").

                              W I T N E S S E T H:

    WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and Purchaser have entered into an Agreement and Plan of Merger, dated as of the date hereof (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which, among other things, Purchaser will make a tender offer (the "Offer") for all outstanding shares of common stock, par value $.01 per share ("Shares"), of the Company at a price of $65.75 per Share (the "Offer Price"), net to the seller in cash, to be followed by a merger of Purchaser with and into the Company, and each issued and outstanding Share, except as set forth in the Merger Agreement, will be converted into the right to receive the Offer Price;

    WHEREAS, the Stockholders are the Beneficial Owners (as defined below) and owners of record, and have the sole right to vote and dispose of, Shares as indicated on Schedule 1 hereto (with respect to such Stockholder, together with any other Shares acquired by such Stockholder after the date hereof and during the term of the Agreement, collectively the "Owned Shares"); and

    WHEREAS, as an inducement and a condition to its entering into the Merger Agreement and incurring the obligations set forth therein, Purchaser has required that the Stockholders enter into this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

    1. Certain Definitions. Capitalized terms not defined herein have the respective meanings ascribed to them in the Merger Agreement. In addition, for purposes of this Agreement:

    "Affiliate" means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

    "Beneficially Own", "Beneficial Owner" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all Affiliates of such Person and all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder.

    "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

    "Representative" means, with respect to any Person, as applicable, such Person's officers, directors, employees, agents and representatives (including any investment banker, financial advisor, agent, representative or expert retained by or acting on behalf of such Person or its Subsidiaries).

    "Transfer" means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof, the offer to make such a sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, "Transfer" shall have a correlative meaning.

    2. Agreement to Tender; Voting of Owned Shares; Proxy. (a) If requested by the Purchaser, the Company shall take all actions necessary to provide that, prior to the Expiration Date, all Options granted to Stockholders under the Option Plans are vested and exercisable. Each Stockholder hereby agrees, if requested by the Purchaser, to exercise (on the Expiration Date but not earlier than 5 p.m. on such date) all Options granted to such Stockholder under the Option Plans, which exercise may be conditional upon the satisfaction of the following: the receipt of a notice from the Purchaser that, as of 5 p.m. on such day, it expects satisfaction of all conditions in the Offer; the delivery of an irrevocable notice by the Purchaser to the Depositary of its acceptance for payment of the tenders of the Shares pursuant to the Offer and a calculation showing that such exercise and tender will, giving effect to all Shares tendered as of 5 p.m. on such day, result in a tender of over 90% of the outstanding Shares in the Offer. In connection with such exercise, the Purchaser will indemnify the Stockholder against any and all costs, expenses and taxes incurred by such Stockholder which would not be incurred by such Stockholder if the Options were treated pursuant to Section 2.12(a) of the Merger Agreement. During the period commencing on the date hereof and continuing until the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms (such period being referred to as the "Voting Period"), each Stockholder (x) hereby agrees to validly tender (or cause the record owner of such Shares to validly tender) and sell (and not withdraw) pursuant to the Offer not later than the tenth business day after commencement of the Offer all of the Owned Shares; and (y) at any meeting (whether annual or special, and whether or not an adjourned or postponed meeting) of the Company's stockholders, however called, or in connection with any written consent of the Company's stockholders, subject to the absence of a preliminary or permanent injunction or other final order by any United States federal, state or foreign court barring such action, shall vote (or cause to be voted) all of its Owned
Shares:

        a. in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the Merger and the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof;

        b. against any action or agreement that would (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of such Stockholder under this Agreement or (B) impede, interfere with, delay, postpone, or adversely affect the Merger or the transactions contemplated thereby or hereby; and

        c. except as otherwise agreed to in writing in advance by Purchaser, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement and this Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination, involving the Company or any of its Subsidiaries; (B) any sale, lease or transfer of a material amount of the assets or business of the Company or its Subsidiaries, or any reorganization, restructuring, recapitalization, special dividend, dissolution, liquidation or winding up of the Company or its Subsidiaries;
    (C) any change in the present capitalization of the Company, including any proposal to sell any equity interest in the Company or any of its Subsidiaries or any amendment of the Restated Certificate of Incorporation or Bylaws of the Company; (D) any change in the majority of the Board of Directors; (E) any other change in the Company's corporate structure or business; and (F) any other action which is intended or could reasonably be expected to impede, interfere with, delay, postpone, discourage or affect the Merger, the transactions contemplated by the Merger Agreement or this Agreement or the contemplated economic benefits of any of the foregoing. No Stockholder shall enter into any agreement, arrangement or understanding with any Person the effect of which would be inconsistent with or violative of the provisions and agreement contained in this Section 2(a).

    (b) IRREVOCABLE PROXY. EACH STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS PURCHASER, DR. KURT J. KINZIUS AND MARCO DE BENEDETTI, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF PURCHASER, AND ANY INDIVIDUAL WHO

SHALL HEREAFTER SUCCEED TO ANY SUCH OFFICE OF THE PURCHASER, AND ANY OTHER DESIGNEE OF PURCHASER, EACH OF THEM INDIVIDUALLY, SUCH STOCKHOLDER'S IRREVOCABLE (UNTIL THE END OF THE VOTING PERIOD) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE OWNED SHARES OF THE STOCKHOLDER AS INDICATED IN
SECTION 2(a) ABOVE. THE STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE END OF THE VOTING PERIOD) AND COUPLED WITH AN INTEREST AND SHALL TAKE SUCH FURTHER ACTIONS AND EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY THE STOCKHOLDER WITH RESPECT TO THE OWNED SHARES.

    3. (a) Restrictions on Transfer, Other Proxies. No Stockholder shall, until the expiration of the Voting Period, directly or indirectly: (i) Transfer to any Person any or all Owned Shares; (ii) except as provided in Section 2(b), grant any proxies or powers of attorney, deposit any Owned Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to such Owned Shares; or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or would result in a breach by such Stockholder of its obligations under this Agreement or a breach by the Company of its obligations under the Merger Agreement. Notwithstanding the foregoing, the Stockholder may transfer Shares to (x) an Affiliate of the Stockholder, (y) any member of the immediate family of the Stockholder or trusts for the benefit of family members of the Stockholder or (z) any organizations qualifying under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, in each case under clauses (x), (y) and (z), that agrees to be bound by this Agreement.

    (b) Notwithstanding anything herein to the contrary, the Stockholder may exercise Options pursuant to a "cashless exercise" or similar provision, such that the number of Shares actually received may be less than the number of Shares set forth on Schedule 1.

    (c) Each Stockholder hereby agrees, during the Voting Period, to place the following legend on any and all certificates representing any Owned Shares:

    THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER PURSUANT TO THAT CERTAIN STOCKHOLDERS AGREEMENT, DATED AS OF DECEMBER 11, 1998, BY AND AMONG THE STOCKHOLDERS OF CELLULAR COMMUNICATIONS INTERNATIONAL, INC. PARTY THERETO, CELLULAR COMMUNICATIONS INTERNATIONAL, INC. AND KENSINGTON ACQUISITION SUB, INC. AND ANY TRANSFER OF SUCH SHARES IN VIOLATION OF THE TERMS OF SUCH AGREEMENT SHALL BE NULL AND VOID AND OF NO EFFECT WHATSOEVER.

    4. No Solicitation. (a) Other than as required in his capacity as director of the Company (or as an officer of the Company acting at the direction of the Board of Directors of the Company) under applicable law and fiduciary duties, in which case his actions shall be restricted solely by the terms of the Merger Agreement, each Stockholder and its Affiliates shall not, and shall instruct their respective officers, directors, employees, agents or other Representatives not to,

    (i) directly or indirectly solicit, initiate, or encourage (including by way of furnishing nonpublic information or assistance), or take any other action to facilitate, any inquiries or proposals from any Person that constitute, or may reasonably be expected to lead to, a Takeover Proposal,

    (ii) enter into, maintain, or continue discussions or negotiations with any party (other than Purchaser) in furtherance of such inquiries or to obtain a Takeover Proposal, and shall use their best efforts to cause any such party in possession of confidential information about the Company that was furnished by or on behalf of the Stockholder to return or destroy all such information in the possession of any such party (other than the Company) or in the possession of any Representative of any such party,

    (iii) agree to or endorse any Takeover Proposal, or

    (iv) authorize or permit the Stockholder's or any of its Affiliates' Representatives to take any such action.

    (b) During the Voting Period, other than as required in his capacity as director of the Company (or as an officer of the Company acting at the direction of the Board of Directors of the Company) under applicable law and fiduciary duties, in which case his actions shall be restricted solely by the terms of the Merger Agreement, each Stockholder shall not, and shall cause its Affiliates not to, directly or indirectly, make any public comment, statement or communication, or take any action that would otherwise require any public disclosure by such Stockholder, the Company, Purchaser or any other Person, concerning the Merger and the other transactions contemplated by the Merger Agreement and this Agreement except for any disclosure (i) concerning the status of the Stockholder as a party to this Agreement, the terms hereof, and its Beneficial Ownership of Shares required pursuant to Section 13(d) of the Exchange Act or (ii) required in the Proxy Statement (as defined in the Merger Agreement).

    5. Proprietary Information. Except as required by law, no Stockholder and no Representative of any Stockholder shall, at any time, directly or indirectly, make use of or divulge or otherwise disclose to any Person other than Purchaser, any trade secret, confidential information or other proprietary information or data (including any financial data, mailing lists, customer lists or employee data or records) concerning the business or policies of the Company or its Subsidiaries that such Stockholder or any of its Representatives may have learned as a stockholder, employee, officer or director of the Company or any of its Subsidiaries.

    6. Representations and Warranties of the Stockholder. Each Stockholder hereby severally represents, warrants and covenants to Purchaser as follows:

    (a) Due Authorization, Etc. Such Stockholder has all necessary power and authority to enter into and perform this Agreement and its obligations hereunder, and no other proceedings or actions on the part of such Stockholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. Such Stockholder currently has good, valid and marketable title to the Owned Shares, free and clear of all security interests, liens, claims, charges, encumbrances, equities and options of any nature whatsoever, and with no restriction on the voting rights pertaining thereto. The Stockholder further warrants that there are no outstanding options, warrants or rights to purchase or acquire, or agreements relating to, any of the Owned Shares.

    (b) Enforceability. This Agreement constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms. Neither the execution and delivery of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby shall conflict with or constitute a violation of or default under any contract, commitment, agreement, arrangement or restriction of any kind to which such Stockholder is a party or by which such Stockholder is bound.

    (c) Voting Rights. Except as provided in Section 2(b) hereof, such Stockholder has sole power to vote and to dispose of the Owned Shares, and sole power to issue instructions with respect to the Owned Shares to the extent appropriate in respect of the matters set forth in this Agreement, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Owned Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

    (d) No Filings. Except for filings, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act and the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal governmental body or authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this

Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of its properties or assets (including the Owned Shares) may be bound, or (B) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to such Stockholder or any of its properties or assets.

    (e) Such Stockholder understands and acknowledges that Purchaser is entering into the Merger Agreement, and is incurring the obligations set forth therein, in reliance upon the Stockholder's execution and delivery of this Agreement.

    7. Representations and Warranties of Purchaser. Purchaser hereby represents, warrants and covenants to each Stockholder as follows:

    (a) Due Authorization, Etc. Purchaser has all necessary corporate power and authority to enter into and perform this Agreement and its obligations hereunder, and no other proceedings or actions on the part of Purchaser are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

    (b) Enforceability. This Agreement constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms. Neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby shall conflict with or constitute a violation of or default under any contract, commitment, agreement, arrangement or restriction of any kind to which Purchaser is a party or by which Purchaser is bound.

    (c) No Filings. Except for filings, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act and the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Purchaser, the consummation by Purchaser of the transactions contemplated hereby or compliance by Purchaser with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of Purchaser, or (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Purchaser is a party or by which Purchaser or any of its properties or assets may be bound, or violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Purchaser or any of its properties or assets.

    8.  Certain Covenants.

    (a) No Sale. No Stockholder shall sell, transfer, assign, pledge, hypothecate or otherwise dispose of or limit its right to vote in any manner any of the Owned Shares which are the subject matter of this Agreement except pursuant to the terms hereof.

    (b) Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

    9. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in any New York State court located in the Borough of Manhattan, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the State of New York or any New York State court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

    10.  Miscellaneous.

    (a) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties, except that Purchaser may assign its rights and obligations, in whole or in part, to any of its Affiliates, but no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    (b) Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

    (c) Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made
(i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, (ii) on the first business day following dispatch by an internationally recognized overnight courier service to a domestic addressee,
(iii) on the third business day following dispatch by an internationally recognized overnight courier service to a international addressee and (iv) on the tenth business day after deposit with a national mail service, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

    (i) if to the Company, to:

    Cellular Communications International, Inc.
    110 East 59th Street
    New York, New York 10022
    Attn: Richard Lubasch, Esq.
    Fax: (212) 906-8497

    with a copy to:

    Skadden, Arps, Meagher & Flom LLP
    919 Third Avenue
    New York, New York 10022
    Attn: Thomas H. Kennedy, Esq.
    Fax: (212) 735-2000

    (ii) if to Purchaser, to:

    Mannesmann AG
    Am Wallgraben 125
    D-70565 Stuttgart
    Germany
    Attn: Dr. Kurt J. Kinzius
    Fax: 49-711-990-2201

    and

    Olivetti S.p.A.
    Via Lorenteggio 257
    20152 Milan
    Italy
    Attn: Marco De Benedetti
    Fax: 39-2-4836-6700

    with a copy to:

    Willkie Farr & Gallagher
    787 Seventh Avenue
    New York, New York 10019-6099
    Attn: Neil Novikoff, Esq.
    Fax: (212) 728-8111

    (iii) if to a Stockholder, as set forth on Schedule 1 hereto.

    (d) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

    (e) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    (f) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    (g) Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Option Agreement and the Merger Agreement (together with the other documents and instruments referred to in the Option Agreement, the Merger Agreement and the exhibits and disclosure schedules thereto) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, and
(b) are not intended to confer upon any person other than the parties hereto any rights or remedies.

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto on the date first above written.

                                              KENSINGTON ACQUISITION SUB, INC.

                                              By:        /s/ MARCO DE BENEDETTI
                                                         ----------------------------------------
                                                         Name: Marco De Benedetti
                                                         Title: Co-President and
                                                               Co-Secretary

                                              By:        /s/ DR. KURT KINZIUS
                                                         ----------------------------------------
                                                         Name: Dr. Kurt Kinzius
                                                         Title: Co-President and
                                                               Co-Secretary

                                              CELLULAR COMMUNICATIONS
                                              INTERNATIONAL, INC.

                                              By:        /s/ WILLIAM B. GINSBERG
                                                         ----------------------------------------
                                                         Name: William B. Ginsberg
                                                         Title: Chairman of the Board of
                                                               Directors, President,
                                                               Chief Executive Officer

/s/ WILLIAM B. GINSBERG
-------------------------------------------
Name: William B. Ginsberg

/s/ RICHARD J. LUBASCH
-------------------------------------------
Name: Richard J. Lubasch

/s/ STANTON N. WILLIAMS
-------------------------------------------
Name: Stanton N. Williams

/s/ GREGG GORELICK
-------------------------------------------
Name: Gregg Gorelick

/s/ DEL MINTZ
-------------------------------------------
Name: Del Mintz

/s/ SIDNEY R. KNAFEL
-------------------------------------------
Name: Sidney R. Knafel

/s/ ALAN J. PATRICOF
-------------------------------------------
Name: Alan J. Patricof

/s/ WARREN POTASH
-------------------------------------------
Name: Warren Potash

                                                                       EXHIBIT C

                                OPTION AGREEMENT

    STOCK OPTION AGREEMENT, dated as of December 11, 1998 (this "Agreement"), between Kensington Acquisition Sub, Inc., a Delaware corporation ("Purchaser"), and Cellular Communications International, Inc., a Delaware corporation (the "Company").

    WHEREAS, Purchaser and the Company, concurrently with the execution and delivery of this Agreement, have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing for, among other things, the merger of Purchaser with and into the Company (the "Merger"); and

    WHEREAS, as a condition to the willingness of Purchaser to enter into the Merger Agreement, Purchaser has required that the Company agree, and in order to induce Purchaser to enter into the Merger Agreement the Company has agreed, to grant Purchaser the Option (as defined below) upon the terms and subject to the conditions of this Agreement.

    NOW THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I
                                   THE OPTION

    SECTION 1.1 Grant of Option. The Company hereby grants to Purchaser an irrevocable option (the "Option") to purchase up to 4,338,133 newly-issued shares ("Shares") of the Common Stock, par value $.01 per share ("Company Common Stock"), of the Company at a purchase price per share of $65.75 (the "Exercise Price"), in the manner set forth in Sections 1.2 and 1.3 of this Agreement; provided, however, that in no event shall the number of Shares for which the Option is exercisable exceed 19.9% of the Company's issued and outstanding shares of Company Common Stock. The number of Shares that may be received upon the exercise of the Option and the Exercise Price are subject to adjustment as herein set forth. This Agreement shall terminate, and the Option hereby granted shall expire, on the earliest of (i) the Effective Time (as defined in the Merger Agreement) and (ii) to the extent that no Option Notice (as defined below) has theretofore been given by Purchaser, six (6) months after any termination of the Merger Agreement pursuant to Section 8.1(b), (f)(ii), (g),
(h) or (i) thereof and at the time of termination of the Merger Agreement pursuant to Section 8.1(a), (c), (d), (e) or (f)(i).

    SECTION 1.2 Exercise Of Option. At any time or from time to time prior to the termination of the Option granted hereunder in accordance with the terms of this Agreement (other than such time as Purchaser is in material breach of its obligations under the Merger Agreement), Purchaser (or its designee) may exercise the Option, in whole or in part, if on or after the date hereof:

        (a) any corporation, partnership, individual, trust, unincorporated association, or other entity or "person" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"),) other than Purchaser or any of its "affiliates" (as defined in the Exchange Act) (a "Third Party"), shall have:

           (i) commenced or announced an intention to commence a tender offer or exchange offer for any shares of Company Common Stock, the consummation of which would result in "beneficial ownership" (as defined under the Exchange Act) by such Third Party (together with all such Third Party's affiliates and "associates" (as such term is defined in the Exchange
       Act)) of 15% or more of the then outstanding voting equity of the Company (either on a primary or a fully diluted basis); or

           (ii) acquired beneficial ownership of shares of Company Common Stock which, when aggregated with any shares of Company Common Stock already owned by such Third Party, its affiliates and associates, would result in the aggregate beneficial ownership by such Third Party, its affiliates and associates of 15% or more of the then outstanding voting equity of the Company (either on a primary or a fully diluted basis); provided, however, that "Third Party" for purposes of this clause
       (ii) shall not include any corporation, partnership, person, other entity or group which beneficially owns more than 15% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis) as of the date hereof and that does not, after the date hereof, increase such ownership percentage by more than an additional 1% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis); or

        (b) any of the events described in Section 8.1(g) (so long as following the date hereof but prior to any termination there shall have been a Takeover Proposal Interest (as defined in the Merger Agreement)), 8.1(h) or 8.1(i) of the Merger Agreement that would allow Purchaser to terminate the Merger Agreement has occurred (but without the necessity of Purchaser having terminated the Merger Agreement).

    In the event that Purchaser wishes to exercise all or any part of the Option, Purchaser shall give written notice (the "Option Notice," with the date of the Option Notice being hereinafter called the "Notice Date") to the Company specifying the number of Shares it will purchase and a place and date (not earlier than three (3) nor later than twenty (20) business days from the Notice
Date) for closing such purchase (a "Closing"). Purchaser's obligation to purchase Shares upon any exercise of the Option is subject (at its election) to the conditions that (i) no preliminary or permanent injunction or other order against the purchase, issuance or delivery of the Shares issued by any federal, state or foreign court of competent jurisdiction shall be in effect (and no action or proceeding shall have been commenced or threatened for purposes of obtaining such an injunction or order), (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall have expired and (iii) there shall have been no material breach of the representations, warranties, covenants or agreements of the Company contained in this Agreement or the Merger Agreement; provided, however, that any failure by Purchaser to purchase Shares upon exercise of the Option at any Closing as a result of the nonsatisfaction of any of such conditions shall not affect or prejudice Purchaser's right to purchase such Shares upon the subsequent satisfaction of such conditions. Upon request by Purchaser, the Company will promptly take all action required to effect all necessary filings by the Company under the HSR Act.

    SECTION 1.3 Purchase of Shares. At any Closing, (i) the Company will deliver to Purchaser the certificate or certificates representing the number of Shares being purchased in proper form for transfer upon exercise of the Option in the denominations designated by Purchaser in the Option Notice, and, if the Option has been exercised in part, a new Option evidencing the rights of Purchaser to purchase the balance of the Shares subject thereto, and (ii) Purchaser shall pay the aggregate purchase price for the Shares to be purchased by delivery to the Company of a certified or bank cashier's check payable in New York Clearing House funds to the order of the Company in the amount of the Exercise Price times the number of Shares to be purchased.

    SECTION 1.4 Adjustments Upon Share Issuances, Changes in Capitalization, etc. (a) In the event of any change in Company Common Stock or in the number of outstanding shares of Company Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction or any other change in the corporate or capital structure of the Company (including, without limitation, the declaration or payment of an extraordinary dividend of cash, securities or other property), the type and number of the Shares to be issued by the Company upon exercise of the Option shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Purchaser shall receive upon exercise of the Option the number and class of shares or other securities or property that Purchaser would have received in respect to the Company Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable, and the holder of such Company Common Stock had elected to the fullest extent it would have been permitted to elect, to receive such securities, cash or other property.

    (b) In the event that the Company shall enter into an agreement (i) to consolidate with or merge into any person, other than Purchaser or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Purchaser or one of its subsidiaries, to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other person or cash or any other property, or then outstanding shares of Company Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the surviving corporation or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Purchaser or one of its subsidiaries, then, and in each such case, proper provision shall be made in the agreements governing such transaction so that Purchaser shall receive upon exercise of the Option the number and class of shares or other securities or property that Purchaser would have received in respect of Company Common Stock if the Option had been exercised immediately prior to such transaction, or the record date therefor, as applicable, and the holder of such Company Common Stock had elected to the fullest extent it would have been permitted to elect, to receive such securities, cash or other property.

    (c) The rights of Purchaser under this Section 1.4 shall be in addition to, and shall in no way limit, its rights against the Company for any breach of the Merger Agreement.

    (d) The provisions of this Agreement shall apply with appropriate adjustments to any securities for which the Option becomes exercisable pursuant to this Section 1.4.

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Purchaser as follows:

    SECTION 2.1 Authority Relative to this Agreement. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware. The Company has all necessary power and authority (corporate and otherwise) to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or for the Company to consummate such transactions. This Agreement has been duly and validly executed and delivered by the Company.

    SECTION 2.2 No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Restated Certificate of Incorporation or Bylaws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which the Company is bound or affected, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance of any kind on any of the Shares pursuant to, any agreement, contract, indenture, notice or instrument to which the Company is a party or by which the Company is bound or affected, or (iv) except for applicable requirements, if any, of the HSR Act, the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), require any filing by the Company with, or any permit, authorization, consent or approval of, any governmental or regulatory authority, domestic or foreign.

    SECTION 2.3 Option Shares. The Company has taken all necessary corporate action to authorize and reserve for issuance upon exercise of the Option a total of 4,338,133 Shares, and the Shares, when issued and delivered by the Company to Purchaser (or its designee) upon exercise of the Option will be duly authorized, validly issued, fully paid and nonassessable shares of Company Common Stock, and will be free and clear of any security interests, liens, claims, pledges, charges or encumbrances of any kind.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

    Purchaser hereby represents and warrants to the Company as follows:

    SECTION 3.1 Authority Relative to this Agreement. Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware. Purchaser has all necessary power and authority (corporate and otherwise) to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by the Board of Directors of Purchaser, and no other corporate proceeding on the part of Purchaser is necessary to authorize this Agreement or for Purchaser to consummate such transactions. This Agreement has been duly executed and delivered by Purchaser and, assuming its due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

    SECTION 3.2 No Conflict, Required Filing and Consents. The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser will not, (i) conflict with or violate the organizational documents of Purchaser, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Purchaser or by which Purchaser is bound or affected, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, contract, indenture, note or instrument to which Purchaser is a party or by which it is bound or affected or (iv) except for applicable requirements, if any, of the HSR Act, the Exchange Act and the Securities Act, require any filing by Purchaser with, or any permit, authorization, consent or approval of, any governmental or regulatory authority, domestic or foreign, except in the case of each of the foregoing clauses (i) through (iv) for any such conflicts, violations, breaches, defaults, failures to file or obtain the consent or approval of, or other occurrences that would not cause or create a material risk of non-performance or delayed performance by Purchaser of its obligations under this Agreement.

    SECTION 3.3 Investment Intent. The purchase of Shares pursuant to this Agreement is for the account of Purchaser for the purpose of investment and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act and the rules and regulations promulgated thereunder.

                                   ARTICLE IV
                             ADDITIONAL AGREEMENTS

    SECTION 4.1 Registration Rights; Listing of Shares. (a) Upon the written request of Purchaser, the Company agrees to effect up to two registrations under the Securities Act and any applicable state securities laws covering any part or all of the Option (provided that only Shares will be distributed to the public) and any part or all of the Shares purchased under this Agreement, which registration shall be continued in effect for 90 days, unless, in the written opinion of counsel to the Company, addressed to Purchaser and reasonably satisfactory in form and substance to counsel for Purchaser, such registration is not required for the sale and distribution of such Shares in the manner contemplated by Purchaser. The registration effected under this paragraph shall be effected at the Company's expense except for any underwriting commissions. If Shares are offered in a firm commitment underwriting, the Company will provide reasonable and customary indemnification to the underwriters. In the event of any demand for registration pursuant to this paragraph, the Company may delay the filing of the registration statement for a period of up to 90 days if, in the good faith judgment of the Board of Directors of the Company, such delay is necessary in order to avoid interference with a planned material transaction involving the Company. In the event the Company effects a registration of Company Common Stock for its own account or for any other stockholder of the Company (other than on Form S-4 or Form S-8 or any successor or similar form), it shall allow Purchaser to participate in such registration; provided, however, that if the managing underwriters in such offering advise the Company in writing that in their opinion the number of shares of Company Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, the Company will include the securities requested to be included therein pro rata among the holders requesting to be included.

    (b) The Company shall, at its expense, use its best efforts to cause the Shares to be approved for listing on the Nasdaq National Market (the "NNM") subject to notice of issuance, as promptly as practicable following the date of this Agreement, and will provide prompt notice to the NNM of the issuance of each Share pursuant to any exercise of the Option.

    SECTION 4.2 Right to Sell Option. At any time that Purchaser is entitled to exercise the Option pursuant to Section 1.2 hereof, Purchaser may elect, in its sole discretion, to sell the Option to the Company in lieu of exercising the Option. The Company shall be required to purchase the Option from Purchaser on the third business day after the Purchaser gives the Company written notice of such election for a cash price (payable by certified or official bank check in same day funds to Purchaser or its designee) equal to the product of the number of Shares then covered by the Option multiplied by the excess over the Exercise Price of the greater of (x) the closing price of a share of Company Common Stock on the NNM on the last trading day prior to the date of such notice and (y) the highest price per share of Company Common Stock paid or proposed to be paid to any holder thereof by any person in any Takeover Proposal (as defined in the Merger Agreement). The Company shall give Purchaser prompt written notice of the occurrence of any event set forth in Section 1.2 hereof and of any agreements or proposals relating to such an event, but the failure to give any such notice shall not limit Purchaser's right to require the Company to purchase the Option pursuant to this Section 4.2.

    SECTION 4.3 Limitation on Profit. (a) Notwithstanding any other provision of this Agreement, in no event shall Purchaser's Total Profit (as defined below) exceed $14 million and, if it otherwise would exceed such amount, Purchaser, at its sole election, shall either (a) reduce the number of shares of Company Common Stock subject to the Option, (b) deliver to the Company for cancellation Shares previously purchased by Purchaser, (c) pay cash to the Company, or (d) any combination thereof, so that Purchaser's actually realized Total Profit shall not exceed $14 million after taking into account the foregoing actions.

    (b) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) (x) the net cash amounts received by Purchaser pursuant to the sale of Shares (or any other securities into which such Shares are converted or exchanged) to any unaffiliated party, less (y) Purchaser's purchase price of such Shares, and (ii) any Notional Total Profit (as defined below).

    (c) As used herein, the term "Notional Total Profit" with respect to the total number of Shares as to which Purchaser could propose to exercise the Option shall be the Total Profit determined as of the date of such proposal assuming that the Option were fully exercised on such date for such number of Shares and assuming that such Shares, together with all other Shares held by Purchaser and its affiliates as of such date, were sold for cash at the closing market price for the Company Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

    SECTION 4.4 Transfer of Shares; Restrictive Legend. Purchaser agrees not to transfer or otherwise dispose of the Shares, or any interest therein, without first providing to the Company an opinion of counsel for Purchaser, reasonably satisfactory in form and substance to counsel for the Company, to the effect that such transfer or disposition will not violate the Securities Act or any applicable state law governing the offer and sale of securities, and the rules and regulations thereunder. Purchaser further agrees to the placement on the certificate(s) representing the Shares of the following legend:

        "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

provided that upon provision to the Company of any opinion of counsel for Purchaser, reasonably satisfactory in form and substance to counsel for the Company, to the effect that such legend is no longer required under the provisions of the Securities Act or applicable state securities laws, the Company shall promptly cause new unlegended certificates representing such Shares to be issued to Purchaser against surrender of such legended certificates.

    SECTION 4.5 Best Efforts. Subject to the terms and conditions of this Agreement, Purchaser and the Company shall each use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any governmental or regulatory authority in connection with this Agreement or the transactions contemplated hereby.

    SECTION 4.6 Further Assurances. The Company shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Purchaser the power to carry out the provisions of this Agreement. If Purchaser shall exercise the Option, or any portion thereof, in accordance with the terms of this Agreement, the Company shall, without additional consideration, execute and deliver all such further documents and instruments and take all such further action as Purchaser may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

    SECTION 4.7 Survival. All of the representations, warranties and covenants contained herein shall survive a Closing and shall be deemed to have been made as of the date hereof and as of the date of each Closing.

                                   ARTICLE V
                                 MISCELLANEOUS

    SECTION 5.1 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, without any requirement for securing or posting any bond, in addition to any other remedy at law or equity.

    SECTION 5.2 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

    SECTION 5.3 Amendment; Assignment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto and specifically referencing this Agreement. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that the rights and obligations of Purchaser hereunder may, upon written notice to the Company prior to or promptly following such action, be assigned by Purchaser to any of its corporate affiliates, but no such transfer shall relieve Purchaser of its obligations hereunder if such transferee does not perform such obligations.

    SECTION 5.4 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provisions hereof or thereof shall not affect the validity and enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof, to any person or entity or any circumstances is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

    SECTION 5.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

    SECTION 5.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but each of which together shall constitute one and the same document.

    SECTION 5.7 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, (ii) on the first business day following dispatch by an internationally recognized overnight courier service to a domestic addressee,
(iii) on the third business day following dispatch by an internationally recognized overnight courier service to a international addressee and (iv) on the tenth business day after deposit with a national mail service, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

    (a) if to the Company, to:

        Cellular Communications International, Inc.
      110 East 59th Street
      New York, New York 10022
      Attn: Richard Lubasch, Esq.
      Fax: (212) 906-8497

    with a copy to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      919 Third Avenue
      New York, New York 10022
      Attn: Thomas H. Kennedy, Esq.
      Fax: (212) 735-2000

    (b) if to Purchaser, to:

        Mannesmann AG
      Am Wallgraben 125
      D-70565 Stuttgart
      Germany
      Attn: Dr. Kurt J. Kinzius
      Fax: 49-711-990-2201

        and

        Olivetti S.p.A.
        Via Lorenteggio 257
      20152 Milan
      Italy
      Attn: Marco De Benedetti
      Fax: 39-2-4836-6700

    with a copy to:

      Willkie Farr & Gallagher
      787 Seventh Avenue
      New York, New York 10019-6099
      Attn: Neil Novikoff, Esq.
      Fax: (212) 728-8111

    SECTION 5.8 Binding Effect. The terms of this Agreement shall inure to the benefit of and be binding upon by the successors and assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement, or their respective successors or assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

    IN WITNESS WHEREOF, each of the Company and Purchaser have caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                CELLULAR COMMUNICATIONS INTERNATIONAL, INC.

                                By:  /s/ WILLIAM B. GINSBERG
                                     -----------------------------------------
                                     Name: William B. Ginsberg
                                     Title: Chairman of the Board of Directors,
                                            President, Chief Executive Officer

                                KENSINGTON ACQUISITION SUB, INC.

                                By:  /s/ MARCO DE BENEDETTI
                                     -----------------------------------------
                                     Name: Marco De Benedetti
                                     Title: Co-President and Co-Secretary

                                By:  /s/ DR. KURT KINZIUS
                                     -----------------------------------------
                                     Name: Dr. Kurt Kinzius
                                     Title: Co-President and Co-Secretary

                                                                       EXHIBIT D

                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION

                          8 DEL. C. SECTION262 (1998)

Section 262. Appraisal rights

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section251 (other than a merger effected pursuant to Section251(g) of this title), Section252, Section254, Section257, Section258, Section263 or Section264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

        a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

        b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

        c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

        d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section228 or Section253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the tendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the tendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                             EXHIBIT E

                                                                 WASSERSTEIN PERELLA & CO., INC.
                                                                 31 WEST 42 STREET
                                                                 NEW YORK, NEW YORK 10019-6118
                                                                 TELEPHONE 212-969-2700
            [LOGO]                                               FAX 212-969-7836

                                  December 11, 1998

Board of Directors
Cellular Communications International, Inc.
110 East 59th Street
New York, NY 10019

Gentlemen:

    You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, par value $0.01 per share (the "Shares"), of Cellular Communications International, Inc. (the "the Company") of the consideration to be received by such holders (other than Purchaser, such term as defined herein, and its affiliates) pursuant to the terms of the Agreement and Plan of Merger, dated as of December 11, 1998 (the "Merger Agreement"), among the Company and Kensington Acquisition Sub, Inc. ("Purchaser"), a Delaware corporation wholly-owned jointly by Mannesmann AG ("Mannesmann") and Olivetti S.p.A. ("Olivetti", and together with Mannesmann, the "Guarantors"). The Merger Agreement provides for, among other things, a cash tender offer by Purchaser to acquire all of the outstanding Shares at a price of $65.75 per Share (the "Tender Offer"), and for a subsequent merger of Purchaser with and into the Company pursuant to which each remaining outstanding Share not purchased in the Tender Offer (other than any Shares held in the treasury of the Company, any shares owned by Purchaser, its subsidiaries or affiliates, or Shares held by a holder who has demanded and perfected his demand for appraisal of his Shares in accordance with Delaware law) will be converted into the right to receive $65.75 in cash (the "Merger" and, together with the Tender Offer, the "Transaction"). The terms and conditions of the Transaction are set forth in more detail in the Merger Agreement. Pursuant to a Guarantee, dated December 11, 1998 (the "Guarantee") among the Company, Mannesmann and Olivetti, the Guarantors have guaranteed the certain obligations of the Purchaser pursuant to the Merger Agreement.

    In connection with rendering our opinion, we have reviewed the Merger Agreement. We have also reviewed and analyzed certain publicly available business and financial information relating to the Company for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of the Company and provided to us for purposes of our analysis, and we have met with management of the Company to review and discuss such information and, among other matters, the Company's business, operations, assets, financial condition and future prospects.

    We have reviewed and considered certain financial and stock market data relating to the Company, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company or one or more of its businesses or assets, and we have reviewed and considered terms and conditions of certain recent acquisitions and business combination transactions in the cellular telecommunications industry specifically, and in other industries generally, that we believe to be relevant to our inquiry. We have also performed such other financial studies, analyses, and investigations and reviewed such other information, including certain terms and conditions of the agreements relevant to the Company's investment in Omnitel-Sistemi Radiocellulari Italiani S.p.A., as we considered appropriate for purposes of this opinion.

    In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any of such information. We have also assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to us, and we have assumed that such

Board of Directors
December 11, 1998
Page 2

projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's management. We express no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, we have not reviewed any of the books and records of the Company, or assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company, and no such independent valuation or appraisal was provided to us. We also have assumed that the transactions described in the Merger Agreement will be consummated without waiver or modification of any of the material terms or conditions contained therein by any party thereto. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof.

    It should be noted that in the context of our current engagement by the Company, we were not authorized to and did not solicit third party indications of interest in acquiring all or any part of the Company, or investigate any alternative transactions that may be available to the Company.

    In the ordinary course of our business, we may actively trade the debt and equity securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our service, a significant portion of which is contingent upon the consummation of the Transaction. We will also receive a fee for rendering this opinion. In addition, we and our affiliates have provided investment banking services to the Company from time to time and have received customary compensation for such services. We acted as co-manager of the Company's offerings of EURO 235 million (face value) of 9.5% Senior Discount Notes due 2005 and $75 million of 6% Convertible Subordinated Notes due 2005.

    Our opinion addresses only the fairness from a financial point of view to the shareholders of the Company of the consideration to be received by such shareholders pursuant to the Transaction, and we do not express any views on any other terms of the Transaction. Specifically, our opinion does not address the Company's underlying business decision to effect the transactions contemplated by the Merger Agreement.

    It is understood that this letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction, and except for inclusion in its entirety in any proxy statement required to be circulated to shareholders of the Company relating to the Merger or tender offer recommendation statement on Schedule 14D-9 from the Company to holders of Shares relating to the Transaction, may not be quoted, referred to or reproduced at any time or in any manner without our prior written consent. This opinion does not constitute a recommendation to any shareholder with respect to whether such holder should tender Shares pursuant to the Tender Offer or as to how such holder should vote with respect to the Merger, and should not be relied upon by any shareholder as such.

    Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof, $65.75 per Share cash consideration to be received by the shareholders of the Company (other than Purchaser and its affiliates) pursuant to the Tender Offer and the Merger is fair to such shareholders form a financial point of view.

                                          Very truly yours,

                                          /s/ WASSERSTEIN PERELLA & CO., INC.
                                          Wasserstein Perella & Co., Inc.